As filed with the Securities and Exchange Commission on May 17, 2006

Registration No. 333-132913

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSC-Medical Services Company

(Exact name of Registrant as specified in its charter)

Florida	8000	59-2997634
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification No.)

11764-1 Marco Beach Drive

Jacksonville, FL 32224

(904) 646-0199

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph P. Delaney

President and Chief Executive Officer

MSC–Medical Services Company

11764-1 Marco Beach Drive

Jacksonville, FL 32224

(904) 646-0199

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Timothy A. Crass, Esq. Vice President and General Counsel MSC–Medical Services Company 11764-1 Marco Beach Drive Jacksonville, FL 32224	Jane D. Goldstein, Esq. Ropes & Gray LLP One International Place Boston, MA 02110

Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Senior Secured Floating Rate Notes due 2011	$150,000,000	100%	$150,000,000	N/A(2)
Guarantee of Senior Secured Floating Rate Notes due 2011	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended. (the “Securities Act”).
(2)	Previously paid.
(3)	Pursuant to Rule 457(n) under the Securities Act, no registration free is required with respect to the guarantee.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANT

Exact Name of Registrant as Specified in its Charter	State of Incorporation	Primary Standard Industry Classification Code Number	I.R.S. Employer Identification Number
MCP-MSC Acquisition, Inc.	Delaware	8000	20-2461067

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 17, 2006

PROSPECTUS

[MSC Logo]

MSC-MEDICAL SERVICES COMPANY

OFFER TO EXCHANGE

$150,000,000 principal amount of our outstanding Senior Secured Floating Rate Notes due 2011 for new Senior Secured Floating Rate Notes due 2011

We are offering to exchange our Senior Secured Floating Rate Notes due 2011, or the exchange notes, for our currently outstanding Senior Secured Floating Rate Notes due 2011, or the outstanding notes. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture. We are also hereby offering the guarantee of the exchange notes for the guarantee of the outstanding notes described herein.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on, [ ], 2006, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

You should consider carefully the risk factors beginning on page 14 of this prospectus before participating in the exchange offer.

Neither the United States Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2006.

[Inside Front Cover]

This prospectus incorporates important business and financial information about the company that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to MSC-Medical Services Company, 11764-1 Marco Beach Drive, Jacksonville, FL 32224, Attn: Gary Jensen. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before [                    ] , 2006, the date they must make their investment decision.

Prospectus Summary

This summary does not contain all of the information that is important to you. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes included elsewhere herein, before you decide to invest.

Unless the context indicates or otherwise requires, the terms “our company,” “we,” “us,” “our,” and “MSC” refer to MSC-Medical Services Company and “our parent” refers to the owner of 100% of our equity interests, MCP-MSC Acquisition, Inc. MSC-Medical Services Company became a wholly owned subsidiary of MCP-MSC Acquisition, Inc. on March 31, 2005. Unless otherwise noted, references to “pro forma” and other financial terms have the meanings set forth under “Summary Historical and Pro Forma Financial and Operating Information.”

Our Company

Management believes MSC is the second largest procurement provider of ancillary health care products and services to workers’ compensation payors in the United States, based on its knowledge of the industry. We coordinate the delivery of products and services from our vendor network to workers’ compensation patients on behalf of our clients, which include payors such as insurers and third party administrators, or TPAs. By offering our clients a “one stop shop” to outsource these activities, we offer payors cost savings by leveraging purchasing volumes and by reducing the administrative burdens associated with directly procuring such products and services. We serve 22 of the 25 largest workers’ compensation insurers and all 10 of the largest TPAs, as well as self-insured corporations and government entities. These statistics are based upon management’s calculations, taking into account available data.

We have built a proprietary nationwide network of over 7,000 vendors to provide over 20,000 health care products and services to ill or injured workers. After a physician treats the affected worker, a regimen of care is prescribed, including a suite of ancillary products and services to be delivered outside the clinical setting. The ancillary products and services that we provide can be divided into two groups:

•	Pharmaceuticals: The Company’s Pharmacy Benefit Management (“PBM Services”) and Mail Order Pharmacy product lines together represented 54% of first quarter 2006 revenues and 53% of our 2005 revenues. We administer prescription drug services through a retail card program and also offer mail order delivery services.

•	Medical Products and Services: The Medical Devices, Orthotics & Prosthetics, Durable Medical Equipment and Medical Supplies product lines represented 28% of first quarter 2006 revenues and 30% of the Company’s 2005 revenues. The Home Health Services and Transportation product lines represented 17.5% of first quarter 2006 revenues and 17% of 2005 revenues. Collectively all of these product lines are referred to as Ancillary Products. With each of the Ancillary Products, we identify vendors from our network, procure products and services and follow up with patients in an effort to ensure their satisfaction with the products and services delivered.

Case managers typically handle hundreds of cases at a time and may need to order multiple ancillary products and services over a period of months to years for each case. We streamline the time-consuming process of administering, procuring and billing for these products and services, which we estimate represent only approximately 18% of total workers’ compensation claims expense. Our clients have increasingly outsourced these activities to enable their case managers to focus on managing indemnity payments and hospital, clinic and physician costs, which we estimate represent the remaining 82% of the claims expense. A typical case management process involving our Ancillary products and services proceeds as follows:

•	A workers’ compensation payor is notified of a workers’ compensation injury and assigns the claim to a case manager;

•	The case manager administers indemnity payments and coordinates medical care with hospitals and doctors;

•	As needs for our products and services arise after the patient is discharged from the hospital, the case manager contacts an MSC customer service representative (“CSR”);

•	Our CSR identifies the optimal supplier (by quality, location and price) from our vendor network, obtains service or product authorization (either written or verbal) from the payor and subsequently contacts the patient in an effort to ensure patient satisfaction with products and services delivered; and

•	We send a customized bill to the payor.

Our PBM Services enable clients to more effectively manage pharmaceutical costs. Our pharmacy service offering provides patients with a retail card to present to pharmacists for workers’ compensation related drugs and contacts patients before and after delivery of the retail card to encourage its use. By increasing usage rates, we help clients realize direct cost savings through the lower prices we have negotiated via our network. In addition, our program enables clients to more effectively manage their overall spending on pharmaceuticals by controlling drug utilization through a customized formulary. Our efforts to increase card usage are particularly important to workers’ compensation payors because legislation generally does not allow a payor to limit claimants’ use of a specific provider network.

We employ a two-pronged sales and marketing strategy that targets clients’ corporate and field offices. At the corporate level, we seek designation as a preferred provider for our product and service offerings. Obtaining preferred provider status typically indicates that our client will work, in conjunction with our salesforce, to increase usage of our products and services by case managers. In the field offices, our salesforce educates case managers on the benefits of using our services, thereby increasing our penetration rate within that particular customer account.

We have a significant recurring revenue base given the long-term care profile of many of the patients we serve, which we believe provides visibility into future revenue relating to these patients. For example, we generated 91% of our 2005 revenue from patients who were injured in 2004 or earlier. Based on historical revenue retention patterns, we believe that products and services provided to patients we served in 2005 will contribute approximately $224 million to 2006 revenues, or 74% of our total 2005 revenue. We refer to this as our 2006 backlog. This backlog methodology has historically been a reasonably accurate predictor of the following year’s revenue from existing patients; however, we cannot assure you that all of the 2006 backlog will be realized.

The Transactions

The Acquisition

On March 31, 2005, through a series of transactions, we were acquired (the “Acquisition”) by MCP-MSC Acquisition, Inc., a Delaware corporation formed by investment funds affiliated with Monitor Clipper Partners, LLC, certain other institutional investors and members of management. The total cost of the Acquisition was $369.0 million, including transaction fees and expenses and repayment of existing debt and a $0.4 million working capital adjustment paid in July 2005.

The Acquisition Financings

The funds necessary to complete the Acquisition (the “Financings”) were provided by (i) $9.0 million of borrowings under the $40.0 million senior secured revolving credit facility; (ii) $175.0 million of borrowings under a senior secured term loan facility; (iii) a $179.9 million aggregate cash equity investment by investment funds affiliated with Monitor Clipper Partners, LLC and certain other institutional investors; and (iv) $4.7 million of rollover equity from certain members of management.

The Refinancings

On May 12, 2005, our parent issued $38.7 million principal amount at maturity of 13.50% senior discount notes (the “senior discount notes”) and contributed $28.9 million of net proceeds from the offering, to the Company. We used that contribution, together with approximately $1.3 million in borrowings under the senior secured revolving credit facility, to refinance $30.0 million in indebtedness under our senior secured term loan facility and to pay fees and expenses in connection with the senior discount notes offering.

On June 21, 2005, the Company issued senior secured floating rate notes due 2011 in the principal amount of $150.0 million with net proceeds of $148.5 million. The Company used the net proceeds together with additional borrowings under its senior secured revolving credit facility to repay the remaining indebtedness under its senior secured term loan facility and to pay fees and expenses in connection with such offering.

We refer to the May 12 and June 21 issuances as the “Refinancings.” We refer to the Acquisition and the Financings, together with the Refinancings, as the “Transactions.”

Corporate Information

The Company’s principal executive offices are located at 11764-1 Marco Beach Drive, Jacksonville, Florida. Our telephone number is (904) 646-0199 and the Company’s website can be found at www.medservco.com. Information on the Company’s website is deemed not to be a part of this prospectus.

The Offering of the Outstanding Notes

On June 21, 2005, MSC-Medical Services Company completed a private offering of $150.0 million in aggregate principal amount of Senior Secured Floating Rate Notes due 2011, referred to in this prospectus as the outstanding notes, which was exempt from registration under the Securities Act.

We sold the outstanding notes to Banc of America Securities LLC and J.P. Morgan Securities Inc., who we collectively refer to as the initial purchasers, on June 15, 2005. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-United States persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of the outstanding notes, MSC-Medical Services Company and MCP-MSC Acquisition, Inc., who guaranteed the obligations under the outstanding notes, whom we refer to as the guarantor, entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we and the guarantor agreed to consummate the exchange offer contemplated by this prospectus.

If the exchange offer is not consummated because it is prohibited by applicable law or under certain other circumstances, we and the guarantor agreed to file a shelf registration statement to cover resales of the outstanding notes. If we and the guarantor fail to meet any of these requirements, it will constitute a default under the registration rights agreement and we and the guarantor must pay additional interest on the notes of up to 0.25% per annum for the first 90-day period after any such default. This interest rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the registration rights granted under the registration rights agreement, which registration rights terminate upon completion of the exchange offer.

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered

$150,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2011 of MSC-Medical Services Company. We are also hereby offering to exchange the guarantees of the exchange notes for the guarantees of outstanding notes as described herein.

The Exchange Offer

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [                    ], 2006. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number than the applicable outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the applicable outstanding notes in some circumstances relating to the timing of the exchange offer.

Resale

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

•	you are not an “affiliate” of MSC-Medical Services Company within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.” Any holder of outstanding notes who:

•	is an affiliate of MSC-Medical Services Company,

•	does not acquire exchange notes in the ordinary course of its business, or

•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the aforementioned position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on [                    ], 2006 unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of MSC-Medical Services Company, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedures for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes not exchanged in this exchange offer under the Securities Act.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from the date of the indenture. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

United States Federal Income Tax Considerations

The exchange of outstanding notes for exchange notes in the exchange offer is not a taxable event for United States federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Considerations” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent

U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Summary Terms of the Exchange Notes

The following is a brief summary of the material terms of the exchange notes. We refer to the exchange notes and the outstanding notes together as the “notes.” For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	MSC-Medical Services Company

Notes Offered	$150,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2011.

Maturity Date	October 15, 2011

Interest Payment Dates	The notes will pay interest quarterly in cash in arrears on October 15, January 15, April 15 and July 15 of each year, beginning on October 15, 2006.

Optional Redemption

On or after October 15, 2007, MSC may redeem some or all of the exchange notes at the redemption prices listed in the section entitled “Description of the Exchange Notes—Optional Redemption.” MSC may not redeem the exchange notes before October 15, 2007, except that at any time prior to October 15, 2007, MSC may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds of certain offerings of common equity at a redemption price equal to 100% of the principal amount of the exchange notes plus a premium equal to the interest rate per annum on the exchange notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest and Additional Interest, so long as 65% of the aggregate principal amount of the exchange notes remain outstanding immediately after each permitted redemption made with equity proceeds and the redemption must occur within 45 days of the date of the closing of such equity offerings.

Change of Control

Upon a change of control, each holder of the exchange notes may require MSC to repurchase such holder’s notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest to the purchase date.

Guarantees

MSC’s obligations under the exchange notes will be guaranteed on a senior secured basis by MCP-MSC Acquisition, Inc. and any subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture.

Ranking

The notes will be our and our guarantors’ senior secured obligations and will rank equally in right of payment with all of our and our guarantors’ existing and future unsubordinated indebtedness. The notes will be effectively junior to our and our guarantors’ indebtedness under our senior secured revolving credit facility to the extent of the value of the assets securing such facility.

Certain Covenants	The exchange notes are governed by an indenture with U.S. Bank Trust National Association as trustee. The indenture, among other things, restricts our ability to:

•	pay dividends and redeem stock or redeem subordinated debt;

•	incur additional debt;

•	sell assets;

•	enter into transactions with affiliates;

•	incur or permit to exist certain liens;

•	enter different lines of business;

•	pay any consideration to Notes holders in exchange for consent, waiver or amendment of the terms of the Indenture;

•	permit a Restricted Subsidiary to guarantee indebtedness of the Company;

•	enter into any sale and leaseback transactions;

•	sell capital stock of subsidiaries; and

•	merge or consolidate.

The covenants listed above are subject to certain exceptions and limitations described in the indenture.

Absence of an Established Market for the Exchange Notes	The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market.

Accordingly, we cannot assure you that a market for the exchange notes will develop or make any representation as to the liquidity of any market. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers advised us that they intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. See “Plan of Distribution.”

Risk Factors	You should refer to the section entitled “Risk Factors” for an explanation of certain risks in investing in the exchange notes.

Summary Historical and Pro Forma Financial and Operating Data

The following table sets forth summary historical and pro forma financial and operating data, as of the dates and for the periods indicated. For accounting purposes and consistency with our reporting periods, we have used March 31, 2005 as the effective date of the Acquisition. As a result, we have reported our operating results and financial position for all periods presented from January 1, 2003 through March 31, 2005 as those of the Predecessor and for all periods from and after April 1, 2005 as those of the Successor. The pro forma operating data reflects combined information for MSC Acquisition, Inc. (the Predecessor) and MSC (the Successor). We derived the summary historical statement of income data for the years ended December 31, 2003 and 2004 and the selected historical balance sheet data as of December 31, 2003 and 2004 from the audited consolidated financial statements of MSC Acquisition, Inc. included elsewhere in this prospectus. We derived the summary historical statement of income data for the period from April 1, 2005 through December 31, 2005 from our audited consolidated financial statements, included elsewhere in this prospectus. We derived the summary historical statement of income data for the three months ended March 31, 2006 from our unaudited interim financial statements, included elsewhere in this prospectus.

The following summary pro forma financial data gives effect, in the manner described under “Unaudited Pro Forma Consolidated Financial Information” and the notes thereto, to the Transactions, as if they had occurred on January 1, 2005. The unaudited pro forma consolidated statement of income data does not purport to represent what our results of operations would have been if the Transactions would have occurred as of the date indicated or what results will be for future periods. Our parent was incorporated on March 3, 2005 and has no operations and no assets other than its ownership of our capital stock. On May 12, 2005 our parent issued $38.7 million principal amount at maturity of 13.50% senior discount notes and contributed $28.9 million of net proceeds from the offering to us.

You should read the financial data set forth below in conjunction with, and the data is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma financial data, unaudited interim financial statements, and our audited consolidated financial statements and accompanying notes thereto for the years ended December 31, 2003, 2004 and 2005, and the three months ended March 31, 2006, included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results.

	Years Ended December 31,				Predecessor	Successor	Pro Forma Year Ended December 31, 2005	Successor
					Period from January 1, 2005 through March 31, 2005 (1)	Period from April 1, 2005 through December 31, 2005		Three Months Ended March 31, 2006
	2001	2002	2003	2004
	(dollars in thousands)
Statement of Income Data:
Net revenue	$71,885	$76,208	$187,144	$264,936	$75,060	$226,551	$301,611	$79,681
Cost of revenue	53,758	63,223	152,412	218,014	61,055	185,411	246,466	64,311
Gross profit	18,127	12,985	34,732	46,922	14,005	41,140	55,145	15,370
Operating expenses	11,894	6,817	19,628	30,536	11,706	27,204	38,923	11,365
Transaction expenses	—	—	—	—	24,697 (2)	—	24,697	—
Adjustment to accounts receivable	—	—	—	—	—	18,527 (3)	18,527	—
Adjustment to sales tax liability	—	—	—	—	—	3,047 (4)	3,047	—
Depreciation and amortization	280	1,053	2,218	3,101	785	8,273	10,984	2,890
Operating income (loss)	5,953	5,115	12,886	13,285	(23,183)	(15,911)	(41,033)	1,115
Interest expense	105	1,446	2,603	3,432	1,469	20,874	27,339	5,009
Income (loss) before income tax expense	5,848	3,669	10,283	9,853	(24,652)	(36,785)	(68,372)	(3,894)
Income tax expense (benefit)	—	1,434	3,994	4,112	(9,675)	(14,019)	(26,368)	(1,462)
Net income (loss)	$5,848	$2,235	$6,289	$5,741	$(14,977)	$(22,766)	$(42,004)	$(2,432)

(1)	Represents combined financial data for MSC Acquisition, Inc., the predecessor, and MSC, the successor, and includes the Successor’s net loss of $291 for the three months ended March 31, 2005 of $500 in interest expense and a tax benefit of $209.

(2)	Transaction expenses of $24.7 million for the three months ended March 31, 2005 were related to the sale of the company and include the following: a $7.3 million long-term incentive payment to the former Senior Vice President of Sales and Marketing pursuant to the terms of his employment contract; $7.1 million in fees to former owners; $6.2 million in fees to the Company’s financial advisor, a $2.6 million long-term incentive payment to a former officer pursuant to the terms of his employment contract; $0.6 million in payments to employees; $0.6 million in legal expenses; $0.1 million in accounting-related expenses; and $0.2 million in other fees and expenses.
(3)	Adjustment to accounts receivable of $18.5 million for the nine months ended December 31, 2005 relates to a write-off of accounts receivable and an increase in the reserve for doubtful accounts. The charge includes a $10.5 million write-off of accounts receivable, of which $5.4 million was previously reserved, and a $13.4 million increase in the reserve for doubtful accounts. See also the information contained in “Management Discussion and Analysis of Financial Condition and Results of Operation.”
(4)	Adjustment to Sales Tax Liability of $3.0 million for the nine months ended December 31, 2005 was a result of inquiries from several states regarding the Company’s sales tax filing practices. Based on these inquiries, the Company performed a review of its existing liability for sales tax payable. This analysis included researching the taxability of the Company’s product categories in all states, the voluntary disclosure benefits, and the sales tax exposure existing with all states. The Company’s analysis was completed in the third quarter of 2005 and accordingly the Company incurred a charge and a corresponding adjustment to increase its sales tax liability.

	Years Ended December 31,
	2003	2004	2005
	(dollars in thousands, except patient-related data)
Other Financial and Operating Data:
Total patients served during period	120,859	157,431	188,144
Revenue per patient	$1,548	$1,683	$1,603
Capital expenditures	3,832	1,817	2,776
EBITDA(2)	15,104	16,386	(30,036)
Adjusted EBITDA(2)	15,104	22,111	23,583

	Three Months Ended
	December 31, 2004	March 31, 2005 (1)	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
	(unaudited) (dollars in thousands)
Summary Quarterly Financial Data:
Revenue	$74,424	$75,060	$75,370	$76,669	$74,512	$79,681
EBITDA(2)	6,223	(22,398)	5,733	(13,828)	457	4,005
Adjusted EBITDA(2)	7,205	7,227	6,556	5,342	4,458	5,093
Capital expenditures	248	364	567	605	1,240	1,134

(1)	Represents combined financial data for MSC Acquisition, Inc., the predecessor, and MSC, the successor, and includes the Successor’s net loss of $291 for the three months ended March 31, 2005 of $500 in interest expense and a tax benefit of $209.
(2)

EBITDA represents net income before income tax expense, interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA before certain charges and excludes management fees paid to sponsors and non-cash stock compensation expense. These charges, for example, include costs related to the sale of our company, adjustments to accounts receivable and state sales taxes, former owners’ excess compensation and transition costs, and strategic consulting fees. EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles, which we also refer to as GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. We have included this financial information to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and because certain covenants in our borrowing arrangements, including the notes, are tied to similar measures. Adjusted EBITDA is a material component of these covenants. For instance, our senior secured credit facility contains financial covenant ratios, specifically first lien leverage and fixed charge coverage ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facility could result in the requirement to immediately repay all amounts outstanding under such facilities. Adjusted EBITDA reflects how our management analyzes our operating performance. Furthermore, our budgeting process is based on Adjusted EBITDA measures. While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table contains a reconciliation of our net income to EBITDA and Adjusted EBITDA for the specified periods.

	Three Months Ended
	December 31, 2004	March 31, 2005 (l)	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006
	(unaudited) (dollars in thousands)
Net income (loss)	$2,649	$(14,977)	$(4,827)	$(13,063)	$(4,876)	$(2,432)
Income tax expense (benefit)	1,898	(9,675)	(3,048)	(8,354)	(2,617)	(1,462)
Interest expense	943	1,469	10,910	4,827	5,137	5,009
Depreciation and amortization	733	785	2,698	2,762	2,813	2,890

EBITDA	6,223	(22,398)	5,733	(13,828)	457	4,005
Costs related to the sale of the Company(a)	—	24,697	—	—	—	—
Accounts receivable and sales tax charges	51	—	—	18,527	3,047	—
Non-cash stock compensation expense(b)	119	4,266	—	—	—	—
Former owners’ excess compensation and transition costs(c)	453	425	95	48	30	—
Information technology conversion expenses and related costs(d)	196	57	529	332	148	—
Strategic consulting fees(e)	44	—	—	—	—	—
Management fee(f)	113	113	125	125	125	125
Temporary staffing(g)	—	7	—	92	454	335
SEC filing related expenses(h)	—	—	—	—	—	264
Severance(i)	—	—	—	—	—	188
Consulting fees(j)	—	—	—	—	—	157
Other charges(k)	6	60	74	59	84	19

Adjusted EBITDA	$7,205	$7,227	$6,556	$5,342	$4,458	$5,093

(a)	Costs related to the sale of the company are set forth in our financial statements as transaction expenses and include the following: a $7.3 million long-term incentive payment to the former Senior Vice President of Sales and Marketing pursuant to the terms of his employment contract; $7.1 million in fees to the former owners; $6.2 million in fees to the Company’s financial advisor; a $2.6 million long-term incentive payment to a former officer pursuant to the terms of his employment contract; $0.6 million in payments to employees; $0.6 million in legal expenses; $0.1 million in accounting-related expenses; and $0.2 million in other fees and expenses.

(b)	Includes non-cash stock compensation associated both with option grants that vested due to the achievement of performance objectives related to EBITDA, and with the accelerated vesting of certain option grants due to the Acquisition.
(c)	Represents compensation and other costs paid to former owners and related parties who are no longer employed by us and were not replaced; executive search, signing bonus and relocation costs related to new management team members; and duplicate compensation costs for certain executive management positions during the transition period.
(d)	Represents costs related to our IT Systems upgrade. During the upgrade, we incurred temporary staffing costs to support the upgrade and to train employees and provide support for conversion-related matters.
(e)	Represents amounts paid to outside strategic consultants in connection with our vendor management, Mail Order Pharmacy outsourcing and CSR productivity initiatives.
(f)	Prior to the Acquisition, we paid an annual management fee in the amount of approximately $0.5 million plus travel expenses to the Company’s former equity sponsor. As of the date of the Acquisition, we agreed to pay an annual management fee in the amount of approximately $0.5 million plus travel expenses to Monitor Clipper Partners, LLC.
(g)	Represents costs related to the hiring of temporary staffing to assist in billing and accounts receivable issues as referenced in footnote 3 under “Summary Historical Pro Forma Financial and Operating Data.”
(h)	Represents audit, legal and other expenses related to the drafting and filing of the registration statement on Form S-4 to register the outstanding notes.
(i)	Represents costs related to the payment of fees associated with restaffing our Chief Information Officer position. Upon ending his employment, the former CIO was paid severance, and we incurred executive search and other costs related to the hiring of the new CIO.
(j)	Represents fees paid for consulting services primarily related to information technology and bank fees.
(k)	Other charges primarily consist of costs associated with the opening and closing of our Phoenix office and costs associated with a potential acquisition that was not completed.
(l)	Represents combined financial data for MSC Acquisition, Inc., the predecessor, and MSC, the successor.

Risk Factors

Our business involves a number of risks, some of which are beyond our control. You should carefully consider each of the risks and uncertainties we describe below and all of the other information in this prospectus before making an investment decision. The risks and uncertainties we describe below are not the only ones we face. Additional risks and uncertainties that we do not currently know or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to the Notes and the Exchange Offer

We may not have sufficient cash flow from our business to pay our substantial debt.

As of December 31, 2005, we have total debt of approximately $165.3 million. Also, subject to certain limitations, including those contained in the indenture governing the notes and those contained in our senior secured revolving credit facility, we may incur additional debt in the future.

Due to the large amount of our debt, we may not generate enough cash from our operations to meet these obligations or to fund other liquidity needs. Our ability to generate cash in the future is, to some extent, subject to risks and uncertainties that are beyond our control. If we are unable to meet our debt obligations, we may need to refinance all or a portion of our indebtedness, sell assets or raise funds in the capital markets. However, we cannot assure you that, if we are unable to pay our debt, we will be able to refinance it, obtain additional equity capital or sell assets, in each case on commercially reasonable terms, or at all, or otherwise to fund our liquidity needs. Our substantial indebtedness could:

•	Require us to dedicate a substantial portion of our cash flow from operations to payments with respect to our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

•	Increase our vulnerability to adverse general economic or industry conditions;

•	Limit our flexibility in planning for, or reacting to, competition and/or changes in our business or our industry;

•	Limit our ability to borrow additional funds;

•	Restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities;

•	Make it more difficult for us to satisfy our obligations with respect to the notes; and

•	Place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

If for any reason we are unable to meet our debt obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our senior secured revolving credit facility could elect to declare all amounts outstanding under that facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under that facility. In addition, if such a default were to occur, the notes would become immediately due and payable. If the amounts outstanding under the notes and our senior secured revolving credit facility are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our other debt holders, including holders of notes.

Despite our substantial debt, we may incur additional indebtedness, including senior debt, which would intensify the risks described above.

We may be able to incur substantial additional debt, including senior and senior secured debt, in the future. Although the terms of our senior secured revolving credit facility and the indenture governing the notes contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of important exceptions, and debt incurred in compliance with these restrictions could be substantial. If additional debt is added to our currently anticipated consolidated debt levels, the related risks that we now face as described under the caption “Risks Relating to the Notes and the Exchange Offer—We may not have sufficient cash flow from our business to pay our substantial debt,” could intensify.

Restrictive covenants related to the notes and our other indebtedness could adversely affect our business by limiting our operating and strategic flexibility.

The indenture governing the notes and the terms of our senior secured revolving credit facility contain numerous financial and operating covenants that limit our ability to engage in activities such as:

•	Incurring additional indebtedness;

•	Creating liens or other encumbrances;

•	Paying dividends or making other restricted payments;

•	Prepaying subordinated indebtedness;

•	Making investments, loans or guarantees;

•	Selling or otherwise disposing of our assets and using the proceeds therefrom;

•	Engaging in certain transactions with our affiliates;

•	Entering into sale and leaseback transactions;

•	Changing our lines of business;

•	Amending or modifying the security documents relating to the collateral or otherwise impairing the collateral; and

•	Making acquisitions or merging or consolidating with another entity.

We are also required to meet financial ratios under our senior secured revolving credit facility including a first lien leverage ratio test and a fixed charge coverage ratio test. Our future indebtedness may contain similar or even more restrictive covenants or ratios. Our ability to comply with these covenants and ratios may be affected by events beyond our control, including those described in this “Risk Factors” section. A breach of any of the covenants contained in these debt instruments or our inability to comply with the financial ratios in such debt instruments could result in an event of default thereunder, which would allow the lenders under such indebtedness to declare all borrowings outstanding to be due and payable. This would in turn trigger an event of default under the indenture governing the notes. If the amounts outstanding under our senior secured revolving credit facility or other future indebtedness or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including holders of the notes.

The value of the collateral securing the notes may not be sufficient to satisfy obligations under the notes and the collateral securing the notes may be reduced or diluted under certain circumstances.

The notes and the note guarantee are secured by second priority liens on substantially all of our and our guarantors’ existing and future assets and 100% of the capital stock of any domestic subsidiaries owned directly by the issuer or any subsidiary guarantor and 66% of the capital stock of any foreign subsidiaries owned directly by the issuer or any subsidiary guarantor. The collateral also secures on a first priority basis our obligations under our senior secured revolving credit facility, as well as other indebtedness to the extent permitted by the terms of the indenture governing the notes. The indenture governing the notes allows certain additional indebtedness, including indebtedness in an amount up to the greater of $40.0 million and 1.5 times our consolidated cash flow for the most recent four fiscal quarters for which internal financial statements are available, to be secured by our and our subsidiaries’ assets, including the assets securing the notes, which security interest could be senior to the security interest of the noteholders. In addition, the indenture governing the notes allows certain other permitted liens on our and our subsidiaries’ assets, including assets securing the notes, which liens may rank ahead of the noteholders’ liens. As of December 31, 2005, we have approximately $165.3 million of secured indebtedness outstanding, which includes $16.6 million under our senior secured revolving credit facility, and additional availability of $13.1 million under such senior secured revolving credit facility. The Company’s borrowing capacity was reduced at December 31, 2005 as a result of a reduction of eligible receivables against cash received but not posted to specific customer accounts as of the end of the period. The Company is continuing to discuss with the principal lender other related adjustments which could potentially further reduce the Company’s borrowing capacity under its revolving credit facility. The Company does not believe that these adjustments, if implemented as proposed, would significantly impact its ability to meet its operating cash flow requirements. Since July 2005, the Company has made no borrowings under the revolving credit facility. The collateral would be diluted by any future increases in the indebtedness secured by the collateral, as well as other permitted liens on such collateral.

In the event of foreclosure on the collateral, the proceeds from the sale of the collateral securing indebtedness under the notes may not be sufficient to satisfy the notes. The reason is that proceeds from a sale of the collateral would be distributed to satisfy indebtedness and all other obligations under our senior secured revolving credit facility and any other indebtedness secured by a first priority lien on the collateral before any such proceeds are distributed in respect of the notes. Only after all our obligations under our senior secured revolving credit facility and any such other first priority indebtedness have been satisfied will proceeds from the sale of the collateral be available to holders of the notes. There may also exist secured indebtedness ranked pari passu with the notes and therefore any such remaining collateral proceeds may have to be shared with the holders of such indebtedness.

The assets that constitute the collateral, which represent substantially all of our assets, have not been appraised in connection with this exchange offer, and these assets had a book value as of December 31, 2005 of approximately $446.0 million. The book value of the collateral should not be relied on as a measure of realizable value for such assets. The value of the collateral and the amount to be received upon a sale of the collateral will depend upon many factors including, among others, the condition of the collateral and our industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and other factors. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses. Accordingly, any such sale of the collateral separate from the sale of the operating business may not be feasible or of significant value. To the extent that holders of other secured indebtedness or third parties enjoy liens (including statutory liens), such holders or third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes. See “Description of the Exchange Notes—Security for the Notes.”

The indenture governing the notes may also permit us in the future to designate one or more of our restricted subsidiaries, if any, as an unrestricted subsidiary. If we designate an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the notes by the unrestricted subsidiary or any of its subsidiaries will be released under the indenture but not under our senior secured revolving credit facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released and the notes will be structurally subordinated to the debt and other obligations of that unrestricted subsidiary and its subsidiaries. This may materially reduce the collateral available to secure the notes.

Holders of notes will not control decisions regarding the collateral and the security documents allow us to remain in possession of the collateral.

The administrative agent and the lenders under our senior secured revolving credit facility have first priority liens on the same collateral securing our obligations under the notes. The holders of the first priority liens on the collateral generally control substantially all matters related to the collateral. If an event of default occurs under the indenture governing the notes, and until all of our obligations under our senior secured revolving credit facility are satisfied, the administrative agent and the lenders under that facility will, subject to limited exceptions, control all remedies and other actions related to the collateral. The holders of the first priority liens on the collateral may cause the collateral agent under the security agreements to dispose of, release or foreclose on, or take other actions with respect to the collateral with which the holders of the notes may disagree or that may be contrary to the interests of the holders of the notes. The holders of the first priority liens on the collateral may, without the consent of the trustee and the holders of the notes, secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of our senior secured revolving credit facility or the indenture.

Furthermore, the security documents allow us and our subsidiaries, if any, to remain in possession of, retain exclusive control over, freely operate and collect, invest and dispose of any income from the collateral securing the notes, unless a default has occurred and is continuing. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the liens securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds.

In the event of our bankruptcy or the bankruptcy of any future guarantor, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

The ability of holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy or the bankruptcy of any guarantor. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but is intended in general to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the collateral agent, on behalf of the trustee and the holders of the notes, could foreclose upon or sell the collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, holders of the notes would hold “undersecured claims.” Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney’s fees for “undersecured claims” during a debtor’s bankruptcy case.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral existing or acquired in the future.

The security interest in the collateral securing the notes consists of domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Collateral comprising, among other things, cash and cash accounts, securities accounts, commodities accounts and letter of credit rights will, in most instances, be perfected with respect to the notes or the note guarantees only to the extent that the holders of the first-priority liens have a perfected security interest therein as subagent or bailee for the holders of the notes pursuant to the terms of the intercreditor agreement. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The failure to perfect a security interest in respect of such acquired collateral may result in the loss of the security interest therein or the priority of the security interest in favor of the holders of the notes against third parties.

If any guarantor or we were to become subject to a bankruptcy proceeding after the date of the Indenture of the notes, any liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. If a lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced within 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the notes. Accordingly, if we or a guarantor were to file for bankruptcy after the issue date of the notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been delivered after the issue date of the notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

If you do not properly tender your outstanding notes, your ability to transfer your outstanding notes will be adversely affected.

We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions.

As a result, the outstanding notes may not be offered or sold unless registered under the Securities Act or pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. We do not intend to register the outstanding notes under the Securities Act or any applicable state securities laws. After the exchange offer, you will not be entitled to any rights to have such outstanding notes registered under the Securities Act except in limited circumstances. The exchange notes will not be subject to any transfer restrictions. In addition, the aggregate principal amount of the outstanding notes will be reduced to the extent outstanding notes are tendered and accepted in the exchange offer. This could adversely affect the trading market, if any, for the outstanding notes. Nevertheless, we cannot assure you that a market for the exchange notes will develop.

Certain participants in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on certain no–action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the outstanding notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. For example, if you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under this act. We do not and will not assume, or indemnify you against, this liability.

The notes bear interest at a floating rate, and if interest rates rise, our payments will increase and we may incur losses.

The notes bear interest at a floating rate. If interest rates rise, our interest payments on the notes will also increase, which could make it more difficult to satisfy our debt obligations and further reduce availability of our cash flow for operations and other purposes. Pursuant to the terms of our senior secured revolving credit facility, we are required to enter into interest rate swap contracts such that at least 50% of all of our and our parent’s indebtedness shall be subject to fixed interest rate protection to reduce our exposure to interest rate fluctuations. On July 29, 2005, we entered into an Interest Rate Swap with JP Morgan Chase Bank, N.A. There are 16 separate 3-month maturity swaps with the first one beginning October 17, 2005 with an initial notional amount of $125.0 million declining to $75 million by October 15, 2009. The fixed interest rate ranges from 4.1% to 4.8% while the variable rate is based on the three month Eurodollar (LIBOR) rate. Based on outstanding debt at December 31, 2005, and assuming the ability to secure a fixed rate for over 50% of our indebtedness due to our current hedge positions, a 1% increase in interest rates would result in an increase in interest expense of $0.4 million. However, the implementation of the interest rate swap contracts may not achieve the desired effect.

If a change of control occurs, we may not have sufficient funds to repurchase your notes.

Upon specified change of control events, you may require us to repurchase all or a portion of your notes at a purchase price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest to the date of purchase. If a change of control occurs, we may not be able to pay the repurchase price for all of the notes submitted for repurchase. Our failure to purchase tendered notes would constitute an event of default under the indenture governing the notes, which in turn, would constitute a default under our senior secured revolving credit facility. In addition, the terms of our senior secured revolving credit facility will prohibit us from purchasing any notes until all debt outstanding under that facility has been repaid. Future credit agreements or other agreements relating to debt may contain similar provisions. We may not be able to secure the consent of our lenders to repurchase the notes or refinance the borrowings that prohibit us from repurchasing the notes. If we do not obtain a consent or repay the borrowings, we could not repurchase the notes. These repurchase requirements may also delay or make it harder for others to obtain control of us.

For more details, see the heading “Repurchase at the Option of Holders—Change of Control” in the “Description of the Exchange Notes” section.

Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from us or the guarantors.

Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or void the notes in favor of our other existing and future creditors. If a court, in a lawsuit on behalf of any of our unpaid creditors or a representative of those creditors, were to find that, at the time we issued the notes, we:

•	Intended to hinder, delay, or defraud any existing or future creditor; or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or did not receive fair consideration or reasonably equivalent value for issuing the notes, and

•

Were insolvent; were rendered insolvent by reason of that issuance; were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured, the court could void our obligation under the notes. Alternatively, the claims of the holders of notes could be subordinated to claims of our other creditors. Similar risks apply to the guarantee of the notes and the granting of liens to secure the notes and such guarantee.

The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, a person would be considered insolvent if:

•	The sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets, as the case may be;

•	The present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	It could not pay its debts as they became due.

We cannot assure you as to what standard a court would apply in making these determinations or that a court passing on these questions would conclude that we or any guarantor were solvent.

Any guarantee of the notes will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law.

An active trading market for the exchange notes may not develop.

The exchange notes are a new issue of securities for which there currently is no market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell the notes will be favorable. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.

The liquidity of any market for the notes will depend on a number of factors, including:

•	The number of noteholders;

•	Our operating performance and financial condition;

•	Our ability to complete the offer to exchange the notes;

•	The market for similar securities;

•	The interest of securities dealers in making a market for the notes; and

•	Prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on noteholders.

Implementation of a plan for remediation of material weaknesses in our internal control system and increased costs associated with corporate governance compliance, as a result of the exchange offer, could significantly affect our results of operations.

In conjunction with the preparation of the Company’s financial statements for the year ended December 31, 2005, as well as the accounts receivable review completed during the third and fourth quarters of fiscal 2005, management identified certain deficiencies in its internal control procedures regarding billing practices to customers, collection of accounts receivable balances, difficulties applying customer payments to specific obligations on a timely basis as well as its process for administering state sales taxes. Regarding its process for billing customers and collecting of outstanding receivables, management identified instances of incorrect coding of products and services, failure to confirm either oral or written authorizations from providers and/or payors and failure to maintain and bill according to current fee schedules in selected states. All of these issues contributed to billing disputes with customers and, ultimately, difficulties in receiving payment for such services. With respect to accounts receivable collections, management identified that, in addition to the billing issues mentioned above, the Company’s collection department, in terms of staffing, technology and processes, was not adequate to administer the growth in volume and the amount of accounts receivable that the Company had experienced in the past. As a result of these issues and the significant adjustments recorded during the third and fourth quarters of fiscal 2005 for bad debts as well as sales tax liabilities recorded in the third quarter, the Company’s external auditor, Ernst & Young LLP, in connection with their audit of the Company’s fiscal 2005 financial statements has issued a letter to the Company stating that the Company has “material weaknesses” in its billing and accounts receivable practices and in administration of state sales taxes. As described below, the Company has taken, and is in the process of taking, corrective actions to address these weaknesses.

In conjunction with the Company’s audit of its 2005 annual financial statements conducted by its independent accountants, the Company re-assessed the collectibility of outstanding receivables, taking into account the analysis and adjustment occurring during the third quarter of fiscal 2005. During this process the Company evaluated various factors, such as, cash collected on individual receivables, aging of receivable balances and specific communications with individual customers. The Company also contacted a significant number of customers in an effort to obtain direct confirmation regarding individual invoice balances outstanding as of December 31, 2005. As a result, the Company identified additional facts and circumstances from those previously noted during the third quarter fiscal 2005 review with respect to certain classes of products and services. The Company concluded that its allowance for doubtful accounts balance was insufficient to cover its collectibility risks associated with a) non-standard products and services, b) net receivable balances after the Company’s billing was partially paid by its customer, and c) the aged portfolio of receivables. Therefore, the Company recorded an additional charge of $3.1 million, in addition to the $1.8 million recorded as a result of its existing estimation methodologies resulting in a total bad debt reserve of $17.2 million.

Throughout the course of fiscal 2005 and with a concentrated focus during the third quarter, management began to implement a number of remediation measures to address the deficiencies described above. The Company’s remediation measures regarding billing and accounts receivable include upgrades to, and de novo implementation of, certain software applications, such as PointRight, CSRD and Auto Authorization, which serve to automate substantial additional portions of the billing and collection process, eliminating human error and enhancing the Company’s recordkeeping and authorization functions. Additionally, in response to the conclusion that understaffing contributed to the deficiencies described above, management initiated a hiring program, tripling the number of personnel to approximately 75 employees in the billing and collection department since March 2005. As a result of additional issues identified during the fourth quarter and audit procedures performed by the Company’s independent accountants in conjunction with their examination of the Company’s fiscal 2005 financial statements, the Company has concluded its existing efforts at process and internal control improvements within the billing and accounts receivable function were insufficient in a) approach, b) issue identification, and c) timing for development and implementation of mitigation strategies. While efforts to date have improved controls, the rate of improvement is inadequate to fully mitigate the financial statement risk without an additional increase in the Company’s allowance for bad debts which was recorded during the fourth quarter. In addition, process improvements have also been initiated to enhance the Company’s sales tax compliance and reporting function. In this regard, management is currently working with an external consultant to assist the Company a) register for voluntary disclosure programs offered by various sales tax authorities for reporting obligations relating to prior periods, b) evaluate its legal entity structure in an effort to minimize future sales tax obligations, as well as c) prepare current period sales tax returns on a timely basis. As of December 31,

2005, these internal control improvement actions were in process but had not been fully deployed to mitigate the internal control deficiencies noted above. The Company will continue to evaluate the effectiveness of its controls, and will implement further actions as necessary to strengthen control processes.

The Company’s management is committed to improving the state of its controls and procedures. In this regard, the following additional actions have been, or are being, initiated:

•	In December 2005, changed the leadership team responsible for the daily management of the billing and accounts receivable function. Further staffing changes to enhance the effectiveness of this function are in process.

•	Undertaking a detailed assessment of the adequacy and effectiveness of the operating and internal control procedures in effect within the billing and accounts receivable function, focusing on the end to end process from customer authorization at time of referral to cash application upon payment by the customer. It is management’s intention to retain a third-party consultant with expertise in high volume, claims processing environments and a strong focus on internal controls. This consultant will help management develop and implement enhanced internal control procedures.

•	Improving the level of understanding and documentation of the various information systems supporting the billing and accounts receivable function, including the third-party software package, FASTRACK, implemented in fiscal 2004 as well as internally developed software enhancements implemented since that date. The objective of this review will focus on the development of remediation plans for identified control deficiencies. Remediation plans will address processes, information systems, training and change management requirements. Regarding control deficiencies identified, manual control procedures will be developed pending implementation of automated information system controls. In addition to an assessment of internal controls, a further objective will be to evaluate the capability of the current information system platform to support the Company’s billing, cash application and accounts receivable requirements now and in the future.

After the effectiveness of the exchange offer, compliance with the Sarbanes-Oxley Act of 2002 will require changes in some of our corporate governance and securities disclosure and compliance practices, and will require a review of our internal control over financial reporting. We expect these developments to increase our legal compliance and financial reporting costs. These developments could also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur higher costs to obtain coverage. In addition, they could make it more difficult for us to attract and retain qualified members of our Board of Directors, or qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude or additional costs we may incur as a result.

Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404, requires a reporting company to, among other things, annually review and make an assessment of the operating effectiveness of its internal control over financial reporting, and evaluate and disclose changes in its internal control over financial reporting on a quarterly basis. Since the Company is not an accelerated filer, it must begin to comply with these requirements for the fiscal year ending December 31, 2007. If we are not able to complete the internal control documentation and test the operating effectiveness of these control processes in a timely manner, the Company’s independent auditors may not be able to attest as to the effectiveness of the Company’s internal control over financial reporting and the Company may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of the Company’s internal controls over financial reporting. In addition, the Company may incur additional costs to improve and document its internal control process which could result in the hiring of additional personnel. Any such action could adversely affect the Company’s results of operations.

The interests of investment funds affiliated with Monitor Clipper Partners, LLC may conflict with the interests of the holders of the notes.

Investment funds affiliated with Monitor Clipper Partners, LLC beneficially own shares representing approximately 65% of the outstanding common equity and vested options of our parent, taken together. Pursuant to a stockholders’ agreement, investment funds affiliated with Monitor Clipper Partners, LLC may designate all of the members of the Board of Directors of MSC. Accordingly, Monitor Clipper Partners, LLC has the power to determine the composition of our Board of Directors, appoint new management and approve any action requiring a stockholder vote, including amendments to our articles of incorporation and approving mergers or a sale of substantially all of our assets. In addition, directors designated by investment funds affiliated with Monitor Clipper Partners, LLC will have the ability to make all decisions which the Board of Directors is authorized to make, including those affecting our capital structure, such as the issuance of additional indebtedness and the declaration of dividends. The interests of Monitor Clipper Partners, LLC and the investment funds affiliated with it may conflict with the interests of holders of the notes.

Risks Relating to Our Business

Intense competition may erode our profit margins.

The provision of health care products and services for the workers’ compensation industry is highly competitive. We compete primarily with the following:

•	National procurement providers and national PBMs;

•	Local or regional procurement providers or vendors who have direct relationships with physicians and payors; and

•	Manufacturers who distribute their products directly to clients.

We compete based on client service and ability to drive utilization, as well as on price. We cannot be sure that we will continue to remain competitive, nor can we be sure that we will be able to market our services to clients successfully. Competition in our market could lead us to reduce the prices that we charge to our clients, which would exert pressure on our gross profits and gross margins. If we do not compete effectively, our business, profitability and growth prospects would suffer.

Competition from other national procurement providers and national PBMs could adversely affect our future financial results. Our principal current competitors among national procurement providers and national PBMs are PMSI (a division of AmerisourceBergen), Progressive Medical, Health esystems, Express Scripts, Modern Medical, TechHealth and Cypress Care. Some of these competitors have greater financial resources than we have. Market share gains by these competitors would affect our ability to grow our business.

If any large, national health care entities that do not currently directly compete with us move into the workers’ compensation ancillary products and services market, competition could significantly increase. Larger, national health care entities have significant financial resources, national sales and account teams, mail order pharmacies and extensive technology infrastructure. Because our Pharmaceuticals product line accounted for approximately 53% of 2005 revenue, if entities of national scope and leverage move meaningfully into the workers’ compensation pharmaceuticals market, our business, profitability and growth prospects could suffer. In addition, companies that currently compete in certain of our product lines could begin competing with additional product lines through the acquisition of an existing company or de novo expansion into new product lines. Additionally, consolidation, especially by way of the acquisition of any of our competitors by any large, national health care entity, could also lead to increased competition.

Over the last several years, competition in the marketplace has caused us to reduce the prices charged to clients for core services. This trend toward lower pricing, as well as increased demand for enhanced service offerings and higher service levels, has put pressure on operating margins. We expect to continue marketing our services to larger clients, who typically have greater bargaining power than smaller clients. In order to attract these larger clients, we could be forced to further reduce prices, which would exert further pressure on our margins. We can give no assurance that new services provided to these clients will fully compensate for these reduced margins.

We are subject to credit risk with respect to the products and services that we provide on behalf of our clients.

Our business model is such that we are subject to credit risk on many of the products and services that we provide on behalf of our clients. Once we have identified a supplier from our vendor network, we purchase the product or service based on a referral received from our carrier client, who, in turn, pays us pursuant to our agreement for procuring services and the invoice submitted by MSC. Typically, a differential of approximately 65 to 75 days exists between the date of invoice and the date upon which we are paid by our client. We collect the majority of our receivables within 12 months; however, the collection period of some receivables ranges from 24 to 36 months. In the event that receivables are outstanding over long durations of time or in increased amounts, we may need to access our senior secured revolving credit facility or other financing sources to provide working capital for our business, and may incur additional expenses with respect to our collections. In addition, in certain situations, we could decide to write off a portion of such receivables. This would have a negative effect on our operating margin and our net income, which effect could be significant. Many factors, including a failure of ours’ or our clients’ computer and communications hardware and software systems, could delay payment. To this extent, we depend on the efficient and uninterrupted operation of our and our clients’ information technology systems (“IT Systems”). See “—Failure in our information technology systems could significantly disrupt our operations, which could reduce our client base or result in lost revenue.”

Additionally, our clients may dispute the amount of our bills or may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. While the states in which we do business guarantee the payment obligations of workers’ compensation payors to varying degrees, we cannot be certain that we would be fully reimbursed in the event of a failure or default by one of our clients in payment. We may be materially and adversely affected in the event of a significant failure or default by our clients in payment. Certain of our clients account for significant portions of our revenue. In particular, one of our clients, Liberty Mutual Insurance Company and its affiliates (“Liberty Mutual”), accounted for approximately 16.6% of gross accounts receivable at December 31, 2005. If this customer were to go bankrupt or experience financial difficulty or for any other reason would not pay, a significant proportion of our total accounts receivable could become uncollectible, in which case we would likely have to make a substantial provision for bad debt or write off such accounts receivable, which would significantly reduce our net income.

Failure in our information technology systems could significantly disrupt our operations, which could reduce our client base or result in lost revenue.

Our ability to efficiently and successfully coordinate the delivery of treatments, supplies and services to patients on behalf of our clients, as well as our ability to provide customized and efficient billing to our clients, is critical to our success and depends upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. For example, during the transition to our upgraded IT System in 2004, we experienced system-driven problems that resulted in bills being held in our system and incomplete bills being sent out to our clients. The Company’s resources were overwhelmed by the large number of small dollar invoices, leading to failures to include proper billing information, and efforts to collect these invoices increasingly strained relationships with the Company’s customers. As a result, during the third quarter of 2005, we recorded an adjustment related to a write-off of accounts receivable and an increase in the reserve for doubtful accounts. The $15.5 million charge included a $10.5 million write-off of accounts receivable, of which $5.4 million was previously reserved, and a $10.4 million increase in the reserve for doubtful accounts. In addition, during the third quarter of 2005 the Company increased its provision for doubtful accounts from 1% of net sales to 2.5% of net sales. The Company continued to use this rate through the remainder of 2005. During the fourth quarter, the Company also recorded a $3.1 million charge to increase the bad debt reserve beyond the 2.5% of net sales provisioning rate. In the third quarter of 2005, we concluded that continued collection efforts were having and would continue to have a negative impact on the future prospects of the Company. Therefore, the Company is no longer pursuing collection efforts with respect to certain receivables it has deemed uncollectible and recorded these charges and reserve increases to adjust the net accounts receivable balance to the estimated collectible account.

Additionally, our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT Systems. Sustained or repeated system failures that interrupt our ability to process orders or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of clients and revenue.

Our operating revenue and profitability could suffer upon our loss of one or more significant clients.

Our business model is dependent upon the development and retention of long standing client relationships. We have not formalized our relationships with many of our clients, including many of those that have awarded us preferred provider status, and therefore have not contractually protected our relationships. Additionally, clients with whom we have entered into written contracts are not obligated to use our services exclusively, or at all, and may terminate at their sole discretion. For the year ended December 31, 2005, our largest client accounted for 19% of our revenue, no other client accounted for more than 8% of revenue and our top ten clients accounted for 47% of revenue. The loss of one or more of our major clients could lead to a significant reduction in revenue and net income. In general, our client relationships are also subject to requests for proposal or other similar bidding processes pursuant to which we could potentially (a) lose the business of our clients or (b) be required to offer reductions in pricing, or other less favorable terms, in order to retain the business of our clients. Either of these events could have a material adverse effect on our business.

If key employees leave MSC, our operating results may be adversely affected.

Many of our client relationships depend upon relationships that have developed over many years between management and our clients’ senior executives, and between our field salesforce and case managers at our clients. If certain of these managers or certain of our regional field sales representatives leave us, our client relationships could be impaired, which could adversely affect our revenue. We cannot be certain that we will be able to retain these or any other key employees.

Additionally, we generally depend on our senior management for our operations. If some of these managers leave us, operating results could be adversely affected. We cannot provide any assurance that we will be able to retain these or any other key employees.

We are dependent on vendors for efficient provision of services.

Our business depends on third party vendors. We rely on these vendors to perform services or deliver products as ordered, and our margins are dependent on our ability to negotiate favorable pricing for products and services. Vendors’ failure to efficiently provide services or deliver products may result in additional costs to us, for example by requiring us to use an out of network vendor with whom we have not negotiated favorable pricing.

With respect to certain of our product lines, our vendor network is highly concentrated.

With respect to certain products and services, our vendor network is highly concentrated. We currently utilize Restat, a division of The F. Dohmen Co. (“Restat”) as our only vendor in our PBM Services product line, which represented approximately 48% of our 2005 revenue. Additionally, we contracted with an outside vendor to outsource our Mail Order Pharmacy services, effective August 15, 2005. As such, we now rely on a single vendor for our Mail Order Pharmacy product line. If either our PBM Services vendor or our Mail Order Pharmacy services vendor were to breach its contract with us or suffer adverse developments affecting its ability to provide services to us, our business could be significantly disrupted. While replacements exist, the process of transitioning to a new vendor could be costly and time consuming and could materially affect our operations.

Failure to expand into additional product lines could impede our future growth and adversely affect our competitive position.

As part of our growth strategy, we may expand into new product lines. We might achieve this by contracting with vendors in a new product line, and marketing that line to our clients. An attempt at such development may not be successful. For example, we may partner with vendors who prove to be unreliable, or we may find that our clients’ demand for the new service falls short of our expectations. In such an event, we might lose our investment, including the value of our management’s and employees’ diverted time and energy.

We also might expand into new product lines through the acquisition of smaller regional and national procurement providers that we believe will, in each case, enable us to generate revenue growth and enhance our competitive position. Such future acquisitions may involve significant cash expenditures and operating losses that could have a material adverse effect on our financial condition and results of operations. Additionally, such future acquisitions may not lead to successful results, as acquisitions involve numerous risks and challenges including:

•	Difficulties assimilating acquired personnel and integrating distinct business cultures;

•	Difficulties in integrating IT and other business systems;

•	Diversion of management’s time and resources from our existing operations;

•	Potential loss of key employees or clients of acquired companies; and

•	Exposure to unknown or contingent liabilities of acquired companies, including liabilities for failure to comply with health care laws.

Further, the businesses we acquire may not perform well enough to justify our investment.

Changes in prescription patterns may affect our financial results.

Our financial results with respect to Pharmaceuticals will vary depending on the drugs prescribed to patients utilizing our retail card and our mail order pharmacy services. Filling of certain prescriptions creates more favorable margins than does filling of other prescriptions. The Company earns a higher margin on mail order transactions versus retail card transactions. Variables include the average wholesale price of the drug, whether a drug is under patent or generic and regulatory changes adopted by the various state workers’ compensation agencies, such as closed formulary directives. Changes in prescribing patterns may occur and may have a negative effect on our margins.

Occurrence of natural disasters, including hurricanes, may damage our facilities and limit our ability to operate.

Our operations are based in Florida. Effective March 31, 2006 we closed our Arizona location and consolidated operations in our facility in Jacksonville, Florida. In 2004, we incurred expenses, in the form of business relocation costs, as the result of hurricanes that affected our Florida facility. The occurrence of a natural disaster in Florida could damage our facilities and limit our ability to operate. Material damage to our Florida facility could significantly disrupt the operation of our business. We have developed a business continuity plan, including plans for the relocation of IT Systems and staff, to limit the disruption to our business that a natural disaster might cause. Natural disasters could result in substantial facility-reconstruction costs to us, and additionally could result in disruption, delay or suspension of our business operations.

Regulatory Risks

Changes in the regulation of workers’ compensation may affect our revenue and income.

Changes in the nature of health care delivery to workers’ compensation claimants, including the possible expansion of managed care practices in connection with such delivery, could fundamentally alter the nature of the industry in which we operate, thereby requiring us to make significant changes to our business and exposing us to new competition. Workers’ compensation benefits are federally mandated, state-regulated programs that require employers to provide comprehensive medical benefits and wage replacement to employees that are injured at work. Due to the complex nature of state and federal regulation of workers’ compensation, reimbursement practices differ from those in the general health care industry. States determine the level of medical care required to be provided, the ability of injured employees to select health care providers, and the maximum level of reimbursement. We may not be able to adjust our business model or operations to accommodate fundamental changes in workers’ compensation-related health care delivery and, even if we could do so, our profitability and growth prospects could suffer.

We recently have seen substantial changes in the workers’ compensation system in the state of California, including its medical coverage and reimbursement system. Among the changes in the system was a significant reduction to the maximum amounts that we are allowed to charge our clients for our products and services. We currently generate more revenue in California than in any other state. We have taken several measures in response to this development, including cost reductions from our pharmacy vendors and some shifting from retail pharmacy fills to higher-margin mail order. Nonetheless, our results of operations (including our gross margins) were adversely affected by such changes. It is possible that there may be further changes in California or in other states. At least one state in which we do business has considered adopting a single-provider model. If a single provider model were adopted and we were not selected as the single provider (or as a subcontractor to the single provider), we could be entirely excluded from conducting operations in that state. Further changes in California or in other states could require substantial changes to our business, which could impose substantial costs on us, both in operating expenses and in changed revenue patterns, and could result in further margin reductions.

Our compliance in certain states may be subject to challenge.

As an intermediary between health care providers and workers’ compensation payors, we are subject to state laws and regulations affecting the delivery of health care to workers’ compensation beneficiaries. Such requirements may restrict our operations, including our billing relationships, the scope of our vendor network and the services that we provide to our clients, and impose reporting requirements with respect to claims amounts and health care delivery. In addition, there are regulations in certain states that may prohibit intermediaries from charging payors in respect of procured products and services comprehensive fees that are in excess of the purchase prices paid to vendors for those products and services and that do not separately itemize or bill administrative expenses. It is also possible that our billing arrangements with third party administrators and other similar organizations could be subject to challenge. We closely monitor requirements that are applicable to us, including possible changes to the existing regulations, and we have not to date been subject to any suit or investigation alleging noncompliance. However, it is possible that we may be found to be in noncompliance with current requirements or with any future requirements. An administrative or judicial determination that we are in noncompliance with any requirements could result in substantial costs to us, in the form of legal fees, fines and penalties, and modifications of our business structure that could be materially adverse to our business.

In addition, requirements imposed on our clients by state laws and regulations governing workers’ compensation-related health care delivery could affect us indirectly. For example, some states have adopted and other states may adopt regulations requiring workers’ compensation payors to report to the state the amounts paid to health care providers for products and services. We do not in all instances qualify as a health care provider, and so reporting of the amounts that payors pay to us may not satisfy such regulations. However, as in our PBM business, we do not always directly contract with health care providers, so we cannot always provide for our clients such payment information. A challenge under such regulations could require us or our clients to restructure our or their payment and business arrangements in a manner materially adverse to our business.

Changes in state and federal regulations regarding pharmaceuticals could restrict our ability to conduct our Pharmaceuticals product line.

Numerous state and federal laws and regulations affect our Pharmaceuticals product line. The categories include, but are not necessarily limited to:

•	State legislation regulating PBMs or imposing fiduciary status on PBMs;

•	Laws regarding utilization of non-network pharmacies;

•	Legislation directing formulary composition, including requirements for generic substitution;

•	Drug pricing legislation, including “most favored nation” pricing and “unitary pricing” legislation;

•	Pharmacy laws and regulations; and

•	Pending legislation regarding importation of drug products into the United States.

We discuss regulatory matters in more detail under “Government Regulation” below.

A number of state and federal law enforcement agencies and regulatory agencies have initiated investigations or litigation that involve certain of our competitors in the PBM product line. These investigations involve, among other issues, the propriety of the management of manufacturers’ rebates and the inappropriate coding of prescriptions. The outcome of the investigations and litigation involving some of our competitors could affect our business. For example, an outcome preventing PBMs from receiving rebates from drug manufacturers could deprive us of a source of revenue and adversely affect our income.

We believe we are operating our business in substantial compliance with all existing legal requirements material to the operation of our business. Nonetheless, we cannot provide any assurance that one or more of the applicable agencies will not interpret the requirements differently, or, if an enforcement action were brought against us, that our interpretation would prevail. In addition, there are numerous proposed health care laws and regulations at the federal and state levels, and these could materially affect the industry in which we operate and our ability to conduct our business. For example, if legislation were enacted permitting drug importation, our clients might obtain pharmaceuticals from foreign pharmacies. Similarly, in states where changes to the state-set maximum billing amounts may occur, such as occurred in California, and in other states where such limits already exist, it is possible, notwithstanding the negotiated character of our pricing, that we could be subject to liability or to repayment of excess amount in some instances for any billing in excess of the legal maximum. We are unable to predict what additional federal or state legislation or regulatory initiatives may be enacted in the future relating to our business or the health care industry in general, or what effect any such legislation or regulations might have on us.

Changes in state health care, licensure or insurance laws could affect our business.

States commonly regulate parties involved in the delivery of health care. For example, many states have so-called all-payor statutes, often paralleling the federal Anti-Kickback and Stark laws, limiting the types of payments that can be made between health care providers and other parties who may influence referrals to those providers. Many of these statutes have not been interpreted to the extent of their federal analogues, and therefore are not as clear in their scope and application. Further development in such interpretations could cause our existing practices to be deemed to be in noncompliance, and therefore could impose costs on us, either as penalties of noncompliance or as the result of restructuring our relationships.

States also have varying licensure requirements. Prior to outsourcing of our mail order pharmacy, we were required in many states to hold licenses as an out-of-state mail order pharmacy. Pursuant to similar requirements, we currently must hold licenses in some states for the delivery of durable medical equipment. Although we believe that we are in material compliance with such licensure requirements, it is possible that we are in noncompliance with the requirements of one or more states, and that such noncompliance could result in costs to

us. Some states’ licensure requirements also reach and regulate so-called preferred provider organizations (or similar entities that perform like functions), and entities that perform operations such as utilization review of the delivery of health care. It is possible that this type of regulation could broaden to encompass our business, and that such broadening could result in costs to us.

States also regulate workers’ compensation insurers. This regulation includes both licensure requirements and more direct operational restrictions on the activities of carriers. We do not believe that we are engaged in the business of insurance, and we therefore do not believe that we are subject to such regulation. However, a number of our customers are workers’ compensation insurers subject to state regulation. A change in the insurance laws or regulations of any state could alter the way that some of our customers elect to do business with us, or could make insurance regulations applicable to us directly. This could negatively affect our business.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

Because we are engaged primarily in the delivery of health care services to workers’ compensation claimants (and, to a significantly lesser degree, to claimants under our clients’ automobile-related personal injury protection policies) and do not electronically bill payors for any unrelated claims, we do not believe that we are at this point subject to the administrative simplification provisions of the federal Health Insurance Portability and Accountability Act of 1996 and related rules and regulations (HIPAA). HIPAA contains provisions generally applicable to three aspects of health care delivery: portability and continuity of health insurance for groups and individuals; fraud abuse and prevention; and information exchange. The Department of Health and Human Services has issued final regulations implementing the administrative simplification provisions of HIPAA concerning the privacy and security of individually identifiable health information, and the use of standard transactions and code sets for electronic transactions conducted by covered entities. The HIPAA privacy regulations, with which compliance was required as of April 2003, impose on covered entities (including certain hospitals, physicians, pharmacies, group health plans and certain other health care providers) significant restrictions on the use and disclosure of individually identifiable health information. The HIPAA security regulations, with which compliance was required by April 2005, impose on covered entities certain administrative, technical, and physical safeguard requirements with respect to individually identifiable health information maintained or transmitted electronically. The HIPAA regulations establishing electronic transaction and code set standards require that covered entities use standard transactions and code sets when electronically submitting or receiving to health plans individually identifiable health information in connection with certain health care transactions. These regulations became effective in October 2002, but Congress extended the compliance deadline until October 2003 for organizations that submitted a request for an extension. It is possible that HIPAA will in the future be expanded to cover entities engaged in our business, and if in the future we decide to expand our services to include the delivery of health care services to TRICARE or Medicare claimants, we would become subject to the administrative simplification provisions of HIPAA.

In addition, numerous state laws and regulations exist that govern the collection, disclosure, dissemination, use, security and confidentiality of patient information. Because our business requires us to process a substantial volume of patient information, many of those laws and regulations may apply or may be interpreted to apply to us. While we have implemented measures to protect this private information, the costs associated with any further requirements could be substantial, and failure to comply with privacy laws could expose us to substantial civil and criminal penalties. We can provide no assurance that the costs incurred in any future compliance efforts or in penalties that we may incur for failure to comply with privacy laws will not have a material effect on us.

Certain activities of our business could be challenged under consumer protection or other laws.

The federal government and states have consumer protection laws that have been the basis for investigations, lawsuits and multi-state settlements relating to the delivery of, and the provision of insurance coverage for, healthcare services. Such investigations, lawsuits and settlements have targeted, among other issues, the exchange of financial incentives, deceptive billing practices and illegal billing price structures. Although we have not to our knowledge been the subject of any such investigation, lawsuit or settlement, it is possible that these laws could apply to certain activities of our business.

Like any business, we also are subject to state and federal laws of general applicability, including tax laws. During 2005, the Company began to receive inquiries from several states regarding the Company’s sales tax filing practices. Based on these inquiries, the Company performed a review of its existing liability for sales tax payable. This analysis included researching the taxability of the Company’s product categories in all states, the voluntary disclosure benefits, and the sales tax exposure existing in all states. The Company’s analysis was completed in the third quarter of 2005 and indicated that its existing liability was understated by approximately $3.0 million. As a result, the Company incurred a charge and a corresponding adjustment to increase its sales tax liability. The amount of sales tax payable is reflected in accrued expenses in our audited consolidated balance sheet as of December 31, 2005.

Industry and Market Data

The data included in this prospectus regarding markets and rankings, including the size of certain markets and our position and the positions of our competitors within those markets, are estimates based on a variety of sources, including company research and our management’s knowledge and experience in the markets in which we operate. These estimates are also based on studies and surveys conducted by third parties such as the National Academy of Social Insurance, the National Council on Compensation Insurance and the Centers for Medicare and Medicaid Services. Because of the lack of third-party market data covering the markets we serve, we have had to rely on published data on market size and historical growth rates from such third party studies with respect to the total workers’ compensation market, the total medical services market and the total pharmaceutical market. We have extrapolated such market size data and historical growth rates to estimate the size of the workers’ compensation market and the components thereof over the time periods addressed in this prospectus. We believe our estimates and projections are reasonable approximations for our addressable markets, our competitive position within those markets and growth rates. However, this information may prove to be inaccurate because it is derived largely from data regarding the total workers’ compensation, medical care services market or pharmaceutical market that may not be directly comparable, and is based on assumptions and methodologies that have not been tested or independently verified. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers can guarantee the accuracy or completeness of such information contained in this prospectus.

Forward-looking Statements

Statements contained in this prospectus that are not historical facts may be forward-looking statements within the meaning of United States federal securities law. These statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “will,” “should,” “intends,” “anticipates,” “estimates,” or similar expressions, and the negative of these words or other comparable terminology. These forward-looking statements include statements regarding our expectations for revenue growth rates, addressable market size and growth, expense growth, cost savings, effective income tax rates, capital expenditures and availability under our senior secured revolving credit facility.

These statements involve known and unknown risks and uncertainties, including risks resulting from economic and market conditions, the regulatory environment in which we operate, competitive activities and other business conditions. Our actual results may differ materially from results anticipated in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements are discussed under the caption “Risk Factors” and include:

•	Our ability to pay our substantial debt;

•	Intense competition;

•	The credit risk we face with respect to products and services provided;

•	Changes in complex governmental regulations applicable to workers’ compensation, pharmaceuticals, patient health information, licensure, or insurance;

•	Challenge to certain activities of our business under consumer protection or other laws;

•	Failure of our information technology systems;

•	The loss of one or more significant clients;

•	The loss of key employees;

•	Our dependence on vendors for efficient provision of services;

•	With respect to certain of our product lines, the concentration of our vendor network;

•	Failure to expand into additional product lines; and

•	The value of the collateral being insufficient to satisfy obligations under the notes.

We base our forward-looking statements on information currently available to us, and we undertake no obligation to update these statements, whether as a result of changes in underlying factors, new information, future events or other developments.

THE EXCHANGE OFFER

Purpose and Effect

Concurrently with the sale of the outstanding notes on June 21, 2005, we entered into a registration rights agreement with the initial purchasers, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use reasonable best efforts to consummate the exchange offer on the earliest practicable date after the effectiveness of the registration statement but in no event later than 40 business days after June 30, 2006.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain additional interest on the notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer. See “Risk Factors—If you do not properly tender your outstanding notes, your ability to transfer your outstanding notes will be adversely affected.”

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	any notes to be received by the holder will be acquired in the ordinary course of business;

•	holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act;

•	holder is not an “affiliate” (within the meaning of Rule 405 under Securities Act) of us, or the subsidiary guarantors; and

•	if the holder is a broker-dealer that will receive notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Resale of the Exchange Notes

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third-parties, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	acquired the notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes;

•	is an “affiliate” of ours or the subsidiary guarantors within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act; or

•	is prohibited by law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the staffs interpretations discussed above or participate in tire exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on [                    ], 2006, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $150.0 million in aggregate principal amount of notes were outstanding, and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer” or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless tire exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and to not accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions to the Exchange Offer.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on [                    ], 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Procedures for Tendering

Only a registered holder of notes may tender such notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the notes and any other required documents, to the exchange agent at the address set forth below under “Exchange Agent” for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

•	confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

•	you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company (“DTC”) in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.

By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading “—Resale of the Exchange Notes.”

The tender by a holder of notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of the notes and the letters of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transaction for such holders.

The term “holder” with respect to the exchange offer means any person in whose name notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.

Effect of Not Tendering

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the prospectus distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Guaranteed Delivery Procedures

If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (defined below) unless the notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”).

If the letter of transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder’s name appears on such notes with the signature thereon guaranteed by an Eligible Institution. If the letter of transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.

Book Entry Transfer

We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the notes at the book-entry transfer facility of DTC for the purpose of facilitating this exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent’s account with respect to the notes in accordance with DTC’s procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program (“ATOP”) of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent’s Message to the exchange agent. The term “Agent’s Message” means a message transmitted by DTC; that, when received by the exchange agent, forms part of the formation of a book-entry transfer and that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent’s Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the notice of guaranteed delivery.

We will determine all questions as to the validity, form eligibility (including time of receipt), acceptance and withdrawal of the tendered notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all notes not validly tendered or any notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provide in the letter of transmittal designed for such notes, promptly following the expiration date.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under “—Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Courier:

U.S. Bank National Association

Richard Prokosch

Corporate Trust Department

EP-MN-WS3C

60 Livingston Avenue

St. Paul, MN 55107

By Facsimile (Eligible Institutions Only):

(651)495-8097

For Information or Confirmation by Telephone:

(651)495-3918

Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

The Transactions

The Acquisition

On March 31, 2005, through a series of transactions, we were acquired by our parent, MCP-MSC Acquisition, Inc., a Delaware corporation formed by investment funds affiliated with Monitor Clipper Partners, LLC, certain other institutional investors and members of our management. The total cost of the Acquisition was $369.0 million, including estimated transaction fees and expenses and the repayment of existing debt and a $0.4 million working capital adjustment paid in July 2005.

The Acquisition Financings

The funds necessary to complete the Acquisition were provided by (i) $9.0 million of borrowings under the $40.0 million senior secured revolving credit facility; (ii) $175.0 million of borrowings under a senior secured term loan facility; (iii) a $179.9 million aggregate cash equity investment by investment funds affiliated with Monitor Clipper Partners, LLC and certain other institutional investors; and (iv) $4.7 million of rollover equity from certain members of our management.

The Refinancings

On May 12, 2005, the parent issued $38.7 million principal amount at maturity of 13.50% senior discount notes and contributed $28.9 million, net proceeds of the offering, to the Company. The Company used that contribution, together with approximately $1.3 million in borrowings under the senior secured revolving credit facility, to refinance $30.0 million in indebtedness under its senior secured term loan facility and to pay fees and expenses in connection with parent’s offering.

On June 21, 2005, the Company issued senior secured floating rate notes due 2011 in the principal amount of $150 million with net proceeds of $148.5 million. The Company used the net proceeds together with additional borrowings under its senior secured revolving credit facility to repay the remaining indebtedness under its senior secured term loan facility and to pay fees and expenses in connection with such offering.

Use of Proceeds

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated June 21, 2005, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive applicable outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

Capitalization

The following table sets forth our capitalization as of March 31, 2006. This table should be read in conjunction with the information contained in “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Other Indebtedness” and our financial statements and notes thereto included elsewhere in this prospectus.

As of March 31, 2006
(dollars in thousands)

Cash and cash equivalents	$4,703

Debt:
Senior secured revolving credit facility	$16,620
Senior secured floating rate notes offered hereby	148,708

Total debt	165,328
Stockholders’ equity	189,681

Total capitalization	$355,009

Selected Historical Financial Information

The following table sets forth our selected historical financial data, as of the dates and for the periods indicated. We derived the selected historical statement of income data for the year ended December 31, 2001 and the selected historical balance sheet data as of December 31, 2001 from audited financial statements of MSC Acquisition, Inc. (Predecessor), which are not included in this prospectus. We derived the selected historical statement of income data for the period from January 1, 2002 through June 6, 2002 from the unaudited consolidated financial statements of MSC Acquisition, Inc., which are not included in this prospectus. We derived the selected historical statement of income data for the period from June 7, 2002 to December 31, 2002 and the selected historical balance sheet data as of December 31, 2002 from the audited consolidated financial statements of MSC Acquisition, Inc., which are not included in this prospectus. We derived the selected historical statement of income data for the years ended December 31, 2003 and 2004 and the three months ended March 31, 2005 and the selected historical balance sheet data as of December 31, 2003 and 2004 and the three months ended March 31, 2005 from the audited consolidated financial statements of MSC Acquisition, Inc. included elsewhere in this prospectus. We derived the selected historical statement of income data for the period from April 1, 2005 through December 31, 2005 and the selected historical balance sheet data as of December 31, 2005 from our audited consolidated financial statements. We derived the selected historical statement of income data for the three months ended March 31, 2006 and the selected historical balance sheet data at March 31, 2006 from our unaudited financial statements for the period.

You should read the selected historical financial data set forth below in conjunction with, and the data is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited pro forma financial data, unaudited interim financial statements and our audited consolidated financial statements and accompanying notes thereto for the years ended December 31, 2003, 2004 and 2005, and the three months ended March 31, 2006, included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results.

	Predecessor									Successor
	Years Ended December 31,								Period from January 1, 2005 through March 31, 2005	Period from April 1, 2005 through December 31, 2005	Three Months Ended March 31, 2006
	2001		2002		2003		2004
	(dollars in thousands)
Statement of Income Data:
Net revenue	$71,885		$76,208		$187,144		$264,936		$75,060	$226,551	$79,681
Cost of revenue	53,758		63,223		152,412		218,014		61,055	185,411	64,311
Gross profit	18,127		12,985		34,732		46,922		14,005	41,140	15,370
Operating expenses	11,894		6,817		19,628		30,536		11,706	27,204	11,365
Transaction expenses	—		—		—		—		24,697	—	—
Adjustment to accounts receivable	—		—		—		—		—	18,527	—
Adjustment to sales tax liability	—		—		—		—		—	3,047	—
Depreciation and amortization	280		1,053		2,218		3,101		785	8,273	2,890
Operating income (loss)	5,953		5,115		12,886		13,285		(23,183)	(15,911)	1,115
Interest expense	105		1,446		2,603		3,432		969	21,374	5,009
Income (loss) before income tax expense (benefit)	5,848		3,669		10,283		9,853		(24,152)	(37,285)	(3,894)
Income tax expense (benefit)	—		1,434		3,994		4,112		(9,466)	(14,228)	(1,462)
Net income (loss)	5,848		2,235		6,289		5,741		(14,686)	(23,057)	(2,432)

Balance Sheet Data (end of period):
Cash	$501		$1,252		$1,038		$1,290		—	$8,300	$4,703
Total assets	15,943		48,110		71,702		98,824		—	449,885	450,612
Long term debt, including current portion	113		19,840		18,865		16,890		—	148,645	148,708
Total debt, including capital leases	1,733		20,897		25,882		32,390		—	165,265	165,328
Total stockholders’ equity	6,768		10,057		16,346		22,523		—	190,821	189,681

Other Financial Data:
Capital expenditures	433		1,208		3,382		1,817		364	2,412	1,134
Ratio of earnings to fixed charges(1)	32.9	x	3.4	x	4.71	x	3.68	x	—	—	—

(1)	For the purpose of determining the ratio of earnings to fixed charges, (a) earnings consist of pre-tax operating income plus fixed charges and (b) fixed charges consist of interest expense and interest within rental expense. For the three months ended March 31, 2005, the nine months ended December 31, 2005, and the three months ended March 31, 2006, earnings were inadequate to cover fixed charges by $24.1 million, $37.3 million and $3.9 million, respectively. After giving effect to the Transactions, pro forma earnings would be inadequate to cover fixed charges by $64.6 million at December 31, 2005.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to our historical financial statements. The unaudited pro forma statement of income for the year ended December 31, 2005 has been derived by the application of pro forma adjustments to the historical statement of income included elsewhere in this prospectus. The historical financial information for the predecessor period from January 1, 2005 to March 31, 2005 and the successor period from April 1, 2005 to December 31, 2005 have been combined for the following presentation of the unaudited pro forma financial information. The unaudited pro forma statement of income gives effect to the Transactions, including the offering of the notes and the application of the net proceeds therefrom, as if they had occurred on January 1, 2005. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma financial information.

The unaudited pro forma financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the period indicated and do not purport to indicate balance sheet data or results of operations as of any future date or any future period.

The unaudited pro forma financial statements should be read in conjunction with the information contained in “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes appearing elsewhere in this prospectus.

Pro Forma Statement of Income

	Predecessor	Successor
	Period from January 1, 2005 through March 31, 2005	Period from April 1, 2005 through December 31, 2005	Combined Year Ended December 31, 2005	Adjustments		Pro Forma for the Year Ended December 31, 2005
Net revenue	$75,060	$226,551	$301,611	$—		$301,611
Cost of revenue	61,055	185,411	246,466	—		246,466

Gross profit	14,005	41,140	55,145	—		55,145
Operating expenses	11,706	27,204	38,910	13	(1)	38,923
Transaction expenses	24,697 (2)	—	24,697	—		24,697
Adjustment to accounts receivable	—	18,527	18,527	—		18,527
Adjustment to sales tax liability	—	3,047	3,047	—		3,047
Depreciation and amortization	785	8,273	9,058	1,926	(3)	10,984

Operating income (loss)	(23,183)	(15,911)	(39,094)	(1,939)		(41,033)
Interest expense	969	21,374	22,343	4,996	(4)	27,339

Income (loss) before income tax expense	(24,152)	(37,285)	(61,437)	(6,935)		(68,372)
Income tax expense (benefit)	(9,466)	(14,228)	(23,694)	(2,674	)(5)	(26,368)

Net income (loss)	$(14,686)	$(23,057)	$(37,743)	$(4,261)		$(42,004)

(1)	Represents increase in management fee to our sponsors.
(2)	Transaction expenses of $24.7 million for the three months ended March 31, 2005 were related to the sale of our company and include the following: a $7.3 million long-term incentive payment to the former Senior Vice President of Sales and Marketing pursuant to the terms of his employment contract; $7.1 million in fees to our former owners; $6.2 million in fees to our financial advisor; a $2.6 million long-term incentive payment to a former officer pursuant to the terms of his employment contract; $0.6 million in payments to employees; $0.6 million in legal expenses; $0.1 million in accounting-related expenses; and $0.2 million in other fees and expenses.
(3)	Represents the amortization of the identifiable intangible assets based on the purchase price allocation that would be recorded for the year ended December 31, 2005, assuming the Transactions had been consummated on January 1, 2005. The purchase price allocation is based on an independent appraisal performed as of December 31, 2005.
(4)	Represents the elimination of existing interest expense and the recording of $27.3 million in interest expense on drawings under the senior secured revolving credit facility and the notes offered hereby, for the year ended December 31, 2005, respectively. Since we are required to enter into interest rate swap contracts such that at least 50% of all of our and our parent’s indebtedness shall be subject to fixed interest rate protection, the actual interest expense may vary from the amount included in the pro formas. Interest expense reflects the impact of the interest rate swaps.
(5)	Reflects an adjustment to income taxes at the issuer’s effective tax rate of approximately 42%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus and the “Business” section. Forward looking statements should be read in conjunction with the risk factors set forth elsewhere in this prospectus.

Overview

MSC-Medical Services Company (the “Company”) is the second largest procurement provider of ancillary health care products and services to workers’ compensation payors in the United States, based on its knowledge of the industry. The Company coordinates the delivery of these products and services from its vendor network to workers’ compensation patients on behalf of its clients, which include payors such as insurers and third party administrators.

Workers’ compensation legislation in the United States generally requires employers to fund the total cost of an employee’s medical treatment, lost wages and other costs associated with a work-related injury or illness. Employers are generally required to provide coverage of costs with no co-payment or deductible due from the ill or injured employee, and there is typically no lifetime limit on medical expenses. Workers’ compensation programs vary across jurisdictions; each state separately determines the level of wage replacement that must be paid and the level of medical care required to be provided.

The Company was established in 1986 as a local, family-owned company focused on providing durable medical equipment to patients on behalf of a variety of payors, including group health insurers. Over time, the Company broadened its product offerings, creating a regional network focused solely on the workers’ compensation market. In 2002, the Company consummated a recapitalization when an institutional investor acquired a controlling interest. After the recapitalization, the Company expanded its business to a national level and hired additional management to assist in the achievement of its growth strategy.

On March 31, 2005, through a series of transactions, the Company was acquired (the “Acquisition”) by MCP-MSC Acquisition, Inc., a Delaware corporation formed by investment funds affiliated with Monitor Clipper Partners, LLC, certain other institutional investors and members of management. The total cost of the Acquisition was $369.0 million, including actual transaction fees, expenses and repayment of existing debt and a $0.4 million working capital adjustment paid in July 2005.

The funds necessary to complete the Acquisition (the “Financings”) were provided by (i) $9.0 million of borrowings under the $40.0 million senior secured revolving credit facility; (ii) $175.0 million of borrowings under a senior secured term loan facility; (iii) a $179.9 million aggregate cash equity investment by investment funds affiliated with Monitor Clipper Partners, LLC and certain other institutional investors; (iv) $4.7 million of rollover equity from certain members of the Company’s management; and (v) $0.4 million in Company cash balance for funding of the subsequent working capital adjustment.

On May 12, 2005, the parent issued $38.7 million principal amount at maturity of 13.50% senior discount notes and contributed $28.9 million, net proceeds of the offering, to the Company. The Company used that contribution, together with approximately $1.3 million in borrowings under the senior secured revolving credit facility, to refinance $30.0 million in indebtedness under its senior secured term loan facility and to pay fees and expenses in connection with the parent’s offering.

On June 21, 2005, the Company issued senior secured floating rate notes due 2011 in the principal amount of $150.0 million with net proceeds of $148.5 million. The Company used the net proceeds together with additional borrowings under its senior secured revolving credit facility to repay the remaining indebtedness under its senior secured term loan facility and to pay fees and expenses in connection with such offering.

The May 12 and June 21 issuances are referred to as the “Refinancings”. The Acquisition and the Financings, together with the Refinancings, are referred to as the “Transactions.”

Factors affecting our financial results

Revenue. Revenue consists of amounts charged to clients for the products and services we provide. Overall, revenue is affected by the size of the workers’ compensation market for ancillary products and services, the extent of outsourcing in the industry and any market share changes resulting from shifts with existing clients and new client wins. These factors combine to affect the number of patients we serve and revenue per patient. In our Pharmaceuticals product line, revenue per patient reflects costs of new and existing medication, drug prescribing patterns and drug utilization controls, for example, generic substitution. In our Medical Products and Services product line, revenue per patient is largely driven by the nature and quantity of products and services used by our patients and the prices that we are able to charge our clients for the provision of such products and services. For the year ended December 31, 2005, our largest client accounted for 19% of revenue, no other client accounted for more than 8% of revenue and our top ten clients accounted for 47% of revenue.

Cost of Revenue. Cost of revenue consists of payments to vendors for delivery of products and services, CSR costs, inventory carrying costs and shipping costs. In our Pharmaceuticals product line, cost of revenue also includes credits for manufacturers’ rebates, as well as other costs related to suppliers of services such as our retail card distributor. We negotiate prices for the provision of services and products with vendors in our networks. In many cases, our prices are pre-negotiated under a contract or pre-agreed price list with our vendors. Prior to procuring products or services, we typically obtain authorization and pricing approval from our clients to minimize our reimbursement risk. We also typically finalize the cost of our products and services with our vendors before delivery.

Gross Profit. Our gross profit reflects the differential between our cost of revenue and the price at which we sell these products and services. Our margins are positively affected when we negotiate lower prices from our vendors without a change in pricing to our customers, as is typically the case with our vendor management initiatives. Conversely, our margins are negatively affected when we lower prices charged to clients without receiving a reduction in pricing from our vendors. Examples of this include customer negotiations where we agree to lower prices, and certain legislative changes such as those initiated by California which resulted in a decrease in pharmaceutical prices charged. The growth of our Pharmaceuticals product line (which has lower margins) relative to our Medical Products and Services product line has historically lowered our margins; however, this impact on margins has been partially offset by the negotiation of discounts with our vendors. Fluctuations in revenue or the cost of revenue do not necessarily result in corresponding changes in our gross profit margin. For example, in our Pharmaceuticals product line, the price at which we are able to procure pharmaceuticals and the prices that we charge our clients are frequently tied to a common measurement. As the benchmark moves up or down, our revenue and cost of revenue move correspondingly, leaving our gross profit margins largely unaffected. Recently, the proportion of generic drugs dispensed has increased. This has generally reduced our revenue while improving our gross margins, without a meaningful impact on gross profit.

Operating Expenses. Operating expenses include compensation and other costs associated with our salesforce and general and administrative expenses, including expenses related to information technology, accounting, human resources, travel, professional fees, corporate overhead and bad debt expense. In 2004, we completed an IT upgrade and incurred costs of $2.0 million related to transitioning to our new system, including system conversion and strategy consultant fees.

Vendor Management and Productivity Initiatives. In 2004, we focused our efforts primarily on increasing sales and quality of service, with a limited focus on increasing profit through cost management. During 2004 and continuing into 2005, we began to focus on leveraging our size and reducing costs through several strategic initiatives:

•	Vendor Management (Pharmaceuticals). We have negotiated and continue to negotiate reduced pricing with key pharmaceuticals vendors through use of volume discounts that are predetermined based on contracts, reviewed annually, that are designed to better leverage our costs as volume increases.

•	Vendor Management (Medical Products and Services). We continue to implement this initiative in Medical Products and Services by negotiating lower pricing and identifying preferred vendors based on price, quality and geographic considerations. Additionally, Point Right, our vendor management software, allows CSRs to identify and increase utilization of these preferred vendors, avoiding more costly, one-time orders from vendors outside of our preferred vendor network. We are extending this initiative on a product by product basis, giving priority to our largest product lines and the largest states served.

•	Inventory Management (Pharmaceuticals, Medical Products and Services). We have reduced our on hand inventory levels by employing “just-in-time” inventory management and utilizing outside vendors to ship products directly to patients. For example, effective August 15, 2005, we entered into an agreement with an outside vendor to outsource our Mail Order Pharmacy services. We expect this relationship to help us reduce costs in our Pharmaceuticals product line.

•	Optimization of Case Management Process. We have begun to streamline aspects of our more manual and paper-based product and service offerings, such as Home Health. We are implementing improvements in all of our product lines to enhance workflow by streamlining and automating the claims handling process, including a new desktop function for CSRs called CSRD, with a view to increasing the number of claims handled per hour by our CSRs.

Seasonality. Due to the nature of the workers’ compensation industry, our results of operations are not typically subject to seasonality or economic cycles but can be impacted by the introduction of new clients.

Comparability. For purposes of the comparison of the year ended December 31, 2005 to the year ended December 31, 2004, we have reflected, with respect to the year ended December 31, 2005, the combined results of the predecessor and the successor.

Results of Operations

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Revenue. Total net revenue increased by $4.6 million, or 6.2%, to $79.7 million for the three months ended March 31, 2006 from $75.1 for the comparable period in 2005. This revenue growth was driven primarily by an increase in the Company’s Pharmaceuticals revenues which increased 16% quarter over quarter. The increase in Pharmaceuticals revenues was offset by a decrease in Medical Products and Services revenues of 3.6% quarter over quarter. Retail pharmaceutical revenues showed the largest quarter over quarter increase at 20.7%, or $6.9 million, offset by a decline in Mail Order pharmaceutical revenues of 25.0%, or $0.9 million. The decline in Mail Order revenues was due primarily to patients moving back into the retail program or moving off medication entirely. Medical Devices reflected the largest quarter over quarter decline in the Company’s Medical Products and Services revenue at 10.8%, or $1.6 million due principally to a management decision to refocus sales efforts away from selected higher revenue, lower margin product lines e.g. dynasplinting. This decrease was mitigated by a quarter over quarter increase in Transportation services of 23.2% or $0.6 million due principally to increased volume as well as pricing actions implemented in February of 2006.

During the three months ended March 31, 2006, the Company served 99,352 total individual patients, compared to 88,541 patients served during the comparable period in 2005, an increase of 12.2%. In spite of the increase in number of patients served, due to a mix change in components of revenue total revenue per patient decreased 5.4% from $848 for the three months ended March 31, 2005 to $802 for the comparable period in 2006. The Company’s Pharmaceuticals product line experienced a 23.2% increase in patients served, in addition to a 39.4% increase in generic fills versus a 15% increase in branded fills. Taking into consideration the average revenue per generic fill for the first quarter 2006 was 67% less than the average revenue for branded fills, this combination of an increase in the number of patients served and a shift to a proportionately higher consumption of generic versus branded pharmaceuticals, resulted in a decrease in overall revenue per patient quarter over quarter. The shift to generic fills is due primarily to industry wide carrier initiatives that specify a generic fill if available.

There was sequential growth in revenue from the fourth quarter 2005 to first quarter 2006 of $5.2 million driven primarily by a $3.9 million, or 12.1% increase in the Company’s Medical Products and Services business. During this period revenue from Medical Devices, Home Health and Orthotics and Prosthetics divisions increased sequentially 10.1%, 16.6% and 19.6% respectively. These increases were all volume related.

Revenue from the Pharmaceuticals product line of $43.2 million for the quarter ended March 31, 2006 represented an increase of $5.9 million, or 16.0% over the quarter ended March 31, 2005. Total Pharmaceuticals fills increased by 90,000 fills, or 30.1% from March 31, 2005 to March 31, 2006. As discussed above, generic fills represented the largest increase in fills for the first quarter 2006 from the comparable period in 2005. Average generic fills as a percent of total fills increased 4.4%, while branded product fills declined by the same percentage. Pharmaceuticals revenues also showed sequential growth for the first quarter of 2006, an increase of $1.2 million, or 2.9% from fourth quarter of $42.0 million. This increase was due to the impact of higher volume growth with new customers implemented in late 2005.

Revenue from the Medical Products and Services product line decreased $1.3 million or 3.6% to $36.4 million from $37.8 million for the three months ended March 31, 2006 from the comparable period in 2005. During the three months ended March 31, 2006, the Company served 32,781 individual Medical Products and Services patients, compared to 34,533 patients during the three months ended March 31, 2005, a decrease of 5.1%. This decrease in patients served and corresponding revenue per patient was due to the Company initiative to deemphasize higher revenue, lower profit margin business specifically, the dynasplint product line. Offsetting this quarter over quarter revenue decline in Medical Products was a 23.2% revenue increase in the Medical Services product line, specifically Transportation services, driven by volume and price increases implemented in February 2006.

Cost of Revenue. For the quarter ended March 31, 2006, cost of revenue increased by $3.2 million, or 5.3% over the same quarterly period ended in 2005, to $64.3 from $61.1 million. Cost of revenue, as a percentage of revenue, was 80.7% for the quarter ended March 31, 2006, a decrease of 0.6% from 81.3% for the quarter ended March 31, 2005. The decrease as a percentage of revenue was due to savings achieved from productivity gains of internal operating costs through automation and outsourcing of certain functions.

Pharmaceutical cost of revenue increased $4.7 million, or 14.7% to $36.3 million for the quarter ended March 31, 2006 compared to $31.6 million for the same quarter ended 2005. The increase is a result of a 30.1% increase in the number of prescription fills and an increase in the Company’s cost per fill for branded and generic drugs which increased 3.3% and 4.9%, respectively, for the three months ended March 31, 2006 from the comparable period in 2005. The full effect of the increased cost per fill was mitigated by pricing concessions from selected vendors and a shift from branded to less expensive generic pharmaceuticals.

Medical Products and Services cost of revenue decreased $1.4 million or 4.7% to $28.1 million for the quarter ended March 31, 2006 compared to $29.5 million for the quarter ended 2005. Medical Products and Services cost of revenue, as a percentage of that same revenue, was 76.9% for the quarter ended March 31, 2006, a decrease of 1% from the comparable period in 2005, resulting primarily from the Company’s efforts to increase margins through various cost improvement initiatives, such as the de-emphasis of the dynasplint product line. See “Revenue” related to Medical Products and Services discussed above.

Operating Expenses. For the quarter ended March 31, 2006, operating expenses decreased $0.3 million to $11.4 million from $11.7 million in the same quarter of 2005. For the quarter ended March 31, 2006, the Company incurred incremental expenses versus the quarter ended March 31, 2005 of $0.4 million for non-cash stock compensation expense as a result of the implementation of SFAS No. 123(R), as well as, $0.9 million and $1.4 million relating to salaries and bad debt expenses, respectively. Salary increases resulted from temporary pharmacy resources supporting management’s initiatives to drive increased penetration, information technology contract labor resources supporting several of the Company’s strategic automation initiatives and annual salary increases. Bad debt expense increased due to the change in percentage of reserve, 0.85% in first quarter 2005 to

2.5% of net sales in the first quarter of 2006, as well as increased revenues. Overall, the change to a 2.5% estimation factor resulted in a net increase of $1.3 million in bad debt expense quarter over quarter. These expense increases were offset by a reduction of $4.3 million non-cash stock compensation expense recorded in the first quarter of 2005 related to the Acquisition consummated March 31, 2005.

There was sequential increase in operating expenses from the fourth quarter 2005 to first quarter 2006 of $1.1 million, driven primarily by increases in salaries, non-cash stock compensation expense, payroll taxes and marketing expenses of $0.5 million, $0.4 million, $0.1 million, and $0.1 million respectively.

Transaction Expenses. Transaction expenses of $24.7 million include expenses incurred by the selling shareholders upon the sale of the Company on March 31, 2005. These expenses include a $7.3 million long-term incentive payment to a former employee pursuant to the terms of his employment contract, $7.1 million in fees to the former owner, $6.2 million in fees to the Company’s financial advisor, a $2.6 million long-term incentive payment to a former officer pursuant to the terms of his employment fees contract, $0.6 million in payments to employees, $0.6 million in legal expenses, $0.1 million in accounting-related expenses, and $0.5 million in other fees and expenses.

Depreciation and Amortization. For the quarter ended March 31, 2006, depreciation and amortization increased $2.1 million to $2.9 million from $0.8 million for the quarter ended March 31, 2005. The increase is a result of amortizable intangible assets resulting from the Acquisition consummated on March 31, 2005.

Operating Income. For the quarter ended March 31, 2006, operating income increased $24.3 million to income of $1.1 million from a $23.2 million loss for the quarter ended March 31, 2005. This increase is due principally to the effects of the transaction expenses of $24.7 million incurred in the first quarter of 2005. Operating income for the quarter ended March 31, 2005 would have been $1.5 million exclusive of transaction expenses.

Interest Expense. Interest expense increased by $4 million to $5 million for the quarter ended March 31, 2006. The increase in interest expense is the result of increased borrowings under the Company’s Senior Secured Notes and Senior Secured Revolving Credit Facility associated with the permanent financing for the Acquisition.

Income Tax Benefit. For the quarter ended March 31, 2005, the income tax benefit decreased to $1.5 million from a benefit of $9.5 million for the quarter ended March 31, 2005. The March 31, 2005 income tax benefit was the result of a loss before income taxes arising from the costs associated with the Acquisition. In addition, the effective rate decreased to 37.6% from 39.2% quarter over quarter due to implementation of various tax planning strategies. The Company currently expects to be able to utilize the tax benefit through the reversal of deferred tax liabilities in future periods.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenue. Revenue increased by $36.7 million, or 13.8%, to $301.6 million for the year ended December 31, 2005 from $264.9 million for year ended December 31, 2004. Revenue growth was driven by increased penetration at existing clients and by the addition of new clients. Increased penetration at existing clients was primarily due to increased usage of the Company’s products and services by its clients, in some cases as a result of winning preferred provider status, and the addition of new patients within its current client base. During the year ended December 31, 2005, we served 188,141 patients, compared to 157,431 patients served during the year ended December 31, 2004, representing an increase of 19.5%. Revenue per patient decreased 4.7% from $1,683 in the year ended December 31, 2004 to $1,603 in the year ended December 31, 2005.

The decline in revenue per patient from 2004 to 2005 resulted from an increase in the number of patients served year over year offset by a change in the revenue mix within the Company’s Pharmaceuticals and

Medical Products and Services product lines. For example, the Company’s Pharmaceuticals product line experienced a 25.7% increase in the number of patients served year over year as well as a greater portion of generic versus branded fills. Overall generic product revenues increased in excess of 50% whereas branded product sales remained relatively stable year over year. The combination of an increase in the number of patients served, shift to a proportionately higher consumption of generic versus branded pharmaceuticals, and impact of pricing reductions from changes in state fee schedules, resulted in a 2.5% decline in overall revenue per patient year over year. In addition to the mix shift within the Company’s Pharmaceuticals product line, there was also a corresponding shift in the components of the Company’s Medical Products and Services revenues. Specifically, a greater proportion of lower revenue and higher volume products were delivered in fiscal 2005 versus 2004. In addition, during fiscal 2005 the Company re-evaluated the profitability of certain of its medical product offerings after it could not negotiate more favorable pricing with its supplier. The effects of this proportionate increase in sales of lower revenue products were mitigated by a 6% increase in the number of patients served year over year. As a result, the Company experienced a 2.2% decline in overall revenue per patient year over year.

Revenue from the Pharmaceuticals product line of $160.0 million for the year ended December 31, 2005 represented an increase of $28.4 million, or 21.6% over the year ended December 31, 2004, accounting for 77.6% of the total revenue growth for year ended December 31, 2005. The Company’s revenue increase was due to a 21.1% increase in the number of prescription fills and a 1.0% increase in drug prices. The increase in drug prices was caused by an increase in underlying branded and generic drug prices of approximately 15.2%, offset by a shift in prescribing patterns from branded to less expensive generic pharmaceuticals of 14.3%.

Revenue from the Medical Products and Services product line increased $8.2 million or 6.2% to $141.7 million from $133.4 million for the year ended December 31, 2004, accounting for 22.4% of total revenue growth for the year ended December 31, 2005. This increase was due to increased usage of the Company’s products and services by its clients, in some cases as a result of winning preferred provider status, and the addition of new patients within its current client base. However, this increase was offset by a 1% decrease in Medical Devices, a component of Medical Products.

Cost of Revenue. For the year ended December 31, 2005, cost of revenue increased by $28.5 million over the year ended December 31, 2004, or 13.1% to $246.5 from $218.0 million. Cost of revenue, as a percentage of revenue, was 81.7% for the year ended December 31, 2005, a decrease of 0.5% from the year ended December 31, 2004. The decrease as a percentage of revenue was due to savings achieved from productivity gains of internal operating costs.

Pharmaceutical cost of revenue increased $24.4 million, or 21.7% to $137.1 million for the year ended December 31, 2005 compared to $112.7 million for the year ended 2004. The increase is a result of a 21.2% increase in the number of prescription fills, however, such increases were offset by lower average pricing from vendors and a shift from branded to less expensive generic pharmaceuticals. The Company’s network provider cost as a percentage of revenue remained constant when compared to the previous year.

Medical Products and Services cost of revenue increased $4.1 million or 3.8% to $109.4 million for the year ended December 31, 2005 compared to $105.3 million for the year ended 2004. Medical Products and Services cost of revenue, as a percentage of revenue, was 77.2% for the year ended December 31, 2005, a decrease of 1.7% from the year ended December 31, 2004, partially resulting from the Company’s efforts to increase margins through various cost management initiatives.

Gross Profit. For the year ended December 31, 2005, gross profit increased $8.2 million, or 17.5%, to $55.1 million from $46.9 million for the year ended December 31, 2004. This increase was due to the factors previously discussed. For the year ended December 31, 2005, gross margins increased to 18.3% from 17.7% in the previous year.

Operating Expenses. For the year ended December 31, 2005 operating expenses increased $8.4 million to $38.9 million from $30.5 million in the prior year.

For the year ended December 31, 2005, the Company incurred $8.0 million of charges which include a supplemental reserve for a specific customer of $0.5 million recorded during the second quarter of fiscal 2005, non-cash stock compensation expense of $4.2 million, former owners’ transition costs of $0.6 million, $1.4 million in expenses relating to information technology conversion expense and the outsourcing of its mail order pharmacy and other expenses of $0.4 million. This compares to $5.2 million of charges for the year ended December 31, 2004, which included non-cash stock compensation expense of $0.4 million, the former owners’ transition costs of $1.7 million, information technology conversion expense of $2.0 million, strategic consulting fees of $0.8 million and other expenses of $0.3 million. See “Adjustment to Net Accounts Receivable Balance and Adjustment to State Sales Tax Liability” discussed below. The adjustments related to these specific items are identified separately in the Company’s statement of operations for fiscal 2005.

Transaction Expenses. Transaction expenses of $24.7 million include expenses incurred by the selling shareholders upon the sale of the Company on March 31, 2005. These expenses include a $7.3 million long-term incentive payment to a former employee pursuant to the terms of his employment contract, $7.1 million in fees to the former owner, $6.2 million in fees to the Company’s financial advisor, a $2.6 million long-term incentive payment to a former officer pursuant to the terms of his employment fees contract, $0.6 million in payments to employees, $0.6 million in legal expenses, $0.1 million in accounting-related expenses, and $0.5 million in other fees and expenses.

Adjustment to Net Accounts Receivable Balance. In 2004, the Company implemented a new billing system before establishing certain necessary back office processes. As a result, until these processes were established, billings were delayed and often did not contain the information required by the Company’s customers. The Company’s resources were overwhelmed by the large number of small dollar invoices, leading to failures to include proper billing information, and efforts to collect these invoices increasingly strained relationships with the Company’s customers.

During 2005, the Company recorded adjustments relating to write-offs of accounts receivable and increases in the reserve for doubtful accounts. A $15.5 million charge during the third quarter includes a $10.5 million write-off of accounts receivable, of which $5.4 million was previously reserved, and a $10.4 million increase in the reserve for doubtful accounts. In addition the Company recorded a further charge of $3.1 million to increase its reserve for doubtful accounts during the fourth quarter of 2005. In the third quarter, the Company concluded that continued collection efforts were having and would continue to have a negative impact on the future prospects of the Company. Therefore, the Company is no longer pursuing collection efforts with respect to certain receivables it has deemed uncollectable and recorded these charges and reserve increases to adjust the net accounts receivable balance to the estimated collectable amount.

In conjunction with the Company’s audit of its 2005 annual financial statements conducted by its independent accountants, the Company re-assessed the collectibility of outstanding receivables, taking into account the analysis and adjustment occurring during the third quarter of fiscal 2005. During this process the Company evaluated various factors, such as, cash collected on individual receivables, aging of receivable balances and specific communications with individual customers. The Company also contacted a significant number of customers in an effort to obtain direct confirmation regarding individual invoice balances outstanding as of December 31, 2005. As a result, the Company identified additional facts and circumstances from those previously noted during the third quarter fiscal 2005 review with respect to certain classes of products and services. The Company concluded that its allowance for doubtful accounts balance was insufficient to cover its collectibility risks associated with a) non-standard products and services, b) net receivable balances after the Company’s billing was partially paid by its customer, and c) the aged portfolio of receivables. Therefore, the Company recorded an additional charge of $3.1 million, in addition to the $1.8 million recorded as a result of its existing estimation methodologies resulting in a total bad debt reserve of $17.2 million.

Adjustment to Sales Tax Liability. During 2005 the Company began to receive inquiries from several states regarding the Company’s sales tax filing practices. Based on these inquiries, the Company performed a review of its existing liability for sales tax payable. This analysis included researching the taxability of the Company’s product categories in all states, the voluntary disclosure benefits, and the sales tax exposure existing with all states. The Company’s analysis was completed in the third quarter of 2005 and indicated that its existing liability was understated by $3.0 million. As a result the Company incurred a charge and a corresponding adjustment to increase its sales tax liability. The amount of sales tax payable is reflected in accrued expenses in our audited consolidated balance sheet.

In conjunction with the preparation of the Company’s financial statements for the year ended December 31, 2005, as well as the accounts receivable review completed during the third quarter of fiscal 2005, management identified certain deficiencies in its internal control procedures regarding billing practices to customers, collection of accounts receivable balances, difficulties applying customer payments to specific obligations on a timely basis as well as its process for administering state sales taxes. Regarding its process for billing customers and collecting of outstanding receivables, management identified instances of incorrect coding of products and services, failure to confirm written authorizations from providers and/or payors and failure to maintain and bill according to current fee schedules in selected states. All of these issues contributed to billing disputes with customers and, ultimately, difficulties in receiving payment for such services. With respect to accounts receivable collections, management identified that, in addition to the billing issues mentioned above, the Company’s collection department, in terms of staffing, technology and processes, was not adequate to administer the growth in volume and the amount of accounts receivable that the Company had experienced in the past. As a result of these issues and the significant adjustments recorded during the third quarter of fiscal 2005 regarding the reserve for bad debts as well as state sales tax liabilities, the Company’s external auditor, Ernst & Young LLP, in connection with their audit of the Company’s fiscal 2005 financial statements, has issued a letter to the Company stating that the Company has “material weaknesses” in its billing and accounts receivable practices and in administration of state sales taxes. As described below, the Company has taken, and is in the process of taking, corrective actions to address these weaknesses.

Throughout the course of fiscal 2005 and with a concentrated focus during the third quarter, management began to implement a number of remediation measures to address the deficiencies described above. The Company’s remediation measures regarding billing and accounts receivable include upgrades to, and de novo implementation of, certain software applications, such as PointRight, CSRD and Auto Authorization, which serve to automate substantial additional portions of the billing and collection process, eliminating human error and enhancing the Company’s recordkeeping and authorization functions. Additionally, in response to the conclusion that understaffing contributed to the deficiencies described above, management initiated a hiring program, tripling the number of personnel to approximately 75 employees in the billing and collection department since March 2005. In addition, process improvements have been initiated to enhance the Company’s state sales tax compliance and reporting function. In this regard, management is currently working with an external consultant to assist the Company in a) registering for voluntary disclosure programs offered by various state sale tax authorities for reporting obligations relating to prior periods, b) evaluating its legal entity structure in an effort to minimize future sales tax obligations, as well as c) preparing current period state sales tax returns on a timely basis. As of December 31, 2005, these internal control improvement actions were in process but had not been fully deployed to mitigate the internal control deficiencies noted above. The Company will continue to evaluate the effectiveness of its controls and procedures on an ongoing basis, and will implement further actions as necessary in its continuing efforts to strengthen control processes.

The Company’s management is improving the state of its controls and procedures. In this regard, the following additional actions have been, or are being, initiated:

•	In December 2005, changed the leadership team responsible for the daily management of the billing and accounts receivable function. Further staffing changes to enhance the effectiveness of this function are in process.

•

Undertaking a detailed assessment of the adequacy and effectiveness of the operating and internal control procedures in effect within the billing and accounts receivable function, focusing on the end to end process from customer authorization at time of referral to cash application upon payment by the payor. It is management’s intention to retain a third-party consultant with expertise in high volume, claims processing environments and a strong focus on internal controls to help management develop and implement enhanced internal control procedures.

•	Improving the level of understanding and documentation of the various information systems supporting the billing and accounts receivable function, including the third-party software package, FASTRACK, implemented in fiscal 2004 as well as internally developed software enhancements implemented since that date. The objective of this review will focus on the identification and development of remediation plans for identified control deficiencies. Remediation plans will address processes, information systems, training and change management. Regarding control deficiencies identified from their review, manual control procedures will be developed pending implementation of automated information system controls. In addition to an assessment of internal controls, a further objective of their review will be to evaluate the capability of the current information system platform to support the Company’s billing, cash application and accounts receivable requirements now and in the future.

Depreciation and Amortization. For the year ended December 31, 2005, depreciation and amortization increased $6.0 million to $9.1 million from $3.1 million for the year ended December 31, 2004. The increase is a result of amortizable intangible assets resulting from the Acquisition. The amortization expense recorded for the year ended December 31, 2005 is based upon an independent appraisal performed during the year.

Operating Income. For the year ended December 31, 2005, operating income decreased $52.4 million to a loss of $39.1 million from $13.3 million of income for the year ended December 31, 2004. This decrease is principally due to the factors described in the previous paragraphs noted above. Excluding the effects of the transaction expenses, adjustments to accounts receivable and sales tax liabilities and amortization expense resulting from the purchase transaction mentioned above, operating income for the year ended December 31, 2005 would have been $13.6 million, compared to operating income of $13.3 million for the year ended December 31, 2004.

Interest Expense. Interest expense increased by $18.9 million to $22.3 million for the year ended December 31, 2005 from $3.4 million for the year ended December 31, 2004. Included in interest expense is $6.6 million of debt acquisition costs associated with the Refinancing. The remaining increase is the result of increased borrowings under the Company’s Senior Secured Notes and Senior Secured Revolving Credit Facility and a $0.5 million prepayment penalty incurred in connection with repayment of the Predecessor’s debt.

Income Tax Expense (Benefit). For the year ended December 31, 2005, the provision for income tax expense decreased to a benefit of $23.7 million from $4.1 million expense for the year ended December 31, 2004. This benefit was the result of a loss before income taxes arising from the factors described above. The Company expects to be able to utilize the tax benefit of these operating losses by filing amended tax returns for those prior years and the reversal of deferred tax liabilities in future periods.

Net Income (Loss). Net income decreased by $43.5 million to a loss of $37.7 million for the year ended December 31, 2005 from $5.7 million of net income for the year ended December 31, 2004. This decrease was a result of the items described above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue. Revenue increased by $77.8 million, or 41.6%, from $187.1 million for the year ended December 31, 2003 to $264.9 million for the year ended December 31, 2004. Revenue growth was driven by increased penetration at existing clients and by the addition of new clients. Increased penetration at existing clients was primarily due to increased usage of our products and services by our clients, in some cases as a result of new preferred provider wins, and the continued trend toward outsourcing. During the year ended December 31, 2004, we served 157,431 patients, compared to 120,859 patients served during the course of the year ended December 31, 2003, representing an increase of 30.3%. Revenue per patient increased 8.7% from $1,540 in the year ended December 31, 2003 to $1,683 in the year ended December 31, 2004.

The largest portion of 2004 revenue growth, accounting for $35.3 million, or 45.4% of growth, was due to gains at the Company’s two largest clients. These gains were the result of increased penetration, and continued revenue increases associated with earning preferred provider status in Pharmaceuticals, achieved in 2003 at both clients. Other clients with whom we earned meaningful preferred provider status, either for the first time or for additional products and services, accounted for $12.1 million, or 15.5% of our revenue growth. The remainder of our growth in revenues of $30.4 million was primarily due to increased penetration at our existing customers, and accounted for 39.1% of our revenue growth.

The Pharmaceuticals product line grew by $45.6 million, an increase of 53.1% from 2003, representing 58.6% of total revenue growth. Our Medical Products and Services product line increased $32.2 million or 31.8% compared to 2003.

Cost of Revenue. Cost of revenue increased by $65.6 million, or 43.0%, from $152.4 million for the year ended December 31, 2003 to $218.0 million for the year ended December 31, 2004. This increase was due principally to increased sales of products and services during the period. Cost of revenue as a percentage of revenue increased 0.8% from 2003 to 2004. The increase primarily resulted from lower Pharmaceuticals pricing as well as the growth of our Pharmaceuticals product lines relative to our Medical Products and Services product lines. The increase was partially offset by a 0.8% reduction in CSR costs as a percentage of revenue in 2004 over 2003 as a result of changes in product mix, growth in our business and improved productivity.

Gross Profit. Due principally to the factors discussed above, gross profit increased by $12.2 million, or 35.1%, from $34.7 million for the year ended December 31, 2003 to $46.9 million for the year ended December 31, 2004, and gross margins declined from 18.6% in 2003 to 17.7% in 2004.

Operating Expenses. Operating expenses increased by $10.9 million, or 55.6%, from $19.6 million for the year ended December 31, 2003 to $30.5 million for the year ended December 31, 2004. $5.7 million, or 52.3% of the increase in operating expenses, was related to certain expenses, including former owners’ excess compensation and transition costs of $2.1 million, strategic consulting fees of $0.8 million, management fee of $0.5 million, and other expenses of $0.3 million. This compares to $2.2 million of similar expenses in 2003, with the difference principally due to lower former owners’ excess compensation and transition costs, and the lack of strategic consulting costs in 2003. The remaining $5.2 million increase in operating expenses in 2004 was due to increased costs related to growth in our business, including higher compensation and benefits cost and increased headcount. Principally due to the one-time charges described above, operating expense as a percentage of revenue increased from 10.5% for the year ended December 31, 2003 to 11.5% for the same period in 2004. Excluding the impact of these charges, operating expenses would have been $24.8 million, or 9.4% of revenues, for the year ended December 31, 2004, compared to $17.4 million, or 9.3% of revenues, for the prior year.

Depreciation and Amortization. Depreciation and amortization increased by $0.9 million, or 39.8%, from $2.2 million for the year ended December 31, 2003 to $3.1 million for the year ended December 31, 2004, primarily as the result of substantial capital expenditures in 2003 due to the IT System upgrade.

Operating Income. Operating income increased by $0.4 million, or 3.1%, from $12.9 million for the year ended December 31, 2003 to $13.3 million for the year ended December 31, 2004. Income from operations as a percentage of revenue decreased from 6.9% for the year ended December 31, 2003 to 5.0% for the same period in 2004, principally due to the factors described above. Excluding the effects of certain operating expenses mentioned above, operating income for the year ended December 31, 2004 would have been $19.0 million, representing an increase of $3.8 million, or 25.8%, over the year ended December 31, 2003.

Interest Expense. Interest expense increased by $0.8 million, or 31.8%, from $2.6 million for the year ended December 31, 2003 to $3.4 million for the year ended December 31, 2004. This increase was the result of increased borrowings under our previous credit facility and increases in our interest rates as our borrowings under that facility were tied to LIBOR and Prime rates.

Income Tax Expense. The provision for income tax expense increased from $4.0 million for the year ended December 31, 2003, to $4.1 million for the same period in 2004. This increase was primarily due to a slight increase in state and federal income tax, due to exposure to higher state and federal effective rates.

Net Income. Net income decreased by $0.5 million or 8.7%, from $6.3 million for the year ended December 31, 2003 to $5.7 million for the same period in the year ended December 31, 2004. This decrease was a result of the items described above.

Liquidity and Capital Resources

Three Months Ended March 31, 2006

Operating activities used $2.5 million of cash for the quarter ended March 31, 2006 compared to use of $25.1 million for the comparable period in 2005. The change in operating cash flows activities was due primarily to transaction expenses incurred in connection with the Acquisition offset by increases in operating cash flow investment in accounts receivable of $4.4 million for the quarter ended March 31, 2006 versus $4.3 million for the comparable period in March 31, 2005. Despite increases in accounts receivable quarter over quarter, day’s sales outstanding remained flat (68 days) quarter over quarter due to the increases in net revenues period over period.

Investing activities used cash of $1.1 million in the quarter ended March 31, 2006 compared to $300.9 million for the quarter ended March 31, 2005. Cash used by the predecessor’s investing activities in 2005 reflects payments made to the selling shareholders in connection with the Acquisition of $21.5 million. Capital expenditures were $1.1 million and $0.4 million for the quarter ended March 31, 2006 versus the comparable period in 2005, respectively. The $296 million of payments in connection with business acquisition includes payments for intangibles offset by deferral of debt issue costs and payables to former owners.

Financing activities for the quarter ended March 31, 2006 provided no cash compared to $324.7 million in the quarter ended March 31, 2005. Cash provided in 2005 was from borrowings on the predecessor’s revolving credit facility during the three months then ended as well as cash provided by the successor’s financing activities representing capital contributions from its parent company and indebtedness incurred in connection with the Acquisition and the Financings, partially offset by the repayment of the predecessor’s debt.

Management is still in discussions with the lender’s agent regarding revisions to the borrowing base at December 31, 2005 discussed below in the “Year ended December 31, 2005” section. These changes are not expected to have a material impact on the Company’s access to capital. Based on the covenant levels under the senior secured revolving credit facility and after giving effect to the adjustment previously mentioned, the Company had, as of March 31, 2006, $15.4 million of available borrowing capacity under the revolving credit facility.

The Company believes that, based on current levels of operations and anticipated growth, cash from operations, together with other available sources of liquidity, including borrowings available under its senior secured revolving credit facility, will be sufficient to fund its operations, anticipated capital expenditures and required payments on its debt for at least the next 12 months. In connection with its borrowings, the Company made an interest payment of $4.5 million in the first quarter of 2006. Its available sources of liquidity are dependent upon its future operating performance, which, in turn, is subject to factors beyond its control, including the conditions of the workers’ compensation industry. The Company cannot assure that its business will generate cash from operations, or that it will be able to obtain financing from other sources, sufficient to satisfy its debt service or other requirements.

As of March 31, 2006, the Company was compliant with the Consolidated Fixed Charge Coverage Ratio and the First Lien Leverage Ratio covenant under its revolving credit facility.

Year Ended December 31, 2005

Operating activities used $19.4 million of cash for the year ended December 31, 2005 compared to a provision of $0.5 million for the year ended December 31, 2004. The decrease in cash provided by operating activities during the year ended December 31, 2005 relative to the year ended December 31, 2004 was primarily due to transaction expenses incurred in connection with the Acquisition and the Financings, partially offset by a reduction in the use of cash associated with increases in accounts receivable of $12.6 million for the year ended December 31, 2005 from $26.0 million for the year ended December 31, 2004. The $12.6 million increase in the year ended December 31, 2005 is calculated prior to the reduction to the accounts receivable balance described in the results of operations section. In both periods, the increases in accounts receivable resulted from the growth of the business and delays in the billing and collection cycles.

The Company grew and gained larger, more sophisticated clients from 2001 to 2003. The legacy information technology system, including the billing system, was unable to effectively accommodate the increasing demands of clients’ billing requirements. The Company implemented an information technology upgrade in the first half of 2004 aimed partly at improving the billing process. Due to billing delays, current process inefficiencies and incomplete billings arising from the implementation of the new information technology platform, the Company experienced an increase in days sales outstanding (“DSO”). Prior to the adjustment to net accounts receivable recorded during the third quarter of fiscal 2005, DSO increased to 87 at September 30, 2005, from 78 at September 30, 2004 and 66 at December 31, 2003. As is more fully described in the Results of Operations section, the Company’s financial performance was adversely impacted by an adjustment to its accounts receivable during the year ended December 31, 2005. Taking into account the adjustment to accounts receivable, DSO at the year ended December 31, 2005 equaled 74.

Investing activities used cash of $303.6 million in the year ended December 31, 2005 compared to $6.3 million for the year ended December 31, 2004. Cash used by the successor’s investing activities reflects payments made to the predecessor’s selling shareholders in connection with the Acquisition. Capital expenditures were $2.7 million and $1.8 million for the year ended December 31, 2005 and the year ended December 31, 2004, respectively.

Financing activities for the year ended December 31, 2005 provided cash of $329.8 million compared to $6.1 million in the year ended December 31, 2004. Cash provided by the successor’s financing activities represents capital contributions from its parent company and indebtedness incurred in connection with the Acquisition and the Financings, partially offset by the repayment of the predecessor’s debt.

In connection with the Acquisition, the Company entered into a senior secured revolving credit facility. The senior secured revolving credit facility consists of a $40.0 million revolving loan, subject to a borrowing base test. Based on the covenant levels under the senior secured revolving credit facility and after giving effect to the Transactions, the Company had, as of December 31, 2005, $13.1 million available for borrowing under the revolving credit facility. The Company’s borrowing capacity was reduced at December 31, 2005 as a result of a reduction of eligible receivables against cash received but not posted to specific customer accounts as of the end of the period. The Company is continuing to discuss with the principal lender other related adjustments which could potentially further reduce the Company’s borrowing capacity under its revolving credit facility. The Company does not believe that these adjustments, if implemented as proposed, would significantly impact its ability to meet its operating cash flow requirements. Since July 2005, the Company has made no borrowings under the revolving credit facility. Loans under the senior secured revolving credit facility bear interest at an initial rate per annum equal to the applicable base rate plus a margin or the Eurodollar rate plus a margin. The senior secured revolving credit facility is guaranteed by the parent, and secured by a first priority lien on substantially all of the Company’s and the parent’s current and future assets, including all of the capital stock of MSC. The Company entered into a $175.0 million senior secured term loan facility in order to finance a portion of the purchase price for the Acquisition and the related transaction fees and expenses.

On May 12, 2005, our parent issued $38.7 million of principal amount at maturity senior discount notes due in 2013, with gross proceeds of $29.7 million, in order to refinance a portion of the senior secured term loan facility. The net proceeds of $28.9 million from such offering were contributed to the Company, and the Company in turn applied the proceeds, together with approximately $1.3 million in borrowings under its senior secured revolving credit facility, to refinance $30.0 million in indebtedness under its senior secured term loan facility and to pay fees and expenses in connection with the offering of the senior discount notes.

On June 21, 2005, the Company issued senior secured floating rate notes due in 2011 in the principal amount of $150.0 million, with net proceeds of $148.5 million. The Company used the net proceeds of that offering, together with additional borrowings under its senior secured revolving credit facility, to repay the remaining indebtedness under its senior secured term loan facility and to pay fees and expenses in connection with such offering.

The Company believes that, based on current levels of operations and anticipated growth, cash from operations, together with other available sources of liquidity, including borrowings available under its senior secured revolving credit facility, will be sufficient to fund its operations, anticipated capital expenditures and required payments on its debt for at least the next 12 months. Its available sources of liquidity are dependent upon its future operating performance, which, in turn, is subject to factors beyond its control, including the conditions of the workers’ compensation industry. The Company cannot assure that its business will generate cash from operations, or that it will be able to obtain financing from other sources, sufficient to satisfy its debt service or other requirements.

On December 9, 2005, the Company, MCP-MSC Acquisition, Inc., the banks, financial institutions and other lenders party thereto (collectively, the “Lenders”) and Bank of America, N.A. as administrative agent (the “Agent”) for the Lenders, entered into an Amendment No. 2 to the Revolving Credit Agreement (the “Amendment”) with respect to their Revolving Credit Agreement, dated as of March 31, 2005 (the “Revolver”). Among other things, the Amendment modified the terms of the Revolver, effective as of July 1, 2005, by adjusting the financial covenants to account for the approximately $15.5 million adjustment to the net accounts receivable balance by the Company in the third quarter as well as the adjustment of approximately $3.1 million relating to sales tax payable liability. In addition, the amendment modified the Fixed Charge Coverage Ratio in the financial covenants and replaced the Total Leverage Covenant with a First Lien Leverage Ratio covenant. In consideration of the execution of the Amendment, the Company agreed to pay the consenting Lenders a fee equal to 0.125% of their outstanding loans and commitments as of the date of the Amendment.

Contractual Obligations

The following table represents our contractual commitments specified below as of December 31, 2005:

	Payments due by period
	2006	2007	2008	2009	Thereafter	Total
	(dollars in thousands)
Contractual cash obligations:
Long-term debt obligations(1)	$16,620	$–	$–	$–	$148,645	$165,265
Non-cancelable contracts	346	102	107	74	–	629
Operating lease obligations	959	829	–	–	–	1,788

Total	$17,925	$931	$107	$74	$148,645	$167,682

(1)	Represents the outstanding balance of the senior secured revolving credit facility ($16.6 million) and the principal amount of the notes offered hereby.

Critical Accounting Estimates

We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that we believe are reasonable based on the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The policies that we believe are the most critical to understanding and evaluating our reported financial results include the following:

Revenue and Accounts Receivable. The Company recognizes revenue from product sales and services in the period that the service or rental activity occurs after obtaining a referral and authorization (either written or verbal) from the payors. Estimated provisions for sales allowances are recorded, if necessary, in the period the sale is recorded.

The Company invoices its customers with general payment terms of 30 - 60 days from the invoice date as required in certain instances by state statutes governing the workers’ compensation industry. Credit is extended to the Company’s customers and collateral is not required. Accounts receivable includes billed and estimated unbilled receivables and is comprised primarily of amounts due from third-party payors.

Unbilled accounts receivable represents those transactions for which services have been performed but for which the Company is awaiting final cost information from its service provider. The Company estimates this portion of earned but unbilled revenue and corresponding receivable on a monthly basis based on historical trends and estimation methodologies. These estimates are adjusted in subsequent periods when information becomes available from the service provider. Historically, these estimates have reasonably approximated the level of revenue actually billed to payors in the subsequent periods. As of December 31, 2005 and 2004, unbilled receivables were approximately 24% and 19%, respectively, of total accounts receivable.

Allowance for Doubtful Accounts. We make additions to the allowance for doubtful accounts by means of the provision for bad debts, which we base upon management’s assessment of historical and expected collections and other collection indicators. Accounts receivable are written off after collection efforts have been followed in accordance with our policies. Accounts written off to the provision for bad debts include reserves for specific high risk collection customer accounts and a general reserve for yet unspecified customer collection risks. Such reserves and estimation factors are reviewed and updated periodically as uncollectible accounts are deducted from the allowance, and subsequent recoveries are added.

During 2005, the Company recorded adjustments relating to write-offs of accounts receivable and increases in the reserve for doubtful accounts. A $15.5 million charge was recorded during the third quarter and an additional reserve adjustment of $3.1 million was recorded during the fourth quarter of 2005 representing the write-off of specific accounts receivables, net of reserves, and an increase in the reserve for doubtful accounts (see “Results of Operations—Adjustment to accounts receivables”).

Goodwill and Intangible Assets. Under Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. We evaluate our long-lived assets for impairment on an annual basis, or whenever events indicate that the carrying amount of the asset may not be recoverable from estimated future cash flows, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Newly Issued Accounting Standards

On December 16, 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosures will no longer be an alternative.

Effective January 1, 2006 the Company adopted SFAS 123(R) using the modified prospective application transition method. Previously, the Company expensed share-based payments as permitted under APB No. 25 and related interpretations in accounting for stock options to employees. The financial statements as of and for periods ended prior to December 31, 2005 have not been restated to reflect adoption of SFAS 123(R).

The primary impact of the adoption of SFAS 123(R) is the recording of compensation expense based on fair value of the award on the grant date and certain calculations involving estimated forfeitures. SFAS 123(R) requires that at the grant date the Company estimate forfeitures for unvested awards, while APB No. 25 had permitted the Company to record forfeitures only upon occurrence. The Company expects to recognize approximately $1.2 million of compensation expense in fiscal 2006 upon adoption of SFAS 123(R).

In May 2005, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which requires retrospective application to prior periods’ financial statements of every voluntary change in accounting principle unless it is impracticable to do so. SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 is effective for accounting changes and corrections of errors beginning in fiscal 2007. The Company does not anticipate adoption of this standard will have a material impact on its financial statements.

FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations” was issued by the FASB in March 2005. FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal 2006. The Company does not anticipate adoption of this interpretation will have a material impact on its financial statements.

In December 2004, the FASB issued Staff Position No. FAS 109-1, “Application of SFAS No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). FSP 109-1 states that qualified domestic production activities should be accounted for as special deduction under SFAS No. 109, “Accounting for Income Taxes.” The Company has completed its evaluation of the repatriation provision and has determined it does not impact fiscal 2005 or subsequent periods.

In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” which provides accounting and disclosure guidance for the repatriation provisions of the American Jobs Creation Act of 2004 (the “Act”). The Act provides for a special one-time tax deduction of certain earnings repatriated in fiscal 2006. The Company has completed its evaluation of the repatriation provision and has determined it does not impact fiscal 2005 or subsequent periods.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 addresses the measurement of exchanges of non-monetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS 153 is effective for non-monetary asset exchanges in the first quarter of fiscal 2006. The Company does not anticipate adoption of this standard will have a material impact on its financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance of ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). SFAS 151 is effective for inventory costs incurred beginning in the first quarter of fiscal 2006. The Company does not anticipate adoption of this standard will have a material impact on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Due to the significant amount of indebtedness that we have incurred in connection with the Transactions, we are exposed to interest rate risk. Pursuant to the terms of our senior secured revolving credit facility, we are required to enter into interest rate swap contracts such that at least 50% of all of our and our parent’s indebtedness shall be subject to fixed interest rate protection. Based on our current hedging positions, under which we have secured a fixed rate for over 50% of our indebtedness, and outstanding debt at December 31, 2005, a 1% increase in interest rates would result in an increase in interest expense of $0.4 million.

Business

The following should be read in conjunction with our unaudited pro forma financial statements and the related notes contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

Company Overview

Management believes MSC is the second largest procurement provider of ancillary health care products and services to workers’ compensation payors in the United States, based on our knowledge of the industry. We coordinate the delivery of these products and services from our vendor network to workers’ compensation patients on behalf of our clients, which include payors such as insurers and third party administrators, or TPAs. By offering our clients a “one stop shop” to outsource these activities, we offer payors cost savings by leveraging purchasing volumes and by reducing the administrative burdens associated with directly procuring such products and services. We serve 22 of the 25 largest workers’ compensation insurers and all 10 of the largest TPAs, as well as self-insured corporations and government entities.

We have built a proprietary nationwide network of over 7,000 vendors to provide over 20,000 health care products and services to ill or injured workers outside the clinical setting. After a physician treats the affected worker, a regimen of care is prescribed, including a suite of ancillary products and services to be delivered outside the clinical setting. The ancillary products and services that we provide can be divided into two groups:

•	Pharmaceuticals: The Company’s Pharmacy Benefit Management (“PBM Services”), and Mail Order Pharmacy product lines together represented 54% of first quarter 2006 revenues and 53% of our 2005 revenues. We administer prescription drug services through a retail card program and also offer mail order delivery services which, effective August 15, 2005, were outsourced to an outside vendor.

•	Medical Products and Services: The Medical Devices, Orthotics & Prosthetics, Durable Medical Equipment and Medical Supplies product lines represented 28% of first quarter 2006 revenues and 30% of the Company’s 2005 revenues. The Home Health Services and Transportation product lines represented 17.5% of first quarter 2006 revenues and 17% of 2005 revenues. Collectively, all of these are referred to as Ancillary Products. With each of the Ancillary Products, we identify vendors from our network, procure products and services and follow up with patients in an effort to ensure their satisfaction with the products and services delivered.

Case managers typically handle hundreds of cases at a time and may need to order multiple ancillary products and services over a period of months to years for each case. We streamline the time-consuming process of administering, procuring and billing for these products and services, which we estimate represent only approximately 18% of total workers’ compensation claims expense. Our clients have increasingly outsourced these activities to enable their case managers to focus on managing indemnity payments and hospital, clinic and physician costs, which we estimate represent the remaining 82% of the claims expense. A typical case management process involving our Ancillary products and services proceeds as follows:

•	A workers’ compensation payor is notified of a workers’ compensation injury and assigns the claim to a case manager;

•	The case manager administers indemnity payments and coordinates medical care with hospitals and doctors;

•	As needs for our products and services arise after the patient is discharged from the hospital, the case manager contacts an MSC customer service representative (“CSR”);

•	Our CSR identifies the optimal supplier (by quality, location and price) from our vendor network, obtains payment authorization (either written or verbal) from the payor and contacts the patient after delivery in an effort to ensure patient satisfaction with products and services delivered; and

•	We send a customized bill to the payor.

Our PBM Services enable clients to more effectively manage pharmaceutical costs. Our pharmacy service offering provides patients with a retail card to present to pharmacists for workers’ compensation related drugs and we contact patients before and after delivery of the retail card to encourage its use. By increasing usage rates, we help clients realize direct cost savings through the lower prices we have negotiated via our network. In addition, our program enables our clients to more effectively manage their overall spending on pharmaceuticals by controlling drug utilization through a customized formulary. Our efforts to increase card usage are particularly important to workers’ compensation payors because legislation generally does not allow a payor to limit claimants’ to use of a specific provider network.

We employ a two-pronged sales and marketing strategy that targets clients’ corporate and field offices. At the corporate level, we seek designation as a preferred provider on our product and service offerings. Obtaining preferred provider status typically indicates that our client will work, in conjunction with our salesforce, to increase usage of our products and services by case managers. In the field offices, our salesforce educates case managers on the benefits of using our services, thereby increasing our penetration rate within that particular customer account.

Business Strategy

Increase Sales at Our Existing Clients

We have an experienced salesforce that is well-positioned to increase sales at our existing clients. We estimate that purchases from MSC by our top ten clients represent less than 25% of their aggregate spending on the types of products and services that we provide. We seek to increase sales to existing clients by:

Obtaining Preferred Provider Status. We seek to leverage our reputation and our track record to gain preferred provider status at existing clients where we are not currently a preferred provider. At clients where we are currently a preferred provider for certain products or services, we seek to extend preferred provider status to a broader array of our product and service offerings. Since the beginning of 2003, 10 of our top 20 clients have awarded us with preferred provider status in additional product lines. One of these clients, Liberty Mutual, accounted for 19% of revenue for the year ended December 31, 2005.

Increasing Client Utilization of our Network. We work with each client to maximize use of our network by directly marketing to field offices. Examples of our direct marketing effort include frequent contact with individual case managers to foster relationships, training case managers on using our services, continuing education sessions in coordination with vendors and reviewing our clients’ claimant histories to identify attractive opportunities for outsourcing. For clients where we are preferred providers, we focus these efforts on offices and case managers that we, in conjunction with those clients, have identified as having significant potential for increased use of our network to procure products and services.

Continue to Pursue New Clients

We target new client relationships and have a strong track record of winning accounts. During the years ended December 31, 2004 and 2005, we gained preferred provider status with 13 new clients, eight of which will be using both our Pharmaceuticals and Medical Products and Services lines. We believe that our two-pronged sales approach, reputation for quality service, national coverage and scale, and competitive pricing position us well to win new clients. In addition, we have an opportunity for additional revenue growth due to our strong competitive position in the fragmented markets we serve.

Increase Margins Through Cost Management

Prior to 2004, we focused our efforts primarily on increasing sales and quality of service, with a limited focus on increasing profit through cost management. During 2004 and continuing into 2005, we began to focus on leveraging our size and reducing costs through several strategic initiatives:

•	Vendor Management (Pharmaceuticals). We have negotiated and continue to negotiate reduced pricing with key pharmaceuticals vendors through use of volume discounts that are predetermined based on contracts, reviewed annually, that are designed to better leverage our costs as volume increases.

•	Vendor Management (Medical Products and Services). We continue to implement this initiative in Medical Products and Services by negotiating lower pricing and identifying preferred vendors based on price, quality and geographic considerations. Additionally, Point Right, our vendor management software, allows CSRs to identify and increase utilization of these preferred vendors, avoiding more costly, one-time orders from vendors outside of our preferred vendor network. We are extending this initiative on a product by product basis and giving priority to our largest product lines and the largest states served.

•	Inventory Management (Pharmaceuticals, Medical Products and Services). We have reduced our on-hand inventory levels by employing “just-in-time” inventory management and utilizing outside vendors to ship product directly to patients. For example, effective August 15, 2005, we entered into an agreement with an outside vendor to outsource our Mail Order Pharmacy services. We expect this relationship to help us reduce costs in our Pharmaceuticals product line.

•	Optimization of Case Management Process. We have begun to streamline aspects of our more manual and paper-based product and service offerings, such as Home Health. We are implementing improvements in all of our product lines to enhance workflow by streamlining and automating the claims handling process, including a new desktop function for CSRs called CSRD, with a view to increasing the number of claims handled per hour by our CSRs.

Product Lines

Our products and services are listed below in order of revenue contribution:

PBM Services. Our PBM Services are predominately administered through a retail card program that enables patients to access prescription drugs at over 57,000 retail and institutional pharmacies nationwide (over 80% of total pharmacies). We also provide clinical support services such as drug utilization review and formulary management. Our PBM Services program benefits clients and patients by providing convenient access to prescribed medications while controlling eligibility, drug safety and drug suitability through a proprietary formulary designed for workers’ compensation injuries and customized for our clients. We also provide certain clients with a retroactive review of a patient’s prescription history to recommend improvements in treatment and reductions in drug costs. We currently utilize only one vendor, Restat, in our PBM Services product line.

Medical Devices. We provide, through our vendors, a wide variety of medical devices, including electrotherapy devices, continuous passive motion machines, bone growth stimulators and transcutaneous electrical nerve stimulation units. In addition to coordinating delivery, we actively monitor equipment usage and manage the ordering of monthly supplies such as batteries and other consumables. These add-on services minimize costs by shipping only necessary supplies each month.

Home Health Services. We coordinate home nursing, IV therapy and rehabilitation and therapist services for workers’ compensation patients. Our CSRs directly communicate with patients and in-home nurses and therapists to verify that patients receive appropriate care. We contact patients after they receive services in our effort to ensure patient satisfaction.

Durable Medical Equipment (DME). We procure the delivery of in-home equipment to workers’ compensation patients, including such items as hospital beds, wheelchairs and patient lifts. After delivery of the equipment, our CSRs follow up with the patient to verify that the vendor provided timely delivery, ample training and all necessary support services. We have provided over 2,900 products in our DME line.

Orthotics & Prosthetics. We coordinate with patients to provide treatment from a practitioner who will fit orthotics and prosthetics in the patient’s home or in the practitioner’s office.

Mail Order Pharmacy. Prior to August 2005, we provided patients with home delivery of prescription drugs from our pharmacy located in Jacksonville. Effective August 2005, we outsourced our Mail Order Pharmacy Services to an outside vendor.

Transportation. We procure transportation services for patients, including ambulance services, air transportation services, wheelchair and stretcher services, and transportation to and from caregivers’ offices or hospitals.

Medical Supplies. We provide basic medical supplies, including wound care, urinary care and other common and easily-shipped personal care products, to patients. These medical supplies are typically products commonly utilized by workers’ compensation patients.

Sales and Marketing

Corporate Sales Team Organization

Our nationwide sales and marketing organization is led by our Senior Vice President of Sales and our Vice President of Marketing and Business Development.

The nationwide field salesforce is led by Vice Presidents and Regional Area Directors, who are responsible for identifying and responding to preferred provider opportunities at the corporate level of potential clients as well as directing the activities of field sales representatives in their respective regions. Field sales representatives are responsible for visiting individual claims offices and educating case managers on the products and services that we offer as well as our record of cost containment and high-quality client service.

While our field salesforce is organized by region, our inside salesforce is organized by client so that we are able to fulfill each client’s specific billing, reporting and client service requirements. Through direct mailers, promotional products and continuous client contact, the inside salesforce works to maintain our prominent position within each claims office.

We offer our salesforce an attractive base salary and the potential for bonuses in an effort to foster a team environment within our sales organization. Management believes that this positive team environment is critical to building and maintaining solid relationships with case managers, which enable us to increase sales penetration within claims offices.

Sales Process

We have a two-tiered approach to sales development. The first tier is at the payor’s headquarters, where we seek preferred provider status from each client on our offered products and services. Our Vice President of Marketing and Business Development, Senior Vice President of Sales and Regional Area Directors are primarily responsible for actively managing this level of sales. Activities within the first tier include:

•	Proposal development and submission, with a focus on establishing preferred provider relationships;

•	Formulation of customized services for our larger clients;

•	Development of claims office communication plans and detailed roll-out schedules;

•	Collaboration with clients to maximize outsourcing to MSC;

•	Corporate level presentation of our cost containment, high-quality products and services, and customized case management capabilities; and

•	Representation at national trade shows and industry seminars that are oriented towards workers’ compensation insurers and TPAs.

The second tier of sales development occurs at the case manager level at clients’ claims offices. We and our payors’ corporate offices often work together to promote our services. While many payors recognize the benefits of outsourcing the procurement of ancillary healthcare products and services, the decision on a case-by-case basis often remains with a case manager, and payors are often reluctant to mandate compliance with corporate policies. As a result, the presence of our salesforce within claims offices and our continued efforts to maximize case manager usage of our services is key to increasing network compliance.

With our IT System, we are able to analyze use of our services by claims offices and case managers and can target salesforce efforts where we believe we can have the greatest impact. Our salesforce seeks to maximize contact between our sales representatives and case managers through the following activities:

•	Educating case managers about our ability to deliver high-quality products and services while saving case managers time and money;

•	Sponsoring continuing medical education (CME) seminars in conjunction with our vendors, in which we showcase our products or services;

•	Conducting file reviews, where we review claimant histories to identify opportunities for outsourcing, at the request of our clients; and

•	Representing MSC at regional trade shows oriented towards case managers.

Information Technology

The IT System provides billing, sales and vendor management and customized reporting. The core of the system is a medical distribution program from Fastrack Healthcare Systems. The Fastrack order entry system simplifies the order entry process, allows for better electronic workflow and helps us to track operating metrics. Currently, all of our CSRs utilize the order entry system and corresponding sub-systems.

In January 2005 a new application called Point Right was implemented to increase the utilization of our preferred vendors. Point Right determines the best vendors based on criteria such as price, quality and geography and presents these vendors to the CSR. We have begun converting Durable Medical Equipment vendors and products to the Point Right application and will be completing the project during the second quarter of 2006.

In October 2005, we introduced our desktop function for our CSRs called CSRD. CSRD, which was primarily developed for the Intake Department, is a proprietary front-end system where data entry has been streamlined and performance enhanced. Instead of using Fastrack, Intake associates will input data to the CSRD system. This data will then be saved to Fastrack, processing the order and obtaining the required referrals, while interfacing with other corresponding sub-systems allowing for improved efficiency.

As part of our 2005 IT system enhancements MSC developed “Auto Authorization” which automated the process of obtaining authorization when a prescription is denied at the pharmacy. Prior to the automation of this process, the pharmacist was required to call MSC and a CSR would enter the prescription information into MSC’s website (OASIS) so that it could be accepted or denied by the adjuster. A CSR would then communicate the adjuster’s decision back to the pharmacy via phone or fax. The Auto Authorization application has significantly reduced the need for CSRs by taking an electronic denial from the pharmacy and routing it to the adjuster via email and MSC’s website. The adjuster is able to log into the website and authorize or deny the prescription and the result is automatically faxed to the pharmacy. Auto Authorization was introduced on a limited scale in October 2005 and further enhancements as well as a full roll-out are expected during fiscal 2006.

We employ Electronic Data Interchange, or EDI, with certain customers and vendors. EDI facilitates the electronic exchange of orders and invoices between MSC and a client or vendor, eliminating the need for manual data entry. Upon receiving a claim from our clients, our system creates invoices which are prepared for transmission and sent electronically to our clients, rather than printed and mailed. Benefits of EDI are significant and include lower processing costs and reduced error rates. Substantially all of our Pharmaceuticals product line employs EDI. During 2005 we added 14 additional customers to EDI. For 2006, we will continue to encourage additional Medical Products and Services customers to increase EDI usage. As of December 31, 2005 the total of EDI customers is 50. In addition to EDI, we offer our customers an Electronic Funds Transfer option for the settlement of payments to us. We believe that our productivity and margins will continue to improve as additional clients adopt EDI and Electronic Funds Transfer.

Competition

We compete in a highly fragmented industry. Our competition consists of: (1) national procurement providers and national PBMs; (2) local or regional networks or vendors who have direct relationships with physicians and payors; and (3) manufacturers who distribute their products directly to clients.

Quality and efficiency of service and pricing are the principal bases of competition in the workers’ compensation industry. Conversations with our clients have revealed that quality of service constitutes a key element in their choice of network provider, often as important as price. We believe that our history of quality client service, our consistent efforts to maximize case manager usage of our services, and our competitive prices place us in a favorable position relative to our competitors. Our principal current competitors among national procurement providers of the lines of ancillary products and services that we provide are PMSI (a division of AmerisourceBergen), Progressive Medical, One Call Medical, Health Esystems, Modern Medical, TechHealth and Cypress Care.

Specifically within our Pharmaceuticals product line, our competitors currently and may in the future include many profitable and well-established companies that have significant financial, marketing and other resources. We compete with a wide variety of competitors, including large national PBMs, such as Medco Health Solutions, Caremark Rx, Inc. and Express Scripts. Each of these companies has national sales and account teams, mail service pharmacies and extensive technology infrastructure. We believe that our disciplined focus on the workers’ compensation industry and our systematic efforts to maximize usage of our PBM services are a competitive advantage relative to larger national PBMs, for which this is only a small portion of their overall service offering.

Employees

As of March 31, 2006, we employed 554 full time employees. We believe that we have a good working relationship with our employees. None of our employees are subject to a collective bargaining agreement.

Property

We lease our main facility, including our executive offices, which is located in Jacksonville, Florida. Effective March 31, 2006 we closed our only other facility in Arizona, and moved its operations to our main facility.

Legal Proceedings

We are from time to time involved in litigation incidental to the conduct of our business. We believe that no litigation currently pending against us, if adversely decided, would have a material adverse effect on our financial position or results of operations.

Government Regulation

General

As a provider of ancillary health care products and services for the workers’ compensation industry, we are subject to increasing regulation by a number of governmental entities. We are also subject to laws and regulations relating to business corporations in general. In recent years, there have been an increasing number of proposals to make significant changes in the health care system. Changes in law, regulations or regulatory interpretations could reduce our revenue and profitability.

Our compliance department conducts an ongoing review of applicable areas of regulation in all states in which we are active. This review includes monitoring of changes in state regulation by subscription service, independent examination, and personal contact with state officials. Our compliance team regularly meets with our operations departments to ensure open and complete communication and to monitor implementation of any compliance-based changes. We believe that these efforts keep us abreast of the regulatory requirements that affect us. Nonetheless, it is possible that we could fail to implement properly one or more regulatory requirements, and thereby subject ourselves to potential penalty.

Licensure and Certification

States have varying licensure requirements. Until we completed its outsourcing in August 2005, we operated a mail order pharmacy and therefore were subject to regulatory oversight of the compounding, storage, labeling and dispensing of drugs both in Florida, where our pharmacy was located, and in many other states to which we mailed drugs. While we no longer operate a mail order pharmacy, we are subject in some states to similar licensure requirements. For example, some states require licensure of certain entities involved in the delivery of durable medical equipment; we are required to and do hold associated licenses in California, Indiana, Ohio, Washington, and West Virginia.

We believe that we are in material compliance with the licensure and certification requirements that are applicable to us, and that we adequately monitor developments in state regulations. It is possible, however, that we are in noncompliance with the requirements of one or more states, and that such noncompliance could result in costs to us. It also is possible that state licensure regulations could change, making us subject to requirements that currently do not apply to us. We cannot predict the scope or effect of possible future changes in regulation.

State Billing Rules and Reporting Requirements

Workers’ compensation benefits are subject to regulation in each state. In many states, this includes the setting of fee schedules for medical services and products, which, by formula, generally set the maximum level of reimbursement under the workers’ compensation system for such medical services and products. The fee schedules also may include guidelines that limit the number of units of service, that restrict the frequency of service, or that require treatment plans or referrals. In those states where billing above the fee schedule amount is prohibited and may result in legal sanction, we do not bill above the fee schedule amounts. In other states, the prices that we have negotiated with our vendors and clients generally fall below the applicable state fee schedule, and not all services that we arrange are covered by a fee schedule in all states. Nevertheless, it is possible that some negotiated prices for services are above the applicable fee schedule in some states, and that we may in some of those instances incur costs, such as non-reimbursement of the excess amount. Notwithstanding the negotiated character of our pricing, it is possible that we could be subject to liability for billing in excess of applicable fee schedules or to repayment of excess amounts in some instances for billing in excess of an applicable fee schedule amount.

Some states additionally regulate the form and the substance of billing by health care providers to workers’ compensation insurers, and require certain claims reporting to state agencies. Among other aspects of the relationship between providers and payors, these regulations can require that providers use certain forms and provide certain information when submitting reimbursement claims to insurers, that providers who properly submit claims receive full reimbursement from insurers, and that some claims information be passed to the state. In addition, there are regulations in certain states that may prohibit intermediaries from charging payors in respect of procured products and services comprehensive fees that are in excess of the purchase prices paid to vendors for those products and services and that do not separately itemize or bill administrative expenses. As part of our business, we work with our vendors and our clients to coordinate delivery of claims information and reimbursement of providers, and on behalf of our clients report information to states where such reporting is required. We closely monitor requirements that are applicable to us, including possible changes to the existing regulations, and we have not to date been subject to any suit or investigation alleging noncompliance. However, it is possible that we may be found to be in noncompliance with current requirements or with any future requirements. An administrative or judicial determination that we are in noncompliance with any requirements could result in substantial costs to us, in the form of legal fees, fines and penalties, and modifications of our business structure that could be materially adverse to our business.

Pharmaceutical Regulation

The manufacture, dispensing and sale of pharmaceuticals is regulated on both the federal and state levels. We do not manufacture drugs, and effective as of August 15, 2005, we no longer directly provide mail order pharmacy services. Applicable regulation regarding the sale of pharmaceuticals generally affects PBM activities, including formulary development, use of generics, pharmacy network accessibility, drug price negotiating, and customer relationships. Because we are involved only in health care delivered in the context of workers’ compensation (and, to a significantly lesser degree, in the context of automobile-related personal injury protection policies), because our PBM vendor conducts many core PBM functions for us, including development of the retail card pharmacy network and negotiations with manufacturers, and because our pharmaceutical billing structure in some instances may insulate our margins from changes in drug prices, much of the regulation either does not directly apply to us or does not have a significant effect on us. Nonetheless, certain regulations do apply to us directly, and other regulations affect the industry in which we operate and therefore may have indirect effects on our business. We therefore must monitor our compliance with the regulations that are directly applicable, and must be cognizant of the effects of the regulations that are not.

Other State Health Care Laws

Many states regulate so-called preferred provider organizations (PPOs) (or similar entities that perform like functions) and entities that perform utilization review of the delivery of health care. The regulation takes different forms in different states, but generally requires PPOs and providers of utilization review to satisfy certain registration and licensure requirements. Failure of these requirements, where they are applicable, may result in penalty, and may additionally foreclose the affected entity from continued operation. We do not believe that these regulations apply to us, as we do not believe that we fit the definitions of a PPO (or similar entity), and we do not believe that the services that we provide to our clients fit the definitions of utilization review. Nonetheless, it is possible that regulators in one or more states may determine that we are subject to such regulations.

Many states also have so-called all-payor statutes and regulations, which effectively recreate the federal Anti-Kickback and Stark statutes, but apply them without regard to federal payment, thereby generally prohibiting the payment or receipt of remuneration to or from a health care provider to induce or in exchange for a referral. Penalties for violation of these statutes and regulations include substantial fines and imprisonment. While we do not believe that our relationships violate these statutes and regulations, many of the provisions are vague or indefinite and have not been interpreted by courts. It is possible that a prosecutor, agency, or court in one or more states could determine that our relations do violate an all-payor provision, and thereby impose on us substantial costs.

The Health Insurance Portability and Accountability Act of 1996 and State Privacy Protection

Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, any person or entity that knowingly and willfully defrauds or attempts to defraud a health care benefit program is subject to a fine, imprisonment or both. Additionally, any person or entity that knowingly and willfully falsifies or conceals a material fact or makes any materially false or fraudulent statements in connection with the delivery of or payment of health care services by a health care benefit plan is subject to a fine, imprisonment or both.

HIPAA also led to the promulgation of regulations establishing national standards for certain electronic health care transactions, the use and disclosure of certain individually identifiable patient health information, and the security of such information. These are commonly known as the HIPAA transaction and code set standards, the privacy standards and the security standards. Many of the privacy provisions go beyond existing state privacy protections. Violations of both HIPAA and of state privacy statutes and regulations can result in civil monetary penalties and criminal sanctions. Because we are engaged primarily in the delivery of health care services to workers’ compensation claimants (and, to a significantly lesser degree, to claimants under our clients’ automobile-related personal injury protection policies) and do not electronically bill payors for any unrelated claims, we do not believe that we are at this point subject to the administrative simplification provisions of the federal Health Insurance Portability and Accountability Act of 1996 and related rules and regulations (HIPAA).

It is possible, however, that HIPAA will in the future be expanded to cover entities engaged in the delivery of health care to workers’ compensation or automobile injury claimants through workers’ compensation or automobile insurers, and we are already subject to state privacy requirements. Additionally, if in the future we decide to expand our services to include the delivery of health care services to TRICARE or Medicare claimants, we would become subject to HIPAA. We have taken action to protect the privacy of patient-identifiable health information that we process and to which we are exposed, and we intend to become fully compliant with the HIPAA privacy, security and transaction and code sets rules before engaging in activities that are subject to it.

Consumer Protection

The federal government and states have consumer protection laws that have been the basis for investigations, lawsuits and multi-state settlements relating to the delivery of, and the provision of insurance coverage for, healthcare services. Such investigations, lawsuits and settlements have targeted, among other issues, the exchange of financial incentives, deceptive billing practices and illegal billing price structures. Although we have not to our knowledge been the subject of any such investigation, lawsuit or settlement, it is possible that these laws could apply to certain activities of our business.

Other Federal Health Care Laws

We may in the future expand our services to include the delivery of health care services to TRICARE or Medicare claimants. The delivery of services payable under federal health care programs is subject to extensive laws and regulations, including HIPAA, discussed in “Government Regulation—The Health Insurance Portability and Accountability Act of 1996 and State Privacy Protection,” and the Anti-Kickback statute, the Ethics in Patient Referrals Act, also know as the Stark law, and the False Claims Act.

The Anti-Kickback statute generally prohibits, among other things, knowingly and willfully paying or offering any payment or other remuneration to induce a person to purchase, lease, order, arrange for, or recommend items or services reimbursable under a federal health care program. The statute also prohibits soliciting or receiving any such payments. Regulations promulgated pursuant to the Anti-Kickback statute contains safe harbors that protect certain arrangements that comply with the terms of the safe harbor. The Stark law prohibits physicians from referring Medicare or Medicaid beneficiaries for “designated health services” to an entity with which they or a family member have a financial relationship, and prohibits an entity from presenting a claim for any such referred services, unless the financial relationship falls within an exception to the law. However, the sanctions for violating either of the laws can include substantial civil and criminal penalties.

The False Claims Act imposes civil penalties for knowingly making or causing to be made false claims with respect to governmental programs for services not rendered, or for misrepresenting actual services rendered, in order to obtain higher reimbursement. The False Claims Act has been interpreted to apply to violations of the Anti-Kickback statute and the Stark law. Private individuals may bring “whistle blower” suits under the False Claims Act, and may receive a portion of the government’s recovery in any successful suit. Sanctions for violating the False Claims Act can include civil penalties and treble damages, resulting in the possibility of substantial financial penalties for errors that are repeated on multiple claims.

In recent years, these laws have been at issue in various investigations and regulatory pronouncements that have affected some of our competitors, particularly in our PBM Services product line. If we expand our services to include the delivery of health care services to claimants under federal health care programs, we similarly would become subject to these laws, which in many instances are more strict than some of the so-called all-payor statutes and regulations to which we already are subject and which are discussed in “Government Regulation—Other State Health Care Laws.”

Management

Executive Officers and Directors

Our directors and executive officers, and their ages and positions within our company as of March 31, 2006 are as follows:

Name	Age	Position
Patrick G. Dills	52	Executive Chairman and Director
Joseph P. Delaney	37	President and Chief Executive Officer
Gary Jensen	51	Senior Vice President, Chief Financial Officer
Craig Rollins	40	Senior Vice President of Sales
Linda Hirschi	40	Vice President of Marketing and Business Development
Jay Wilson	41	Chief Information Officer
Joel McMains	57	Vice President of Network Development
Mitch Freeman	33	Vice President of Pharmaceutical Operations
Timothy A. Crass	33	Vice President, General Counsel
Robert B. Calhoun	63	Director
Kevin A. Macdonald	45	Director
Peter S. Laino	41	Director
Adam S. Doctoroff	32	Director
Thomas E. Moloney	62	Director
Ronald E. Hofstetter	41	Director

Patrick G. Dills joined MSC as Executive Chairman in February 2006. Mr. Dills previously served First Health Group as Executive Vice President from 1988-2005 and President of CCN and Health Net Plus, both wholly owned subsidiaries of First Health, from, respectively, 2001-2005 and 2003-2005. Mr. Dills holds a B.S degree in Economics from the Wharton School at the University of Pennsylvania and currently serves on the board of directors of Vivius Inc., a privately held, consumer-driven health care company.

Joseph P. Delaney became President and Chief Executive Officer of MSC on February 15, 2006 after joining MSC in 2004 as Chief Operating Officer. Mr. Delaney previously served as a consultant from 1997 to 2002 and a Partner from 2002 to 2004 at The Parthenon Group, a strategic advisory and principal investing firm. During his tenure there, he led a wide range of cost reduction and revenue enhancement projects for Fortune 1000 clients.

Gary Jensen joined MSC as Chief Financial Officer in September 2005. Previously Mr. Jensen was employed by Cardinal Health, Inc., a provider of products and services to the health care industry, where he served as the Vice President of Corporate Audit from 1996 to 2000, Senior Vice President of Financial Analysis and Corporate Audit from 2000-2002 and as Senior Vice President and Corporate Controller from 2002-2005.

Craig Rollins, who joined MSC in 1998, became Senior Vice President of Sales in June 2005. As Regional Area Director, Mr. Rollins worked extensively to develop MSC’s presence on the West Coast and in the Northeast and also served as Regional Account Manager.

Linda Hirschi, who joined MSC in 1996, became MSC’s Vice President of Marketing and Business Development in May 2005. In her ten years at MSC, she has held the positions of Vice President of Sales and National Accounts, Regional Area Director and Regional Account Manager.

Jay Wilson joined MSC as Chief Information Officer in March 2006. Previously Mr. Wilson was employed by Concentra, Inc., a workers’ compensation and occupational health services provider, where he served as Vice President of Information Technology of its Health Services Division from 2000 to 2006.

Joel McMains joined MSC in 2005 as Vice President of Network Development. Mr. McMains previously served as Director of Contracting for Humana Military Healthcare Services from 1996 to 2004. Prior to that, Mr. McMains held the position of Chief of Medical Contracting with the Office of the Air Force Surgeon General from 1991 to 1996 and Chief Medical Contracting Officer at the Brooke Army Medical Center from 1985 to 1991.

Mitch Freeman has been employed with MSC since February 2003, and has served as Vice President of Pharmaceutical Operations since September 2004. Mr. Freeman served as Medications Operations Manager and Director of Clinical Services before his current role. Prior to joining MSC, Mr. Freeman was a Critical Care Pharmacist with Memorial Hospital Jacksonville.

Timothy A. Crass became Vice President and General Counsel of MSC in September 2005. Prior to joining MSC, Mr. Crass was an attorney with Akerman Senterfitt PA from 2000 to 2005 and an attorney with Morgan Lewis & Bockius LLP from 1999 to 2000.

Robert B. Calhoun is a Co-Founder and Managing Director of Monitor Clipper Partners. Prior to joining MCP in 1997, Mr. Calhoun was President of The Clipper Group, L.P., which he founded in 1990 to manage the private equity investment business of Credit Suisse First Boston. Mr. Calhoun currently serves on the boards of Earth Color and American Fibers and Yarns. Mr. Calhoun is also an independent director of Interstate Bakeries Corporation, Avondale Mills and the Lord Abbett Family of Funds, where he serves as chairman of the Audit Committees. Mr. Calhoun joined our Board of Directors in May 2005.

Kevin A. Macdonald is a Co-Founder and Managing Director of Monitor Clipper Partners. Prior to joining MCP, Mr. Macdonald was a Managing Director and founding member of The Clipper Group, L.P. Prior to joining Clipper in 1990, Mr. Macdonald was a Vice President in Credit Suisse First Boston’s Leveraged Buyout Group and a member of the firm’s Leveraged Acquisitions Group. Mr. Macdonald is a director of several private companies and is Chairman of the Board of Trustees of the Chestnut Hill School. Mr. Macdonald joined our Board of Directors in May 2005.

Peter S. Laino is a Managing Director of Monitor Clipper Partners, which he joined in August 1998. Previously, Mr. Laino was Director, Development for K-III Communications Corporation, a media holding company formed by Kohlberg Kravis Roberts & Co., L.P. Earlier, he was an associate in the corporate finance group of Dillon, Read & Co., Inc. Mr. Laino currently serves as a director of American Fibers and Yarns, Earth Color, Technology Partners Incorporated, and The Palladium Group.

Adam S. Doctoroff is a Principal of Monitor Clipper Partners, which he joined in September 1998. Previously, Mr. Doctoroff was a consultant at The Monitor Group. Mr. Doctoroff has been a board observer of Service Partners, LLC, Filogix, Inc. and Metro International Trade Services LLC.

Thomas E. Moloney served as Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services from 1992 through its acquisition by Manulife in 2004. In that role, he played a critical role in Hancock’s demutualization, IPO, strategy and subsequent sale to Manulife. He has served as a director for eight Hancock subsidiaries, chairman of three, and as chairman of several audit committees. He also serves on the board of 5 Star Life Insurance Company and Manulife International Hong Kong. Mr. Moloney is the past Chairman of the Boston Municipal Research Bureau and is currently the Chairman of the Board of Trustees for the Boston Children’s Museum and a member of the Board of Nashoba Learning Center. Since his retirement from John Hancock Financial Services, Mr. Moloney has worked as an independent consultant and focused on philanthropic endeavors.

Ronald E. Hofstetter previously served as Senior Vice President of Sales and Marketing of MSC from 1994 to 2005 and served as Vice President of Business Development for MSC during 2005.

Board Committees

Audit Committee

The audit committee of our Board of Directors is currently composed of two members, Thomas Moloney and Adam Doctoroff. Mr. Moloney chairs the audit committee and has been designated by the Board of Directors as the audit committee financial expert within the meaning of SEC regulations. Mr. Moloney is an independent director within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Securities and Exchange Act of 1934, as amended.

Compensation Committee

The compensation committee of our Board of Directors is currently composed of three members, Patrick Dills, Peter Laino and Robert Calhoun. Mr. Dills chairs the compensation committee.

Director Compensation

The members of our Board of Directors, other than Mr. Moloney, Mr. Hofstetter and Mr. Dills, are not separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services. Mr. Moloney and Mr. Hofstetter each received for their service options to purchase 150,000 shares of our parent’s common stock, vesting evenly over four years, two-thirds at a strike price of $1, one-sixth at a strike price of $2, and one-sixth at a strike price of $3. In addition, they each receive $30,000 in cash compensation each year. Mr. Dills, Executive Chairman and Director, received for his service options to purchase 1,800,000 shares of our parent’s common stock, with two-thirds of the options vesting over a period of two years beginning February 2007, two-thirds at a strike price of $1 and one-third at a strike price of $2. The remaining one-third of the options vest only upon a change of control of the Company. The Company also issued 900,000 restricted shares of our common stock to Mr. Dills at a purchase price of $0.001 per share with one-third of the shares vesting on February 14 of each of 2007, 2008 and 2009. In addition, he will receive $175,000 in cash compensation per year from his start date to December 31, 2006 and $150,000 per year thereafter, a cash bonus concurrently with each vesting of his restricted shares, health, disability and pension benefits and a performance bonus in an amount, if any, determined by the Board.

Summary Compensation Table

The following tables set forth compensation information for each person who served as our Chief Executive Officer during 2005, and our four other most highly compensated executive officers for the year ended December 31, 2005. We refer to these individuals collectively as our “named executive officers.”

Name and Principal Position(s)	Fiscal Year	Annual Compensation			Long Term Compensation
		Salary	Bonus	Other	Awards		All other Compensation
					Securities underlying Options/ SARs (#)
Robert J. Bunker	2005	$409,615	$200,000		9,638,501		$2,187,919	(4)
Chairman of the Board, President	2004	$271,153	$0		250,000
and Chief Executive Officer(1)	2003	$0	$0		0

Joseph P. Delaney	2005	$200,000	$150,000		4,018,017		$289,600	(4)
Senior Vice President, Chief	2004	$23,076	$0		120,000
Operating Officer	2003	$0	$0		0

James Mandarakas	2005	$183,413	$35,000		1,311,366		$687,701	(4)
Vice President, Chief Information	2004	$174,615	$25,000		0
Officer(2)	2003	$165,000	$0		0

Craig Rollins	2005	$252,884	$45,000		3,278,414		$191,533	(4)
Senior Vice President, Sales	2004	$174,423	$0		0
	2003	$160,000	$0		0

Ronald E. Hofstetter(3)	2005	$330,769	$0		3,278,416	(5)	$9,492,646	(6)
Vice President, Product	2004	$338,653	$116,510		0
Development and Director	2003	$280,000	$0		0

(1)	Mr. Bunker resigned his positions as President, Chairman of the Board and Chief Executive Officer on February 15, 2006, but remains with the Company as an employee pending negotiation of an agreement pursuant to which he will become a consultant.
(2)	Mr. Mandarakas’ employment ended with us on February 20, 2006.
(3)	Mr. Hofstetter’s employment ended with us on December 31, 2005. He continues to serve as a member of the Board of Directors.
(4)	Proceeds related to the cancellation of options in connection with the consummation of the Acquisition.
(5)	Pursuant to a letter agreement entered into in May of 2005, Mr. Hofstetter forfeited any and all rights associated with the option to purchase 3,278,416 shares of our parent’s common stock previously granted to him.
(6)	All other compensation for Mr. Hofstetter includes proceeds of $2,198,003 related to the rollover of equity in connection with the consummation of the Acquisition, as well as a payout pursuant to a long term incentive arrangement contained within his employment agreement, in the amount of $7,294,642. Mr. Hofstetter was not a member of our Board of Directors at the time of either payment.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted		Percentage of Total options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Weighted Average grant date present Value
Robert J. Bunker Chairman and Chief Executive Officer(1)	9,638,501		22.6%	3,081,670 at $0.29/share 6,556,831 as set forth below*	3,081,670 on February 9, 2014 6,556,831 on March 31, 2015	$0.31 0.23

Joseph P. Delaney Senior Vice President, Chief Operating Officer	4,018,017		9.4%	739,601 at $0.61/share 3,278,416 as set forth below*	739,601 on November 8, 2014 3,278,416 on March 31, 2015	0.31 0.23

James Mandarakas Vice President, Chief Information Officer(2)	1,311,366		3.1%	See below*	March 31, 2015	0.23

Craig Rollins Senior Vice President, Sales	3,278,414		7.7%	See below*	983,524 on September 26, 2015 2,294,890 on March 31, 2015	0.14 0.23

Ronald E. Hofstetter Vice President, Product Development and Director(3)	3,278,416	(4)	7.7%	See below*(4)	March 31, 2005(4)	0.23

*	The Exercise Price for these options is as follows: 2/3 of the option is exercisable at $1.00 per share, 1/6 of the option is exercisable at $2.00 per share and 1/6 of the option is exercisable at $3.00 per share.
(1)	Mr. Bunker resigned his positions as President, Chairman of the Board and Chief Executive Officer on February 15, 2006, but remains with the Company as an employee pending negotiation of an agreement pursuant to which he will become a consultant.
(2)	Mr. Mandarakas’ employment with us ended on February 20, 2006.
(3)	Mr. Hofstetter’s employment ended with us on December 31, 2005. He continues to serve as a member of the Board of Directors.
(4)	Pursuant to a letter agreement entered into in May of 2005, Mr. Hofstetter forfeited any and all rights associated with the option to purchase 3,278,416 shares of our parent’s common stock previously granted to him.

Option Exercises in Last Year and Year-End Option Value Table

Name	Number of Options Exercised	Amount Realized ($)	Number of Securities Underlying Unexercised Options Held at 2005 Year End		Value of Unexercised In-The-Money Options at 2005 Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Bunker Chairman and Chief Executive Officer(1)	0	—	3,081,670	6,556,831	$893,684	—

Joseph P. Delaney Senior Vice President, Chief Operating Officer	0	—	739,601	3,278,416	—	—

James Mandarakas Vice President, Chief Information Officer(2)	0	—	0	1,311,366	—	—

Craig Rollins Senior Vice President, Sales	0	—	0	3,278,414	—	—

Ronald E. Hofstetter Vice President, Product Development and Director(3)	0	—	0	0	—	—

(1)	Mr. Bunker resigned his positions as President, Chairman of the Board and Chief Executive Officer on February 15, 2006, but he remains with the Company as an employee pending negotiation of an agreement, pursuant to which he will become a consultant.
(2)	Mr. Mandarakas’ employment with us ended on February 20, 2006.
(3)	Mr. Hofstetter’s employment ended with us on December 31, 2005. He continues to serve as a member of the Board of Directors.

Employment Agreements and Executive Compensation

We have entered into employment agreements with Joseph P. Delaney and Craig Rollins. Each of these agreements provides that if we terminate the executive without cause, or in the case of death or disability, the executive will be paid an amount ranging up to one year’s base salary plus benefits. The employment agreements also provide for annual compensation, generally set as base amounts that are subject to modification, plus annual performance bonuses. Current compensation is as follows: to Joseph P. Delaney, $300,000 base compensation plus a performance bonus with a target of $125,000, but not to exceed $200,000; to Craig Rollins, $300,000 base compensation plus a performance bonus not to exceed $100,000.

Since Mr. Bunker’s resignation as Chairman of the Board, President and Chief Executive Officer on February 15, 2006, Mr. Bunker has remained with the Company as an employee pending negotiation of an agreement, pursuant to which he will become a consultant. Following the termination of Mr. Mandarakas, Mr. Mandarakas is entitled, pursuant to his employment agreement, to receive payments equal to six months of his base salary and payments to cover his health benefits for six months which will total approximately $100,000.

Benefit Plans

We offer health plans to our employees, as well as a 401(k) plan, under which we will make contributions on behalf of those employees who participate.

Stock Option Plans

Our parent has adopted an equity incentive plan to provide incentives to our employees by granting options to purchase shares of our parent’s common stock. The options will vest based on time and upon a change of control transaction. When vested, the options will be convertible into shares of our parent’s common stock at a price equal to at least the fair market value of shares of the common stock at the time of an individual grant.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of December 31, 2005, with respect to the beneficial ownership of our parent’s capital stock by (i) our chief executive officer and each of the other named executive officers set forth below, (ii) each of our directors, (iii) all of our directors and executive officers as a group and (iv) each holder of five percent (5%) or more of any class of our parent’s outstanding capital stock.

Name of Beneficial Owner	Common Shares Beneficially Owned	Percent of Outstanding Common Shares
Monitor Clipper Equity Partners II, L.P. and Related Funds(1)	120,125,000	64.7%
The Northwestern Mutual Life Insurance Company(2)	15,250,000	8.2%
New York Life Capital Partners II, L.P.(3)	15,250,000	8.2%
HarbourVest Partners VI—Direct Fund, L.P. and Related Funds(4)	15,250,000	8.2%
Robert J. Bunker	—	—
Joseph P. Delaney	—	—
James Mandarakas	—	—
Craig Rollins	—	—
Joel McMains	—	—
Robert A. Calhoun(5)	—	—
Kevin A. Macdonald(5)	—	—
Peter S. Laino(5)	—	—
Adam S. Doctoroff(5)	—	—
Thomas E. Moloney	—	—
Ronald E. Hofstetter	1,500,000	*
All directors and executive officers as a group	1,500,000	*

*	Less than one percent
(1)	Represents shares owned by the following group of investments funds affiliated with Monitor Clipper Partners funds: (i) 117,572,494 shares of common stock owned by Monitor Clipper Equity Partners II, L.P., whose general partner is Monitor Clipper Partners II, L.P., whose general partner is MCP GP II, Inc. and (ii) 2,552,506 shares of common stock owned by Monitor Clipper Equity Partners II (NQP), L.P., whose general partner is Monitor Clipper Partners II, L.P., whose general partner is MCP GP II, Inc. The address is c/o Monitor Clipper Partners, LLC, Fourth Floor, Two Canal Park, Cambridge, MA 02141.
(2)	The address for The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4797.
(3)	The address for New York Life Capital Partners II, L.P. is 51 Madison Avenue, Suite 3200 New York, NY 10010.
(4)	Represents shares owned by the following group of investments funds affiliated with HarbourVest funds: (i) 10,000,000 shares of common stock owned by HarbourVest Partners VI—Direct Fund, L.P, whose general partner is HarbourVest Partners VI—Direct Associates LLC, whose managing member is HarbourVest Partners, LLC and (ii) 5,250,000 shares of common stock owned by HarbourVest Partners 2004 Direct Fund, L.P, whose general partner is HarbourVest Partners 2004—Direct Associates LLC, whose managing member is HarbourVest Partners, LLC. The address is One Financial Center, 44th Floor, Boston, MA 02111.
(5)	Messrs. Calhoun, Macdonald, Laino and Doctoroff are directors of MSC—Medical Services Company. Messrs. Calhoun, Macdonald, and Laino are Managing Directors of Monitor Clipper Partners, LLC. Mr. Doctoroff is a Principal of Monitor Clipper Partners, LLC. Accordingly, Messrs. Calhoun, Macdonald, Laino and Doctoroff may be deemed to beneficially own the shares of common stock held by the Monitor Clipper Partners Funds. Messrs. Calhoun, Macdonald, Laino and Doctoroff disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The business address for each is c/o Monitor Clipper Partners, LLC, Fourth Floor, Two Canal Park, Cambridge, MA 02141.

Related Party Transactions

Arrangements with Our Investors

Stockholders’ Agreement. On March 31, 2005, our parent, Monitor Clipper Equity Partners II, L.P., Monitor Clipper Equity Partners (NQP) II, L.P., Ronald Hofstetter, David Olson, Robert Bunker, Joseph Delaney and certain other stockholders of our parent entered into a stockholders agreement which provides for rights of first refusal, participation rights, tag-along rights, drag-along rights, information rights and registration rights for certain stockholders, as well as restrictions on the transfer of shares held by parties to the stockholders agreement. Pursuant to the stockholders agreement, Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners (NQP) II, L.P. will have the power to designate all of the members of our parent’s Board of Directors.

Stock Subscription Agreements. On March 31, 2005, Ronald Hofstetter, a former Senior Vice President of Sales and Marketing and a current member of our Board of Directors, entered a Rollover Stock Subscription Agreement with our parent, pursuant to which he exchanged a portion of his outstanding shares in MSC Acquisition, Inc. for 1,500,000 shares of our parent. Also on March 31, 2005, Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners (NQP) II, L.P. entered into a Stock Subscription Agreement with our parent pursuant to which these entities purchased, in the aggregate, 120,125,000 shares of our parent’s common stock for $120,125,000.

Arrangements with Directors and Executive Officers

Payments to Management. In connection with the closing of the Acquisition, and in accordance with the terms of existing agreements, we paid each of Ronald Hofstetter, a former executive and current director, and David Moore, a former executive, long-term incentive payments of $7.3 million and $2.6 million, respectively.

Management Agreement. On March 31, 2005, MSC entered into a management agreement with Monitor Clipper Partners, LLC (“MCP LLC”), pursuant to which MCP LLC provides management and other advisory services. Pursuant to such agreement, MCP LLC received a $3.6 million advisory fee in connection with the Acquisition and will receive a management fee of $500,000 per year plus a percentage fee in connection with any business acquisition transaction by MSC or any of its direct or indirect subsidiaries and affiliates. In addition, MCP LLC is reimbursed for out-of-pocket expenses incurred in connection with such agreement. The agreement also includes customary indemnification provisions in favor of MCP LLC and its affiliates.

Description of Certain Other Indebtedness

The following discussion summarizes the material terms of the instruments (other than the notes) evidencing our material indebtedness and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Secured Revolving Credit Facility

General. In connection with the Acquisition, we entered into a senior secured revolving credit facility consisting of a $40 million revolving loan, subject to a borrowing base test, with a final maturity of six years from the closing date of the Acquisition. Our senior secured revolving credit facility also provides that we may from time to time request that one or more letters of credit be issued or extended if required. As of December 31, 2005, there was $16.6 million outstanding under the senior secured revolving credit facility. As of December 31, 2005, the Company had $13.1 million of additional borrowing capacity under the senior secured revolving credit facility. The Company’s borrowing capacity was reduced at December 31, 2005 as a result of a reduction of eligible receivables against cash received but not posted to specific customer accounts as of the end of the period. The Company is continuing to discuss with the principal lender other related adjustments which could potentially further reduce the Company’s borrowing capacity under its revolving credit facility. The Company does not believe that these adjustments, if implemented as proposed, would significantly impact its ability to meet the its operating cash flow requirements. Since July 2005, the Company has made no borrowings under the revolving credit facility.

Interest Rates. Loans under our senior secured revolving credit facility bear interest at an initial rate per annum equal to the applicable base rate plus 2.0% or the Eurodollar rate plus 3.0%. These rates are subject to adjustments in accordance with a performance grid based on our total leverage ratio, and may range from an amount equal to the applicable base rate plus 1.0% to 2.0% or the Eurodollar rate plus 2.0% to 3.0%.

Guarantee and Security. Our senior secured revolving credit facility is guaranteed by our parent and secured by a first priority lien on substantially all of our and our guarantors’ current and future assets and a pledge on all of our capital stock.

Covenants. Our senior secured revolving credit facility contains various affirmative and negative covenants customary for similar credit facilities, including, without limitation: (a) restrictions on the incurrence of liens or other encumbrances; (b) restrictions on the incurrence of debt; (c) restrictions on making dividends or similar distributions; (d) restrictions on investments or acquisitions; (e) restrictions on mergers, consolidations and similar combinations; (f) restrictions on the sale of assets or other similar transfers; (g) restrictions on transactions with affiliates; and (h) restrictions on any amendment or modification of our material organizational documents, such as our charter and bylaws, in a manner that would adversely affect the senior lenders.

Financial Covenants. Our senior secured revolving credit facility contains a minimum fixed charge coverage ratio and maximum first lien senior secured debt to EBITDA ratio.

Events of Default. Our senior secured revolving credit facility contains certain customary events of default, including, without limitation: nonpayment of principal, interest, fees or other amounts when due; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days); material inaccuracy of representations and warranties; cross-default; bankruptcy events; material judgments; certain ERISA events; invalidity of any guarantee, security document or security interest; and a change of control as defined.

Holding Company Senior Discount Notes due 2013

On May 12, 2005, our parent issued $38.7 million of principal amount at maturity senior discount notes due 2013, with gross proceeds of $29.7 million. The net proceeds of $28.9 million from such offering were contributed to us, and we in turn applied the proceeds, together with approximately $1.3 million in borrowings under our senior secured revolving credit facility, to refinance $30.0 million in indebtedness under our senior secured term loan facility and to pay fees and expenses in connection with the offering of the senior discount notes.

Interest. The senior discount notes were issued at a substantial discount from their principal amount at maturity. Prior to April 30, 2007, interest will accrue on the senior discount notes in the form of an increase in the accreted value of the senior discount notes. Thereafter, cash interest on the senior discount notes will accrue and be payable at a rate of 13.50% per year.

Guarantee and Security. The senior discount notes are not guaranteed and are general unsecured obligations of our parent.

Covenants. The senior discount notes contain various affirmative and negative covenants that are customary for senior unsecured high yield debt securities issued by similarly situated companies.

Mandatory Redemption. On April 30, 2010, our parent is required to redeem an amount of each then-outstanding note’s accreted value to the extent sufficient to ensure that the notes will not be “applicable high yield discount obligations” within the meaning of section 163(i)(1) of the Internal Revenue Code of 1986, as amended. The portion to be redeemed is currently expected to be approximately $5.0 million to $6.0 million, assuming all of the notes remain outstanding on such date. The notes would be redeemed at 100% of the accreted value of the portion of the notes to be redeemed.

Events of Default. The senior discount notes contain certain customary events of default, including, without limitation, nonpayment of principal, interest, fees or other amounts when due; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days).

Description of the Exchange Notes

You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the outstanding notes as the “Notes”. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture attached hereto as Exhibit 4.1., because it, and not this summary, defines your rights as holders of the Notes.

Brief Description of the Notes and the Guarantees

The Notes:

•	are general senior secured obligations of the Company;

•	rank equally in right of payment with all existing and any future unsubordinated Indebtedness of the Company;

•	are secured by a security interest in the Collateral, which security interest is, pursuant to the terms of the Intercreditor Agreement, second in priority to the security interest of the Administrative Agent and the other secured parties under the Credit Agreement and junior in priority to any Permitted Liens;

•	are effectively junior to the Obligations of the Company and the Guarantors under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Company and the Guarantors secured by Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens;

•	are senior in right of payment to any future subordinated Indebtedness of the Company; and

•	are guaranteed by the Guarantors on a senior secured basis, the security interest being, pursuant to the terms of the Intercreditor Agreement, second in priority to the guarantee of all Obligations of the Company under the Credit Agreement and junior in priority to any Permitted Liens.

As of December 31, 2005, the Company had $165.3 million of indebtedness outstanding on a consolidated basis (including the Notes), of which $16.6 million represents indebtedness under the senior secured revolving credit facility, and the Company would have had $13.1 million of additional borrowing capacity under the senior secured revolving credit facility. The Company’s borrowing capacity was reduced at December 31, 2005 as a result of a reduction of eligible receivables against cash received but not posted to specific customer accounts as of the end of the period. The Company is continuing to discuss with the principal lender other related adjustments which could potentially further reduce the Company’s borrowing capacity under its revolving credit facility. The Company does not believe that these adjustments, if implemented as proposed, would significantly impact its ability to meet the its operating cash flow requirements. Since July 2005, the Company has made no borrowings under the revolving credit facility. In addition, as of December 31, 2005, Holdings had $31.7 million of indebtedness outstanding not including indebtedness represented by Holdings’ guarantee of the Company’s obligations under the Senior Discount Notes and under the senior secured revolving credit facility.

Principal, Maturity and Interest

The Company issued Notes in an aggregate principal amount of $150.0 million. The Company may issue additional notes (the “Additional Notes”) from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness” and “—Certain Covenants—Liens.” Any Additional Notes will be guaranteed by the Guarantors and will be secured by the Collateral on an equal and ratable basis with the Notes on a second priority basis as prescribed in the Intercreditor Agreement. The Notes will mature on October 15, 2011.

Interest on the Notes accrues at the rate per annum, reset quarterly, equal to LIBOR plus 7.50%, as determined by the calculation agent (the “Calculation Agent”), which is the Trustee, and will be payable quarterly in cash on each October 15, January 15, April 15 and July 15, commencing October 15, 2005, to the Holders of record on the immediately preceding October 1, January 1, April 1 and July 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the Date of the Indenture.

Set forth below is a summary of certain of the defined terms used in the Indenture relating to the payment of interest on the Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Date of the Indenture and end on and include October 14, 2005.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than United States $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 365 (or, if applicable, 366) and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards

(e.g., 8.876545% (or .08876545) being rounded to 8.87655% (or .0887655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the holders of the Notes.

The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Any Additional Notes will be treated as a single class of securities under the Indenture, including, without limitation, security, waivers, amendments, redemptions and offers to purchase.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee is the initial Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture and the procedures described in “Notice to Investors.” The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

The Notes are guaranteed, jointly and severally, by Holdings and all of the Restricted Subsidiaries of the Company, if any, that are Domestic Subsidiaries. Each Note Guarantee:

•	is the general senior secured obligation of the relevant Guarantor;

•	ranks equally in right of payment with all existing and any future unsubordinated Indebtedness of the Guarantor;

•	is secured by a security interest in the Collateral, which security interest, pursuant to the terms of the Intercreditor Agreement, second in priority to the security interest of the Administrative Agent and the other secured parties under the Credit Agreement and junior in priority to any Permitted Liens;

•	is effectively junior to the Obligations of the Company and the Guarantors under the Credit Agreement to the extent of the value of the assets constituting the Collateral and to all obligations of the Company and the Guarantors secured by Permitted Liens to the extent of the value of the assets that are encumbered by such Permitted Liens; and

•	is effectively senior in right of payment to any future subordinated Indebtedness of the Guarantor.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes and the Exchange Offer—Federal and state statutes allow courts, under specific circumstances, to void the notes or the guarantees and require noteholders to return payments received from us or the guarantors.”

Since we do not have any Domestic Subsidiaries, there are no Subsidiary Guarantors.

Security for the Notes

The Notes are secured by a second priority security interest in the Company’s and each Guarantor’s right, title and interest in and to the Collateral, subject to a first priority security interest in the Collateral securing the Obligations of the Company and the Guarantors under the Credit Agreement and Hedging Obligations owed to any lender under the Credit Agreement or an Affiliate of such lender (such Obligations and Hedging Obligations being collectively the “First Priority Debt Obligations”). The security interest in favor of the Trustee and the Holders of Notes in the Collateral will also be subject to Permitted Liens.

The Company and the Guarantors entered into the Collateral Documents that will provide for a grant of a security interest in the Collateral to the Trustee for the benefit of the Holders of the Notes. These security interests will secure the payment and performance when due of all the Obligations of the Company and, as and when applicable, the Guarantors, under the Indenture, the Notes, the Note Guarantees and the Collateral Documents, as applicable.

The liens and security interests securing the Obligations of the Company and the Guarantors under the Indenture are junior to the liens securing the First Priority Debt Obligations and may also be junior to Permitted Liens.

Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes, the Collateral Documents will terminate and the Collateral will be released. In addition, before the payment in full of all Obligations under the Notes, the Trustee shall release from the lien created by the Indenture and the Collateral Documents:

(a)	Collateral that is sold, transferred, disbursed or otherwise disposed of in accordance with the provisions of the Indenture, the Intercreditor Agreement and the Collateral Documents;

(b)	Collateral that is released with the consent of the Holders as provided under “Amendment, Supplement and Waiver”;

(c)	Collateral of a Guarantor whose Guarantee is released in accordance with the Indenture; and

(d)	all Collateral upon defeasance of the Notes in accordance with the provisions under “Legal Defeasance and Covenant Defeasance” or the satisfaction and discharge of the Notes in accordance with the provisions under “Satisfaction and Discharge.”

The Intercreditor Agreement provides for the automatic release (or, in certain cases, the subordination) of the liens created by the Indenture and the Collateral Documents in certain cases. See “Intercreditor Agreement” below.

To the extent applicable, the Company will cause §313(b) of the Trust Indenture Act, relating to reports, and §314(d) of the Trust Indenture Act, relating to the release of property or securities from the Liens securing the

Notes or relating to the substitution for such Liens of any property or securities to be subjected to the Lien of the Security Documents, to be complied with and will furnish to the Trustee, prior to each proposed release of Collateral pursuant to the Indenture and the Collateral Documents, all documents required by §314(d) of the Trust Indenture Act and an opinion of counsel to the effect that the accompanying documents constitute all documents required by §314(d) of the Trust Indenture Act. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of §314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that, under the terms of §314(d) of the Trust Indenture Act and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including “no action” letters or exemptive orders, all or any portion of §314(d) of the Trust Indenture Act is inapplicable to one or a series of released Collateral.

Intercreditor Agreement

Concurrently with the issuance of the Notes and in connection with entering into the Credit Agreement, the administrative agent under the Credit Agreement (the “Administrative Agent”) and the Trustee entered into an Intercreditor Agreement that defines the rights and interests of the Administrative Agent and the other secured parties under the Credit Agreement in relation to the rights of the Trustee and the holders of Notes with respect to the Collateral.

Under the Intercreditor Agreement, the Administrative Agent acknowledges the lien that the Trustee will hold on the Collateral to secure the Notes and the Company’s and the Guarantors’ Obligations under the Indenture and the Collateral Documents. In addition, under the Intercreditor Agreement, the Trustee and each Holder of Notes, by accepting a Note, acknowledges the first priority lien that the Administrative Agent and the other secured parties under the Credit Agreement holds on the Collateral to secure the First Priority Debt Obligations.

Following any Event of Default under the Indenture, the Intercreditor Agreement will provide that, until the First Priority Debt Obligations have been paid in full and the commitments under the Credit Agreement have been terminated (or, in the case of any Pledged Stock Collateral, until the expiration of the Standstill Period), the secured parties under the Credit Agreement, as holders of the first priority liens on the Collateral, will control at all times all remedies and other actions related to the Collateral, and the second priority liens securing the Notes and the Note Guarantees will not entitle the Trustee or the Holders of any Notes to take any action whatsoever with respect to the Collateral. As a result, while any First Priority Debt Obligations are outstanding (and, in the case of Pledged Stock Collateral, until the expiration of the Standstill Period), neither the Trustee nor the Holders of the Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of such secured parties.

The Administrative Agent will be required under the Intercreditor Agreement to provide the Trustee with notice of any acceleration under the Credit Agreement. For the 90-day period following such notice, the Trustee and the Holders of the Notes will have the right (subject to various limitations and restrictions contained in the Intercreditor Agreement) to purchase all Obligations owing to the secured parties under the Credit Agreement for a purchase price equal to the outstanding principal thereof plus all accrued and unpaid interest, fees and other amounts owing by the Company and the Guarantors to the secured parties under the Credit Agreement.

The Intercreditor Agreement provides that the liens created by the Indenture and the Collateral Documents will automatically be released (or released or subordinated in the case of clause (b) below) on the applicable portion of the Collateral (a) if such Collateral is sold or is otherwise disposed of in accordance with the terms of the Credit Agreement; (b) constituting security for Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations, purchase money obligations and certain other liens permitted under the Credit Agreement; (c) if the lenders under the Credit Agreement agree to a release of such Collateral; (d) if such Collateral is disposed of in connection with the exercise of any remedies under the Credit Agreement by the Administrative Agent; or (e) if the Administrative Agent agrees to release such Collateral in connection with certain events of bankruptcy or insolvency with respect to the Company.

If the lenders under the Credit Agreement enter into any amendment, waiver or consent in respect of the collateral documents relating to the Credit Agreement for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of such documents in respect of the Collateral or changing in any manner the rights of the Administrative Agent or the lenders under the Credit Agreement, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Collateral Documents without the consent of the Trustee or the Holders of the Notes. However, no such amendment, waiver or consent shall apply to the Collateral Documents if it shall (1) have the effect of removing assets subject to the liens created by the Indenture and the Collateral Documents, except to the extent that a release of such lien is permitted or required by the Intercreditor Agreement and there is a corresponding release of such lien under the Credit Agreement, or (2) impose duties on the Trustee without its consent. Notice of such amendment, waiver or consent shall be given, in each case, to the Trustee within ten Business Days after the effective date of such amendment, waiver or consent.

In the event that Indebtedness is incurred under a Credit Facility other than the Credit Agreement and such Indebtedness is entitled to be secured by a Permitted Lien of the type referred to in clause (1) of the definition thereof, the lenders, or a representative for the lenders, under such Credit Facility will enter into a supplement to the Intercreditor Agreement, which will be acknowledged by the Trustee. Such supplement will subject the lenders of such Indebtedness to the terms of the Intercreditor Agreement, thereby acknowledging among other things the first priority nature of the liens securing the Indebtedness under such other Credit Facility. The Administrative Agent will continue to control all remedies and all other actions with respect to the Collateral until the First Priority Debt Obligations have been paid in full, after which, the majority in interests of the lenders under all such Credit Facilities will control such remedies and actions and have any responsibilities that would otherwise have been responsibilities of the Administrative Agent.

Remedies with Respect to Collateral

If an Event of Default occurs and is continuing, the Trustee, in addition to any rights and remedies available to it under the Indenture and the Collateral Documents, may, subject to the Intercreditor Agreement, take such action as it is instructed to take by the Holders of a majority in aggregate principal amount of outstanding Notes to protect and enforce its rights in the Collateral, including the institution of sale or foreclosure proceedings. However, upon the occurrence and continuance of such Event of Default, so long as any Indebtedness is outstanding under the Credit Agreement (and, in the case of Pledged Stock Collateral, until the expiration of the Standstill Period), the secured parties under the Credit Agreement will control at all times all remedies and other actions related to the Collateral and thereafter, so long as any permitted secured first lien Credit Facilities are outstanding, the lenders thereunder will control at all times such remedies and actions. While Indebtedness is outstanding under the Credit Agreement or any permitted secured first lien Credit Facilities, rights of the Holders of Notes and the Trustee are subject to the terms of the Intercreditor Agreement. The proceeds received by the Trustee from any sale or foreclosure will be applied, subject to the prior payment in full of all First Priority Debt Obligations and any obligations under permitted secured first lien Credit Facilities, first to pay the expenses of the sale or foreclosure and fees or any other amounts then payable to the Trustee under the Indenture, and thereafter to pay amounts due and payable with respect to the Notes.

So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Company and the Guarantors, if any, will be entitled to receive the benefit of all cash dividends, distributions, interest and other payments made upon or with respect to the Collateral pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of an Event of Default:

(1)	all rights of the Company and the Guarantors, if any, to exercise such voting or other consensual rights shall, upon notice from the Collateral Agent, cease, and, subject to the Intercreditor Agreement, all such rights shall become vested in the Trustee which, to the extent permitted by law, will have the sole right to exercise such rights;

(2)	all rights of the Company and the Guarantors, if any, to receive cash dividends, distributions, interest and other payments made upon or with respect to the Collateral will, upon notice from the Collateral Agent, cease and, subject to the Intercreditor Agreement, such cash dividends, distributions, interest and other payments will be paid to the Trustee; and

(3)	the Trustee may, subject to the Intercreditor Agreement, sell the Collateral or any part thereof in accordance with the terms of the Indenture and the Collateral Documents.

Pursuant to the terms of the Intercreditor Agreement, upon the occurrence and continuance of an Event of Default and until all First Priority Debt Obligations and all obligations under permitted secured first lien Credit Facilities have been paid in full and, in each case, the commitments thereunder have been terminated (or, in the case of Pledged Stock Collateral, until the expiration of the Standstill Period), the secured parties under the Credit Agreement will control at all times all remedies and other actions related to the Collateral and, after all First Priority Debt Obligations have been paid in full, the lenders holding a majority of the interests in all permitted secured first lien Credit Facilities will control at all times such remedies and actions, notwithstanding the rights of the Trustee and the Holders of Notes described in the preceding provisions of this paragraph or any other rights which the Trustee and the Holders of Notes may have under the Indenture or the Collateral Documents.

The proceeds realized upon any foreclosure on the Collateral will be applied:

•	first, to amounts owing to the Administrative Agent and the collateral agent (for the Trustee and the Holders of Notes) in their respective capacities as such and any representatives for the lenders under any permitted secured first lien Credit Facilities;

•	second, to amounts owing to the secured parties under the Credit Agreement and any permitted secured first lien Credit Facilities, in each case, in accordance with the terms thereof;

•	third, to amounts owing to the Trustee in its capacity as such;

•	fourth, to amounts owing to the Holders of Notes in accordance with the terms of the Indenture; and

•	fifth, to the Company and/or other persons entitled thereto.

No appraisals of any Collateral have been prepared in connection with this exchange offer. The value of the Collateral at any time will depend on market and other economic conditions, including availability of suitable buyers for the Collateral. There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indenture and the related Collateral Documents following an Event of Default will be sufficient, after payment of expenses of sale and the satisfaction of the Obligations under the Credit Agreement and the satisfaction of obligations under any permitted secured first lien Credit Facilities, to satisfy payments due on the Notes. In addition, by their nature, some of the assets constituting Collateral may be illiquid and may have no readily ascertainable market value. As a result of the foregoing considerations, Holders of Notes may recover less ratably than the secured parties under the Credit Agreement and the secured parties under any permitted secured first lien Credit Facilities. As of December 31, 2005, the Company had $14.3 million of indebtedness outstanding on a consolidated basis under the Credit Agreement (all of which was guaranteed by Holdings), the Company had $19.7 million of additional borrowing capacity under the Credit Agreement, and the Company had no other secured first lien Credit Facilities.

Following the foreclosure on the Collateral and application of the proceeds realized in connection therewith in accordance with the second preceding paragraph, any Obligations of the Company and the Guarantors remaining outstanding under the Credit Agreement, under any permitted secured first lien Credit Facilities and under the Notes will be unsecured and of equal ranking in right of payment.

Certain Bankruptcy Limitations

The right of the Trustee to repossess and dispose of or foreclose upon the Collateral upon the occurrence of an Event of Default will likely be significantly impaired by bankruptcy law if the Company or any Guarantor becomes a debtor in a case under the Bankruptcy Code before the disposition or foreclosure is complete. Under the United States Bankruptcy Code, a secured creditor, such as the Trustee, may not enforce its rights against its collateral if its debtor has commenced a bankruptcy case, without first obtaining a bankruptcy court order granting relief from the automatic stay imposed under the United States Bankruptcy Code. The court will likely decline to grant relief from the stay, particularly early in the case, if it determines that there exists “adequate protection” of the secured creditor’s interest in the collateral. Similarly, if the court determines that “adequate protection” exists, it may permit the debtor to use collateral (and the proceeds of collateral), including cash collateral such as deposit accounts, over the secured creditor’s objection, even if the debtor is in default under applicable debt instruments.

The adequate protection requirement is intended to ensure that the secured creditor’s recovery is not diminished by the debtor’s use of collateral during the case. To achieve that result, the court may require that the debtor make periodic cash payments to the creditor, provide the creditor with additional collateral, or take other action for the creditor’s benefit. The determination as to whether adequate protection exists, however, depends on the valuation of the collateral and the discretion of the bankruptcy court. As a result, it is impossible to predict how long creditors will be barred from enforcing their rights against their collateral and how long the debtor will be permitted to use its collateral. And there can be no assurance that the value of a secured creditor’s interest in its collateral—and its ultimate recovery—will not, in fact, decline during the case. If Holdings, the Company or any of the Restricted Subsidiaries of the Company becomes a debtor in a bankruptcy case, it is possible that the interest of the Trustee and the Holders of the Notes in the Collateral will decline in value while the case is pending.

Under the United States Bankruptcy Code, a claim is a secured claim up to the value of the collateral that secures it. In most cases, interest stops accruing on the date of bankruptcy, but, if the collateral’s value exceeds the amount of the claim, interest will continue to accrue on the claim up to the collateral’s value. If, on the other hand, the amount of the claim exceeds the collateral’s value, the excess constitutes an unsecured claim. Generally, the United States Bankruptcy Code contemplates that creditors holding secured claims will be paid in full.

The Trustee and the Holders of Notes will agree that any lien securing any bankruptcy financing provided by the lenders under the Credit Agreement will be senior in priority to the lien securing the Company’s and the Guarantors’ Obligations under the Notes, the Indenture and the Collateral Documents. See “—Intercreditor Agreement.”

The rights and interests of the Trustee and of the Holders of Notes in the Collateral are junior and subject to the rights and interests of the secured parties under the Credit Agreement and any permitted first priority secured Credit Facilities. The Collateral (including all proceeds thereof) shall first be applied to pay the First Priority Debt Obligations and the obligations under any permitted first priority secured Credit Facilities ratably. If the Collateral’s value is insufficient to pay all First Priority Debt Obligations and any permitted first priority Secured Credit Facilities in full, the Obligations under the Notes will constitute unsecured claims in their entirety. It is impossible to predict what recovery (if any) would be available for unsecured claims if Holdings, the Company or a Restricted Subsidiary of the Company became a debtor in a bankruptcy case.

Optional Redemption

At any time prior to October 15, 2007, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Affiliates); and

(2)	the redemption must occur within 45 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company’s option prior to October 15, 2007.

On or after October 15, 2007, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage
2007	103.0%
2008	101.5%
2009 and thereafter	100.0%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate.

No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will be required to offer payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule

14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement or such other future agreements.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all of the outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its

Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability therefor;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are (within 90 days of receipt and subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	any Designated Non-Cash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value, as determined by the Board of Directors of the Company, taken together with all other Designated Non-Cash Consideration received pursuant to this clause that is at that time outstanding, not to exceed $5.0 million.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply, or cause to be applied, such Net Proceeds at its option:

(1)	to permanently reduce Indebtedness outstanding under the Credit Agreement (and to permanently reduce commitments with respect thereto in the case of revolving borrowings); or

(2)	to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets; provided that (x) such purchase is consummated within 180 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x) and at least 360 days shall have elapsed since receipt of the Net Proceeds not so applied, such Net Proceeds will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of any such Net Proceeds, the Company may temporarily reduce, or cause to be reduced, revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

On the 361st day after an Asset Sale (or such later date immediately following the expiry of the 180-day period without the consummation of a purchase of Replacement Assets pursuant to clause (2) of the preceding paragraph) or such earlier date, if any, as the Company or its Restricted Subsidiaries determines not to apply the Net Proceeds relating to such Asset Sale as set forth in preceding paragraph (each such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all Holders of Notes and to all holders of Pari Passu Debt to purchase the maximum principal amount of Notes and Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and Pari Passu Debt repurchased plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $10.0 million) will be applied as provided in the preceding paragraph. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and Pari Passu Debt will be purchased on a pro rata basis based on the principal amount of Notes and Pari Passu Debt tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale will no longer be deemed to be Excess Proceeds.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Liens under the Collateral Documents on assets subject to an Asset Sale and permitted pursuant to the terms of the Indenture will be released concurrently with the consummation of such Asset Sale.

The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement or such other future agreements.

Certain Covenants

Restricted Payments

(A)	The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay (without duplication) any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or any of its Restricted Subsidiaries;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantees (excluding intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (x) a payment of interest or a payment of principal at the Stated Maturity thereof or (y) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (15) and (16) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds and the Fair Market Value of any property other than cash received by the Company after the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness of the Company that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c)	with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the date of the Indenture, an amount equal to the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, dividends or other distributions, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the date of the Indenture.

(B)	The preceding provisions will not prohibit, so long as, in the case of clauses (6), (7), (12), (13), (14), (15) and (16) below, no Default has occurred and is continuing or would be caused thereby:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness that is subordinated to the Notes or any Note Guarantee or of any Equity Interests of the Company or any Restricted Subsidiary of the Company in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph (A);

(3)	the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Notes or any Note Guarantee with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness;

(4)	Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange will be excluded from clause (3)(b) of the preceding paragraph (A);

(5)	the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;

(6)	(a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or (b) the payment of dividends or the making of advances by the Company to any Parent to enable such Parent to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such Parent, in the case of (a) or (b), held by any current or former employee or director of such Parent, the Company or any Restricted Subsidiaries of the Company pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate of all amounts paid by the Company under clauses (a) and (b) in any calendar year will not exceed $1.0 million (with amounts not used in any calendar year (up to a maximum aggregate amount of $3.0 million) being carried forward to be paid at any time during the following three consecutive years);

(7)	the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company or to holders of any class of Preferred Stock of any Restricted Subsidiary of the Company, in each case, issued on or after the date of the Indenture in accordance with the covenant described under the caption “—Incurrence of Indebtedness”;

(8)	the payment of cash in lieu of fractional Equity Interests in the aggregate amount not to exceed $250,000;

(9)	the payment of dividends or other distributions by the Company to any Parent in amounts required to pay the tax obligations of such Parent attributable to the Company and its Subsidiaries determined as if the Company and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided, however, that, to the extent that the computation of tax obligations attributable to the Company and its Subsidiaries takes into account any tax refund or tax reduction which would be a Company Tax Benefit, the amount of such dividend or distributions shall include an amount equal to such tax refund or reduction, and provided further that (a) any refunds received by any Parent attributable to the Company or any of its Subsidiaries shall promptly be returned by such Parent to the Company through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the Company from, the Company (except to the extent that such refund is required to be paid to the selling shareholders and warrantholders under the Stock Purchase Agreement as a Company Tax Benefit) and (b) the amount of any such contribution or purchase shall be excluded from clause (3)(b) of the preceding paragraph (A);

(10)	the payment of dividends or the making of loans or advances by the Company to any Parent not to exceed $500,000 in any calendar year to enable such Parent to pay corporate operating expenses (including, without limitation, directors’ fees and expenses) and overhead expenses in the ordinary course of business;

(11)	the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Common Stock on a pro rata basis;

(12)	upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company that is subordinated in right of payment to the Notes and that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(13)	within 60 days after the completion of an Asset Sale Offer pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company that is subordinated in right of payment to the Notes and that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(14)	the payment of dividends on common stock of the Company or the payment of dividends or other distributions to any Parent to pay dividends on the common stock of such Parent following the first bona fide underwritten public offering of common stock of the Company or such Parent, as the case may be, after the date of the Indenture of up to 6% per annum of the net proceeds received from all such public offerings; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of net proceeds received from all such public offerings which shall have been contributed to the common equity of the Company;

(15)	the payment of dividends or other distributions to Holdings in amounts sufficient to permit Holdings to pay (a) cash interest when due on the Senior Discount Notes originally issued and then still outstanding and (b) the amount required to consummate the mandatory redemption of Senior Discount Notes under the indenture governing the Senior Discount Notes such that the Senior Discount Notes shall not be “applicable high yield discount obligations” within the meaning of Section 163(i)(I) of the Internal Revenue Code of 1986 (the “AHYDO Mandatory Redemption Amount”), in the case of (a) and (b), when due and in accordance with the terms of the Senior Discount Notes on the date of the Indenture; provided, however, that any such payment of dividends or other distributions shall be made no earlier than ten days prior to the required date of payment of the relevant interest installment or AHYDO Mandatory Redemption Amount, as applicable, and provided further that, to the extent that Holdings shall be required, pursuant to the terms of the indenture governing the Senior Discount Notes (as in effect on the date of the Indenture), to provide to the trustee under such indenture an officer’s certificate (in connection with such mandatory redemption) as to the amount of the AHYDO Mandatory Redemption Amount, the Company shall, prior to making such payment of dividends or other distributions under clause (b), deliver to the Trustee an Opinion of Counsel to the same effect as the statements contained in such officers’ certificate; and

(16)	other Restricted Payments in an aggregate amount not to exceed $7.5 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness, if the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the Incurrence by the Company or any Subsidiary Guarantor of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by the Subsidiary Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed $50.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the Incurrence of Existing Indebtedness;

(3)	the Incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes to be issued on the date of the Indenture and Exchange Notes issued therefor pursuant to the Registration Rights Agreement and the related Note Guarantees;

(4)	the Incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), or (12) of this paragraph;

(5)	the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(b)	Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Guarantor; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)	the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this covenant;

(7)

the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(9)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations or bid, performance or surety bonds (in each case other than for an obligation for borrowed money);

(11)	the Incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes; or

(12)	the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness (which may include Indebtedness Incurred under Credit Facilities after the date of the Indenture) in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (12), not to exceed $30.0 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this covenant. In addition, any Indebtedness originally classified as Incurred pursuant to clauses (1) through (12) above may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be Incurred pursuant to such new clause at the time of such reclassification. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the date of the Indenture will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor unless it is subordinate in right of payment to such Subsidiary Guarantor’s Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Holdings will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, or any income or profits therefrom or any right to receive income therefrom, except Permitted Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their other property or assets, now owned or hereafter acquired, or any income or profits therefrom or any right to receive income therefrom, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1)	existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the date of the Indenture;

(2)	set forth in the Indenture, the Notes, the Exchange Notes, the related Note Guarantees and the Collateral Documents;

(3)	existing under, by reason of or with respect to applicable law;

(4)	with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(5)	in the case of clause (3) of the first paragraph of this covenant:

(a)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture or

(c)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6)	existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by, or the transfer of Capital Stock of, that Restricted Subsidiary pending such sale or other disposition;

(7)	existing under restrictions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(8)	existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, partnership agreements, limited liability company organizational governance documents and similar agreements and which the Board of Directors of the Company determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes;

(9)	existing under Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(10)	existing under Indebtedness permitted to be Incurred under the Indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred and (b) such encumbrances or restrictions will not affect the Company’s ability to make payments of principal or interest on the Notes, as determined in good faith by the Board of Directors of the Company.

Merger, Consolidation or Sale of Assets

The Company will not directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, the Indenture, the Collateral Documents and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists;

(3)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition will have been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness” or (b) have a greater Fixed Charge Coverage Ratio for its most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction than the Fixed Charge Coverage Ratio of the Company (for such four-quarter period) immediately prior to such transaction;

(4)	each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have by amendment to its Note Guarantee confirmed that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

(5)	the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with this covenant, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” will refer instead to the successor corporation and not to the Company), and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture.

In addition, the Company and its Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, considered as one enterprise, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries;

(2)	payment of reasonable and customary fees to, and reasonable and customary indemnification and similar payments on behalf of, directors of the Company;

(3)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(4)	any sale of Equity Interests (other than Disqualified Stock), or any contribution to the common equity capital, of the Company, and the granting of registration rights in connection therewith;

(5)	transactions pursuant to agreements or arrangements in effect on the date of the Indenture and described in this prospectus, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the date of the Indenture;

(6)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(7)	Permitted Investments.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1)	any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Incurrence of Indebtedness”;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Restricted Payments”;

(3)	such Subsidiary does not hold any Liens on any property of the Company or any Restricted Subsidiary thereof;

(4)	the Subsidiary being so designated:

(a)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d)	has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5)	no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in subclauses (a), (b) or (c) of clause (4) above, or (y) fails to meet the requirement described in subclause (d) of clause (4) above and such failure continues for a period of 30 days, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Company will be in default under the Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)	such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness”;

(2)	all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “—Restricted Payments”;

(3)	all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Liens”; and

(4)	no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1)	the Company or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Certain Covenants—Liens”;

(2)	the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3)	the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in the Company and Restricted Subsidiaries

Holdings will at all times own 100% of the Equity Interests of the Company. The Company will not transfer, convey, sell or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except sales of Equity Interests of a Restricted Subsidiary of the Company by the Company or a Restricted Subsidiary thereof; provided that (x) the Company or such Restricted Subsidiary selling such Equity Interests complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” (y) any sales of Preferred Stock of a Restricted Subsidiary that result in such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary thereof will be deemed to be an Incurrence of Indebtedness and must comply with the covenant described above under the caption “—Incurrence of Indebtedness” and (z) if, immediately after giving effect to such issuance, transfer, conveyance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the covenant described above under the caption “—Restricted Payments” if made on the date of such issuance or sale.

Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Subsidiary Guarantor, execute a supplemental indenture, grant a security interest to the Trustee and the Holders of Notes in all of its property and assets constituting Collateral (which security interest shall, pursuant to the Intercreditor Agreement, be junior in rank to the security interest of the lenders under the Credit Agreement) and deliver an Opinion of Counsel to the Trustee.

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any other Restricted Subsidiary thereof unless such Restricted Subsidiary is the Company or a Subsidiary Guarantor or simultaneously executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will be an unsubordinated Guarantee of such Restricted Subsidiary senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness and secured by a security interest on its property and assets constituting Collateral (which security interest shall, pursuant to the Intercreditor Agreement, be junior in rank to the security interest of the lenders under the Credit Agreement).

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Indenture, its Note Guarantee, the Registration Rights Agreement and the Collateral Documents pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Subsidiary Guarantor will be released:

(1)	in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	if the Company properly designates the Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3)	solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary thereof to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Insurance

The Indenture will provide that until the Notes have been paid in full, the Company will, and will cause its Restricted Subsidiaries to, maintain insurance with carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size (each as determined by the Board of Directors of the Company in good faith), and, subject to the terms of the Intercreditor Agreement, name the Trustee as additional insureds or loss payees, as the case may be, with losses in excess of $1.0 million payable jointly to the Company and/or any of its Restricted Subsidiaries and the Trustee (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Trustee), with no recourse against the Trustee for the payment of premiums, deductibles or commissions.

Further Assurances

The Indenture will provide that Holdings and the Company will, and will cause each of the Restricted Subsidiaries of the Company that are Subsidiary Guarantors to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time in order to:

(1)	subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby; and

(2)	perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby.

Reports

The Company will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial and (solely with respect to Form 10-K) other information (other than such information, certificates and attestations required under Items 307 and 308 of Regulation S-K under the Securities Act and Rules 15d-14 and 15d-15 under the Exchange Act) that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; provided, however, that the obligation to furnish to the Trustee the report on Form 10-K with respect to the 2005 fiscal year shall be deemed satisfied if the Company shall have filed the Exchange Offer Registration Statement by March 31,2006 and such registration statement contains the information required by this clause (1) with respect to such 2005 fiscal year; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

After consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Notwithstanding the foregoing, so long as Holdings is a Guarantor, the reports, information and other documents required to be filed and provided as described above will be those of Holdings, rather than those of the Company, provided, however, that financial information with respect to the Company satisfying the requirements described above are included in such reports, information and other documents of Holdings and such reports, information and other documents of Holdings would satisfy the Commission’s requirements in lieu of the Company’s reports, information and other documents.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2)	default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by Holdings, the Company or any of the Company’s Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture or the Collateral Documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any Significant Subsidiary of the Company (or the payment of which is Guaranteed by the Company or any Significant Subsidiary of the Company) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by the Company or any Significant Subsidiary of the Company to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indenture, any Note Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, will deny or disaffirm its obligations under its Note Guarantee;

(8)	breach by the Company or any of the Guarantors of any covenant or agreement in any of the Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the Liens on the Collateral granted by any of them pursuant to the Collateral Documents, the repudiation by any of them of any of its obligations under any of the Collateral Documents, the unenforceability in any material respect of the Collateral Documents against any of them for any reason or the loss of the perfection or priority of the Liens granted by any of them pursuant to the Collateral Documents for any reason; and

(9)	certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries of the Company that together would constitute a Significant Subsidiary).

In the case of an Event of Default under clause (9), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default.

Holders of the Notes may not enforce the Indenture, the Collateral Documents or the Notes except as provided in the Indenture, the Collateral Documents and the Intercreditor Agreement. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)	the Holder gives the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the first paragraph of “—Optional Redemption” will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars and/or non-callable Government Securities (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such cash or Government Securities) or other amounts (in respect of such Qualified Interest Rate Agreements) will provide funds (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default will have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8)	if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than United States dollars;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9)	amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption “Repurchase at the Option of Holders—Asset Sales” after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption “Repurchase at the Option of Holders—Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10)	except as otherwise permitted under the covenants described under the captions “—Certain Covenants—Merger, Consolidation and Sale of Assets” and “—Certain Covenants—Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture;

(11)	amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the Holders of the Notes or any Note Guarantee;

(12)	release the Collateral from the Lien of the Indenture or the Collateral Documents, except in accordance with the provisions thereof or the Intercreditor Agreement; or

(13)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or does not materially adversely affect the legal rights under the Indenture of any such Holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to comply with the provisions described under “—Certain Covenants—Guarantees”;

(7)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(8)	to enter into additional or supplemental Collateral Documents or to make any amendments thereto required by the provisions of the Intercreditor Agreement described in the sixth paragraph under the caption “—Intercreditor Agreement”; or

(9)	to provide for the issuance of Additional Notes in accordance with the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars and/or non-callable Government Securities (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such cash or Government Securities) or other amounts (in respect of such Qualified Interest Rate Agreements) will provide funds (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued and unpaid interest to the date of maturity or redemption;

(2)	no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it: (1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, The Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither The Company, the Trustee nor any agent of The Company or the Trustee has or will have any responsibility or liability for: (1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of Beneficial Ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the Beneficial Ownership interests in the Global Notes; or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its Beneficial Ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the Beneficial Owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or The Company. Neither The Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the Beneficial Owners of the Notes, and The Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised The Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither The Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if: (1) DTC (A) notifies MSC that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed; (2) MSC, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or (3) there has occurred and is continuing a Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that:

(1)	the transfer of Notes is being made in accordance with Rule 144A; and

(2)	the Notes are being transferred to a Person:

(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(b)	in accordance with all applicable securities laws of the states of the United States.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available). If such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets, other than a transaction governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $2.0 million;

(2)	a transfer of assets or Equity Interests between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary;

(4)	the sale, licensing or lease of equipment, inventory, products, intellectual property, services, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of Cash Equivalents;

(6)	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” and any Permitted Investment;

(8)	any sale or disposition of any property or equipment that has become damaged, worn out or obsolete; and

(9)	the creation of a Lien not prohibited by the Indenture.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of any Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within 12 months after the date of acquisition; and

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and having maturities of not more than six months from the date of acquisition; and

(7)	money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	prior to the first public offering of Common Stock of the Company or any Parent, the Principals cease to be the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, on a fully diluted basis, whether as a result of issuance of securities of the Company or such Parent, any merger, consolidation, liquidation or dissolution of the Company or such Parent, or any direct or indirect transfer of securities by the Company or such Parent;

(4)	on and following the first public offering of Common Stock of the Company or any Parent, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(5)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(6)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) (i) prior to the first public offering of Common Stock of the Company or any Parent, immediately after such transaction, the Principals are the Beneficial Owners, directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of such surviving or transferee Person and (ii) on and following the first public offering of Common Stock of the Company or any Parent, immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals, becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(7)	Holdings no longer owns 100% of the Equity Interests of the Company (unless Holdings and the Company are merged).

“Collateral” means (a) substantially all of the tangible and intangible property and assets of the Company and the Guarantors, whether now existing or hereafter acquired, and (b) Pledged Stock Collateral.

“Collateral Documents” means, collectively, all agreements, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Trustee in the Collateral.

“Company Tax Benefits” has the meaning specified in Section 12.01 of the Stock Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Date of the Indenture or issued thereafter.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of a Restricted Subsidiary of the specified Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of such Person and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction then in effect pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof (and if such Net Income is a loss, it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of such Person);

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, under restrictions then in effect under the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders; provided; however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or any Restricted Subsidiary of the Company in respect of such period, to the extent not already included therein;

(3)	the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	notwithstanding clause (1) above, the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6)	non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of the Company and its Restricted Subsidiaries will be excluded;

(7)	any impairment charge or asset write-off pursuant to FAS 142 and FAS 144 will be excluded;

(8)	any non-cash FAS 133 income (or loss) related to hedging activities will be excluded;

(9)	any inventory purchase accounting adjustments and any increase in amortization or depreciation or other non-cash charges, in each case, resulting from the application of GAAP purchase accounting in relation to the acquisition described in this prospectus under the caption “The Transactions”, net of taxes, will be excluded;

(10)	any charge or expense incurred as a result of the write-off of deferred financing costs related to the Senior Secured Term Loan Facility (as described in this prospectus under the caption “The Transactions”) will be excluded; and

(11)	the amount of any dividends or other distributions paid to Holdings during such period pursuant to clause (15) of paragraph (B) of the covenant set forth under the caption “Certain Covenants—Restricted Payments” shall be deemed to be an expense and deducted as such.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Revolving Credit Agreement, dated as of March 31, 2005, by and among the Company, Holdings, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto from time to time providing for up to $40.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement and Additional Notes), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as

Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal executive officer or the principal financial officer of the Company, less the amount of cash or cash equivalents received in connection with a sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the Notes mature.

“Domestic Subsidiary” means, with respect to any specific Person, any Restricted Subsidiary of such Person other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a) whose primary operating assets are located outside the United States and (b) that is not subject to tax under Section 882(a) of the Internal Revenue Code because of a trade or business within the United States or (2) a Subsidiary of an entity described in the preceding clause (1).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or any Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company), so long as, in the case of any such sale or offer of Capital Stock of any Parent, the resulting net proceeds are contributed to the common equity of the Company prior to the consummation of any redemption of Notes pursuant to the provisions of the first paragraph under the caption “—Optional Redemption.”

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the Notes and the related Note Guarantees) in existence on the Date of the Indenture after giving effect to the application of the proceeds of (1) the Notes and (2) any borrowings made under the Credit Agreement on the Date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination, unless otherwise specified below, will be conclusive if evidenced by a Board Resolution. Notwithstanding the foregoing, (1) the Board of Directors’ determination of Fair Market Value must be evidenced by a Board Resolution if the Fair Market Value exceeds $1.0 million and (2) the Board of Directors’ determination of Fair Market Value must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount,

non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding any charges and expenses relating to the amortization or write-off of deferred financing costs of Indebtedness; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (if such Person is part of a consolidated group, then such tax rate shall be computed on a standalone basis for such Person), expressed as a decimal, plus

(5)	the amount of dividends and other distributions paid to Holdings during such period pursuant to clause (15) of paragraph (B) of the covenant set forth under the caption “Certain Covenants—Restricted Payments”;

in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)	consolidated interest expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Foreign Subsidiary” means, with respect to any specified Person, any Restricted Subsidiary of such Person other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Date of the Indenture.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1)	Holdings; and

(2)	any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) none of the accrual of interest, the accretion of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock issued by any Restricted Subsidiary as Indebtedness due to a change in accounting principles and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each such case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations and Attributable Debt;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6)	representing Hedging Obligations;

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8)	in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and will be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

”Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (6) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Proceeds.

“Note Guarantee” means a Guarantee of the Notes by Holdings or any Subsidiary Guarantor pursuant to the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company, as applicable, by at least two Officers of the Company, as applicable, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, as applicable, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company, as applicable) that meets the requirements of the Indenture.

“Parent” means any direct or indirect parent company of the Company.

“Pari Passu Debt” means Indebtedness of the Company or any Guarantor that (a) ranks pari passu in right of payment with the obligations of the Company under the Notes or the obligations of such Guarantor under its Note Guarantee, (b) is secured by a Lien on the property or assets constituting Collateral (which Lien ranks at least equal to the Lien on the Collateral securing the Notes and any Note Guarantee) and (c) contains provisions similar to those set forth under the caption “—Repurchase at the Option of Holders—Asset Sales” with respect to offers to purchase or redeem with the proceeds of sales of assets.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the prospectus) by the Company and its Restricted Subsidiaries on the Date of the Indenture and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	stock, obligations or securities received in satisfaction of judgments;

(7)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8)	commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9)	loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries (i) in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries made in compliance with applicable law in an amount not to exceed $5.0 million in the aggregate at any one time outstanding or (ii) in connection with the purchase by such Persons of Equity Interests of the Company;

(10)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes with Persons that are not Affiliates;

(11)	Investments existing on the Date of the Indenture;

(12)	repurchases of the Notes; and

(13)	other Investments in any Person (provided that any such Person is not an Affiliate of the Company or is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the Date of the Indenture, not to exceed $10.0 million.

“Permitted Liens” means:

(1)	Liens on the assets of the Company and any Subsidiary Guarantor securing (a) Indebtedness (other than Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee) Incurred under Credit Facilities, in an aggregate amount outstanding not to exceed the greater of $40.0 million and 1.5 times the Consolidated Cash Flow of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the relevant date on which such Liens are created, incurred or assumed or otherwise caused or suffered to exist or become effective (provided, however, that in determining the Consolidated Cash Flow, (i) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Company or any of its Restricted Subsidiaries, including through mergers and consolidations, during such four-quarter period or subsequent to such four-quarter period and on or prior to such date will be given pro forma effect, in accordance with Regulation S-X under the Securities Act (but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income), as if they had occurred on the first day of such period and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded) and (b) Hedging Obligations permitted to be incurred under clause (7) of the covenant described above under the caption “—Incurrence of Indebtedness” but only to the extent that (i) such Hedging Obligations are owed to a lender under the Credit Agreement or an Affiliate of such lender and (ii) such Liens are created pursuant to the Credit Agreement and are expressly stated to secure such Hedging Obligations together with Indebtedness under the Credit Agreement and (iii) the Indebtedness (other than such Hedging Obligations) under the Credit Agreement does not exceed the maximum amount prescribed in subclause (a) of this clause (1);

(2)	Liens in favor of the Company or any Subsidiary Guarantor;

(3)	Liens on property of a Person existing at the time such Person is acquired, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such existing Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired, merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5)	Liens securing the Notes (other than Additional Notes) and the related Note Guarantees;

(6)	Liens existing on the Date of the Indenture other than Liens securing Obligations under the Credit Agreement and the Notes;

(7)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(9)	Liens securing obligations that do not exceed $5.0 million at any one time outstanding.

(10)	Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of installation, construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate amount not to exceed $5.0 million at any time outstanding; provided that any such Lien (i) covers only the assets acquired, installed, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(11)	Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (i) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (ii) securing letters of credit that support such Hedging Obligations;

(12)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(13)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(14)	survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(15)	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(17)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(18)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale Leaseback Transaction);

(19)	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(20)	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(21)	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or (y) secure any Indebtedness; and

(22)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in an amount not to exceed $1,000,000 at any time outstanding in connection with any letter of intent or purchase agreement with respect to any Investment permitted under the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5)	such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledged Stock Collateral” means 100% of the capital stock (or other ownership interests) of the Company and each Domestic Subsidiary of the Company and the Guarantors and 65% of the capital stock (or other ownership interests) of each direct Foreign Subsidiary of the Company and the Guarantors, in each case, existing on the Date of the Indenture or thereafter created or acquired.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Principals” means Monitor Clipper Equity Partners II, L.P., Monitor Clipper Equity Partners II (NQP), L.P., Monitor Clipper Partners, LLC (“MCP”) and any affiliates of MCP controlled by MCP other than any portfolio or operating companies in which any of the foregoing directly or indirectly owns any Equity Interests or which they otherwise control. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Qualified Interest Rate Agreement” means an interest rate swap agreement with a domestic commercial bank having, at all times, capital and surplus in excess of $500.0 million and a rating, with respect to its long-term United States dollar-denominated debt obligations, of at least Aa2 by Moody’s Investors Services, Inc. or AA by Standard & Poor’s Rating Services.

“Registration Rights Agreement” means (1) with respect to the Notes issued on the Date of the Indenture, the Registration Rights Agreement, to be dated the Date of the Indenture, among Holdings, the Company, Banc of America Securities LLC and J.P. Morgan Securities, Inc. and (2) with respect to any Additional Notes, any registration rights agreement among Holdings, the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary that is a Guarantor; provided that, in the case of (1) and (2), such assets or Voting Stock are subject to the Lien in favor of the Trustee and the Holders of Notes securing the Obligations of the Company and the Guarantors under the Notes, the Note Guarantees and the Collateral Documents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Senior Discount Notes” means the 13.5% Senior Discount Notes due June 15, 2013 issued under the indenture dated as of May 12, 2005 between Holdings and U.S. Bank National Association, as trustee.

“Significant Subsidiary” means any Subsidiary that would constitute, or any Subsidiaries that together would constitute, a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act; provided, however, that for purposes of the Indenture and the Notes, 5% will be substituted for 10% in each place that it appears in such definition.

“Standstill Period” means the period of 180 days from the date of delivery of a notice by the Trustee in writing to the Administrative Agent of its intention to exercise its right to take remedial actions with respect to the Pledged Stock Collateral (which notice may only be delivered following the occurrence of and during the continuation of an Event of Default), which period shall be extended, if any bankruptcy, reorganization, insolvency, liquidation or similar proceeding is commenced, until the secured parties under the Credit Agreement have been paid in full, or absent any such proceeding, if the obligations under the Credit Agreement shall be due and payable as a result of the maturity thereof or the acceleration of the maturity thereof and the Administrative Agent shall have commenced the exercise of any of its rights or remedies with respect the Collateral until the obligations under the Credit Agreement have been paid in full or, if earlier, such acceleration shall have been rescinded pursuant to the terms of the Credit Agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of March 31, 2005, among Holdings, the Company (as successor to MSC Acquisition, Inc.) and the stockholders and warrantholders of MSC Acquisition Inc.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that guarantees the Company’s Obligations under the Notes in accordance with the terms of the Indenture, and its successors and assigns, until released from its obligations under such Guarantee and the Indenture in accordance with the terms of the Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Material United States Federal Income Tax Considerations

The following discussion summarizes certain material United States federal income tax considerations relating to the exchange of the outstanding notes pursuant to the exchange offer and the ownership and disposition of the exchange notes. The discussion below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable final, temporary and proposed Treasury regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service, or IRS. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

The summary is not a complete analysis or description of all potential United States federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular holders of exchange notes and does not address United States federal gift or estate tax consequences or alternative minimum, foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, grantor trusts, broker-dealers, traders in securities and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, or persons that hold exchange notes that are a hedge against, or that are hedged against, currency risk or that are part of a hedge, straddle, conversion or other integrated transaction, or persons whose functional currency is not the United States dollar. This summary also does not address the tax consequences to an owner of exchange notes held through a partnership or other pass-through entity treated as a partnership. A partnership that is the beneficial owner of exchange notes, or a partner in such a partnership, should consult its own tax advisor regarding the United States federal income tax consequences of purchasing, owning or disposing of exchange notes. In addition, this discussion is limited to persons that acquire the exchange notes pursuant to the exchange offer. This discussion assumes that the exchange notes will be held as capital assets within the meaning of section 1221 of the Code.

As used herein, the term “United States Holder” means a beneficial owner of notes that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation (or other entity classified as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust if (a) a United States court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) has the authority to control all of the substantial decisions of such trust or (b) the trust has made a valid election in effect under applicable Treasury regulations to be treated as a United States person (within the meaning of the Code). As used herein, the term “Non-United States Holder” means a beneficial owner of notes that is not a United States Holder.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR PARTICULAR TAX SITUATION AND AS TO ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX CONSIDERATIONS (INCLUDING ANY POSSIBLE CHANGES IN TAX LAW) AFFECTING THE PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

The exchange of outstanding notes for exchange notes will not be a taxable event to holders for United States federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes, including without limitation the same issue price, adjusted tax basis and holding period. References to “notes” apply equally to exchange notes and outstanding notes.

Certain Federal Income Tax Consequences to United States Holders

This section describes certain United States federal income tax consequences to United States Holders. Non-United States Holders should see the discussion under the heading “Certain Federal Income Tax Consequences to Non-United States Holders” for a discussion of certain tax consequences applicable to them.

Original Issue Discount. The outstanding notes were not treated as issued with original issue discount (“OID”) for United States federal income tax purposes because the stated redemption price at maturity of the outstanding notes exceeded their issue price by less than a de minimis amount (as defined below). For tax purposes, OID is the excess of the stated redemption price at maturity of a debt instrument over its issue price. If that excess is less than 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity date, the debt instrument is treated under a de minimis rule as having zero OID. The issue price of the notes is equal to the first price at which a substantial amount of the outstanding notes were sold for money to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of the notes is the sum of all amounts payable with respect to the notes, whether denominated in principal or interest (other than payments of qualified stated interest). Qualified stated interest generally means stated interest that is unconditionally payable in cash or property (other than additional debt instruments of the issuer) at least annually at a single fixed rate (or certain qualifying variable rates). De minimis OID is included in the income of a United States Holder as stated principal payments are made, and is treated as gain recognized on the retirement of a note.

Interest. Interest on the exchange notes will generally be taxable to a United States Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

Market Discount and Bond Premium.

If a United States Holder purchased outstanding notes for an amount less than their adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange or retirement of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including in the case of an exchange note, any market discount accrued on the related outstanding note). A United States Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method. In that case, the United States Holder’s tax basis in such holder’s exchange notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by the United States Holder during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS. If a United States Holder does not make such an election, in general, all of a portion of such holder’s interest expense on any indebtedness incurred or continued in order to purchase or carry exchange notes may be deferred until the maturity of the exchange notes, or certain earlier dispositions. Unless a United States Holder elects to accrue market discount under a constant yield method, any market discount will accrue ratably during the period from the date of acquisition of the related outstanding note to its maturity date.

If a United States Holder has purchased outstanding notes for an amount greater than their face value, the United States Holder will have purchased the related exchange notes with amortizable bond premium. A United States Holder generally may elect to amortize that premium from the purchase date to the maturity date of the exchange notes under a constant yield method. Amortizable premium generally may be deducted against interest income on such exchange notes and generally may not be deducted against other income. A United States Holder’s basis in an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by the United States Holder during the taxable year of the election and thereafter, and may not be revoked without IRS consent.

United States Holders are urged to consult their own tax advisors regarding the market discount and premium rules.

Disposition of the notes. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of an exchange note will be a taxable event for United States federal income tax purposes. In such event, in general, a United States Holder of notes will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued but unpaid interest on the notes which will be taxed in the manner described above under “Interest”) and (ii) the United States Holder’s tax basis in the notes (generally, the purchase price paid by such holder for the outstanding notes increased by the amount of market discount, if any, previously included in income in respect of the note and decreased (but not below zero) by the amount of amortized bond premium previously taken into account in respect of the note and the amount of principal payments received with respect to such note). Any such gain (including gain attributable to de minimis OID) or loss generally will be long-term capital gain or loss, provided the notes have been held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Additional Interest. Under the terms of the notes, we may be obligated to pay amounts in excess of stated interest or principal on the debt securities. For example, additional interest and premiums paid on “change of control” redemptions. We believe that the likelihood that we will pay these amounts is remote. Thus, under special rules governing remote contingencies, the possibility of these payments will not affect the amount of interest income a holder recognizes in advance of those payments. Our determination of whether a contingency is remote will be binding on holders unless a holder explicitly discloses its contrary position in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS successfully challenged this determination, a holder could be required to accrue interest income on the debt securities at a rate higher than the stated interest rate on the debt securities.

Information Reporting and Backup Withholding. Under section 3406 of the Code and applicable Treasury Regulations, a non-corporate United States Holder of the exchange notes may be subject to backup withholding at the current rate of 28 percent (subject to future adjustment) with respect to “reportable payments,” which include interest paid on the exchange notes and the gross proceeds of a sale, exchange, redemption or retirement of the exchange notes. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a TIN to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a “notified payee under reporting” described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the United States Holder’s federal income tax liabilities, so long as the required information is provided to the IRS.

Certain Federal Income Tax Consequences to Non-United States Holders

This section describes certain United States federal income tax consequences to Non-United States Holders.

Interest. If interest on the exchange notes is “effectively connected with the conduct of a trade or business within the United States” by a Non-United States Holder, such interest will be subject to United States federal income tax generally in a similar manner as if the exchange notes were held by a United States Holder, as described above, unless an applicable income tax treaty provides otherwise. These rules are complicated and a Non-United States Holder is urged to consult its tax advisor. In addition, a Non-United States Holder that is a corporation may also be subject to United States branch profits tax at a rate of up to 30 percent of its effectively connected earnings and profits (which would include such interest). Such Non-United States Holder will not be subject to withholding taxes, however, if it provides a properly executed Form W-8ECI to us or our paying agent confirming that such interest is so effectively connected.

Interest on the exchange notes held by other Non-United States Holders may be subject to withholding taxes of up to 30 percent of each payment made to the Non-United States Holders unless the “portfolio interest exemption” applies. In general, interest paid on the exchange notes to a Non-United States Holder will qualify for the portfolio interest exemption, and thus will not be subject to United States federal withholding tax, if (1) such Non-United States Holder does not actually, indirectly or constructively own 10 percent or more of the total combined voting power of all classes of stock in the Company; (2) such Non-United States Holder is not a “controlled foreign corporation” (within the meaning of section 957 of the Code) related, directly or indirectly, to the Company; and (3) either (A) we or our paying agent receives from the Non-United States Holder who is the beneficial owner of the obligation a statement signed by such person under penalties of perjury, on IRS Form W-8BEN (or successor form), certifying that such owner is not a United States Holder and providing such owner’s name and address or (B) a securities clearing organization, bank or other financial institution that holds the exchange notes on behalf of such Non-United States Holder in the ordinary course of its trade or business certifies to the Company or its paying agent, under penalties of perjury, that such an IRS Form W-8BEN (or a successor form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor with a copy thereof. Alternative methods may be applicable for satisfying the certification requirement described in (3) above. In addition, foreign trusts and their beneficiaries are subject to special rules.

If you are a foreign trust or a beneficiary thereof, you should consult your own tax advisor regarding the certification requirements applicable to you. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you may be subject to a 30 percent withholding tax on interest payments on the exchange notes. However, you may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty between your country of residence and Non-United States Holders are urged to consult their own tax advisors regarding their eligibility for treaty benefits. The required information for claiming treaty benefits is generally submitted, under current regulations, on Form W-8BEN. In addition, a Non-United States Holder may under certain circumstances be required to obtain a United States taxpayer identification number.

Disposition of the notes. A Non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of an exchange note. A Non-United States Holder may, however, be subject to tax on such gain if: (1) it is a nonresident alien individual who was present in the United States for 183 days or more in the taxable year of the disposition; (2) it is an individual who is a former citizen or long-term resident of the United States subject to certain United States tax rules relevant to such status; or (3) the gain is effectively connected with the conduct of a United States trade or business, as provided in applicable United States tax rules, unless an applicable income tax treaty provides otherwise.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-United States Holder any interest that is subject to United States withholding taxes or that is exempt from United States withholding taxes pursuant to an income tax treaty or certain provisions of the Code. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the Non-United States Holder resides.

A Non-United States Holder generally will not be subject to backup withholding at the current rate of 28 percent with respect to payments of interest on the notes as long as the Non-United States Holder (i) has furnished to the payor a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-United States person, (ii) has furnished to the payor other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury regulations, or (iii) otherwise establishes an exemption. Non-United States Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the exchange notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the Non-United States Holder certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the exchange notes to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a “United States related person”). In the case of the payment of the gross proceeds from the sale, exchange, redemption or other disposition of the exchange notes to or through a non-United States office of a broker that is either a United States person or a United States related person, Treasury regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge, or reason to know, to the contrary.

Any amounts withheld under the backup withholding rules my be refunded or credited against the Non-United States Holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS.

THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF THE HOLDER’S PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in any such resale. In addition, until [                    ], [2006], all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the issuance of the exchange notes offered hereby and certain other legal matters will be passed upon for us by Ropes & Gray LLP. Some partners of Ropes & Gray LLP are members in RGIP LLC, which is an investor in certain investment funds affiliated with Monitor Clipper Partners, LLC.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2005 and 2004 (Predecessor), and the period April 1, 2005 to December 31, 2005, the period January 1, 2005 to March 31, 2005 (Predecessor), and the two years ended December 31, 2004 (Predecessor), as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find Additional Information

Available Information

This prospectus forms a part of a registration statement that we filed with the SEC on Form S-4 under the Securities Act in connection with the offering of the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the exchange notes. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Under the terms of the indenture that governs the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of the notes (i) all financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes our financial condition and results of operations and those of our consolidated subsidiaries and, with respect to the annual information only, a report thereon by our independent auditors and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC at the SEC’s public reference room at the following address:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms.

Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

MSC-Medical Services Company

11764-1 Marco Beach Drive

Jacksonville, FL 32224

Telephone: (904) 646-0199

Fax: (904) 646-5151

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

MSC-Medical Services Company

Financial Statements

For the Three Months Ended March 31, 2006

and

For the Years Ended December 31, 2005, 2004 and 2003

MSC-Medical Services Company

Condensed Balance Sheets

(Dollars in thousands, except share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash	$4,703	$8,300
Accounts receivable, less allowance of $19,611 at March 31, 2006 and $17,889 at December 31, 2005	59,876	56,488
Income tax receivable	8,627	7,194
Other current assets	1,132	857
Deferred income taxes	8,164	8,058

Total current assets	82,502	80,897

Property and equipment, net of accumulated depreciation of $2,597 at March 31, 2006 and $1,873 at December 31, 2005	5,561	5,151
Intangible assets:
Goodwill	234,423	234,423
Trademarks	24,100	24,100
Customer relationships, net	53,900	55,125
Other Intangibles, net	42,832	43,773

Total intangible assets	355,255	357,421

Other assets:
Deferred debt issuance costs, net	5,551	5,815
Other	1,743	601

Total other assets	7,294	6,416

Total assets	$450,612	$449,885

See notes to condensed financial statements.

MSC-Medical Services Company

Condensed Balance Sheets—Continued

(Dollars in thousands, except share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$16,620	$16,620
Accounts payable	9,425	10,631
Accrued expenses	39,139	36,300
Other current liabilities	12,448	12,918

Total current liabilities	77,632	76,469

Non-current liabilities:
Long-term debt, less current portion	148,708	148,645
Deferred income taxes	34,591	33,950

Total non-current liabilities	183,299	182,595

Total liabilities	260,931	259,064
Stockholders’ equity:
Common stock, $1.00 par value, 1,000 shares authorized, 100 shares issued and outstanding	–	–
Additional paid-in capital	213,871	213,525
Accumulated other comprehensive income	1,299	353
Accumulated Deficit	(25,489)	(23,057)

Total stockholders’ equity	189,681	190,821

Total liabilities and stockholders’ equity	$450,612	$449,885

See notes to condensed financial statements.

MSC-Medical Services Company

Condensed Statements of Operations

For the Three Months Ended March 31, 2006 and 2005

(Unaudited)

(Dollars in thousands, except share data)

	Successor	Successor	Predecessor
	Three Months Ended March 31,
	2006	2005	2005
Net Revenue:
Pharmaceutical	$43,243	$–	$37,278
Medical Products & Services	36,438	–	37,782

Total net revenue	79,681	–	75,060

Cost of Revenue:
Pharmaceutical	36,256	–	31,606
Medical Products & Services	28,055	–	29,449

Total cost of revenue	64,311	–	61,055

Gross profit	15,370	–	14,005
Operating expenses	11,365	–	11,706
Transaction expenses	–	–	24,697
Depreciation and amortization	2,890	–	785

Total expenses	14,255	–	37,188

Operating income (loss)	1,115	–	(23,183)
Interest expense	5,009	500	969

Loss before income tax benefit	(3,894)	(500)	(24,152)
Income tax benefit	1,462	209	9,466

Net (loss)	$(2,432)	$(291)	$(14,686)

See notes to condensed financial statements.

MSC-Medical Services Company

Condensed Statements of Cash Flows

For the Three Months Ended March 31, 2006 and 2005

(Unaudited)

(Dollars in thousands)

	Successor		Predecessor
	Three Months Ended March 31,
	2006	2005	2005
Operating activities
Net loss	$(2,432)	$(291)	$(14,686)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation	724	–	544
Amortization of intangibles	2,166	–	241
Amortization of debt issuance costs and debt discount	327	–	183
Provision for deferred income taxes	535	–	(12,313)
Provision for bad debts	1,992	–	637
Stock-based compensation	362	–	4,266
Changes in operating assets and liabilities:

Increase in accounts receivable	(5,380)	–	(4,264)
Decrease in inventories	16	–	52
Increase in Income tax receivable	(1,433)	–	–
(Increase) decrease in other current assets	(291)	–	210
Increase in other non-current assets	(196)	–	–
Increase (decrease) in accounts payable & accrued expenses	1,617	–	(1,471)
Increase (decrease) in transaction expenses	–	(24,697)	24,697
Increase in deferred revenue	112	–	42
Increase (decrease) in income taxes payable	(582)	(211)	1,945

Net cash provided by (used in) operating activities	(2,463)	(25,199)	83
Investing activities
Purchases of property and equipment	(1,134)	–	(364)
Payment to former owners	–	–	(4,500)
Payments in connection with business acquisition	–	(296,028)	–

Net cash used in investing activities	(1,134)	(296,028)	(4,864)
Financing activities
Proceeds from short-term debt	–	9,000	3,500
Proceeds from long-term debt	–	175,000	–
Repayment of short-term debt	–	(19,000)	–
Repayment of long-term debt	–	(17,000)	–
Debt issuance cost	–	(8,148)	–
Capital contribution from Parent company	–	181,375	–
Other	–	–	(9)

Net cash provided by financing activities	–	321,227	3,491

Net decrease in cash	(3,597)	–	(1,290)
Cash, beginning of period	8,300	–	1,290

Cash, end of period	$4,703	$–	$–

See notes to condensed financial statements.

MSC-Medical Services Company

Notes to Condensed Financial Statements (Unaudited)

(Dollar amounts in thousands except per share data, unless otherwise stated)

March 31, 2006

1. Summary of Significant Accounting Policies

Description of Business

MSC-Medical Services Company (the “Company” or “MSC”) is a provider of healthcare products and services for the workers compensation industry in the United States. The Company provides workers compensation payors, such as insurers and third party administrators, with a quality alternative to the costly and time-consuming process of coordinating the logistics for the delivery of non-acute care needs to their claimants. MSC currently manages relationships with over 7,000 vendors, enabling it to provide over 20,000 healthcare products and services to workers compensation patients throughout the United States.

Basis of Presentation

The accompanying condensed unaudited interim financial statements have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been omitted pursuant to the SEC rules and regulations for interim reporting. The financial statements reflect, in the opinion of management, all adjustments necessary to present fairly the financial position and results of operations for the periods indicated. All such adjustments are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Operating results for the three month period ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

The condensed balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

On March 31, 2005, through a series of transactions, the Company was acquired (the “Acquisition”) by MCP-MSC Acquisition, Inc., a Delaware corporation formed by investment funds affiliated with Monitor Clipper Partners, LLC, certain other institutional investors and members of management. The total cost of the Acquisition was $369.0 million, including actual transaction fees, expenses and repayment of existing debt and a $0.4 million working capital adjustment paid in July 2005.

The funds necessary to complete the Acquisition (the “Financings”) were provided by (i) $9.0 million of borrowings under the $40.0 million senior secured revolving credit facility; (ii) $175.0 million of borrowings under a senior secured term loan facility; (iii) a $179.9 million aggregate cash equity investment by investment funds affiliated with Monitor Clipper Partners, LLC and certain other institutional investors; (iv) $4.7 million of rollover equity from certain members of the Company’s management; and (v) $0.4 million in Company cash balance for funding of the subsequent working capital adjustment.

MSC-Medical Services Company

Notes to Condensed Financial Statements—(Continued)

The condensed balance sheet as of December 31, 2005, includes the acquisition of MSC-Medical Services Company by MCP-MSC Acquisition, Inc and is that of MSC (“Successor”). The condensed statements of operations and cash flows for the three months ended March 31, 2005, are those of MSC Acquisition, Inc. (“Predecessor”). In the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the financial statements.

Allowance for Doubtful Accounts

Additions to the allowance for doubtful accounts are made by means of the provision for bad debts which is based upon management’s assessment of historical and expected collections and other collection indicators. The provision for bad debts includes reserves for specific high-collection risk customer accounts and reserves for other customer collection risks. Such reserves and estimation factors are reviewed and updated periodically as uncollectible accounts are deducted from the allowance, and subsequent recoveries are added.

Included in the allowance for doubtful accounts are provisions for sales allowances totaling $0.7 million at March 31, 2006 and $0.3 million at March 31, 2005.

Bad debt expense for the three months ended March 31, 2006 and 2005 was approximately $2 million and $0.6 million, respectively. The increase is a result of a change in the factor utilized to estimate future bad debt-expense based on current period billings to 2.5% of net revenues at March 31, 2006 from 0.85% at March 31, 2005.

Recently Issued Accounting Standards

On March 16, 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company adopted this Statement on January 1, 2006 (see Note 3 for the Company’s disclosure).

2. Goodwill and Amortizable Intangible Assets

The Company performed its annual impairment test of its reporting unit at October 31, 2005. As the fair value of the reporting unit exceeded the carrying amount of goodwill, there was no impairment recorded at December 31, 2005.

The details of the Company’s amortizable intangible assets are as follows (in thousands):

	Estimated Useful Life	March 31, 2006	December 31, 2005
Vendor contracts	10-15 years	$24,900	$24,900
Customer relationships	10-12 years	58,800	58,800
Carrier relationships	12 years	11,100	11,100
Pharmacy relationships	30 years	10,600	10,600

		105,400	105,400
Less accumulated amortization		8,668	6,502

		$96,732	$98,898

Amortization expense of intangibles was approximately $2.2 million and $0.2 million at March 31, 2006 and 2005, respectively.

MSC-Medical Services Company

Notes to Condensed Financial Statements—(Continued)

3. Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” (SFAS No. 123(R)) applying the modified prospective method. SFAS No. 123(R) requires all equity-based payments to employees, including grants of employee stock options, to be recognized in the statement of earnings based on the grant date fair value of the award. Under the modified prospective method, the Company is required to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. The fair values of stock options granted during 2005 and after the Company adopted SFAS No. 123(R) were determined using a Black-Scholes-Merton valuation model.

In adopting SFAS No. 123(R), the Company did not modify the terms of any previously granted options.

The fair value of restricted shares is determined by the number of shares granted and the grant date fair value of the Company’s Common Shares. The compensation expense recognized for all equity-based awards is net of estimated forfeitures and is recognized over the awards’ service period. In accordance with Staff Accounting Bulletin (“SAB”) No. 107, the Company classified equity-based compensation within operating expenses to correspond with the same line item as the majority of the cash compensation paid to employees.

The impact of the equity-based compensation is reflected in cash flow from operations on the Condensed Statement of Cash Flows.

The following table illustrates the impact of equity-based compensation expense on reported amounts:

	For Three Months Ended March 31, 2006
(in thousands, except per share amounts)	As Reported	Impact of Equity-Based Compensation
Operating earnings [1] [2]	$1,115	$(362)
Net (loss)	$(2,432)	$(226)

Activity relative to the Company’s common stock options is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life in Years	Fair Value (in thousands)
Options outstanding at December 31, 2005	34,813,078	$1.37
Options granted – time vesting	2,090,911	$1.40
Options granted – performance vesting	1,045,455	$1.40
Options forfeited	(2,547,666)	$(1.17)

Options outstanding at March 31, 2006	35,401,778	$1.56	9.13	$10,494

Exercisable at March 31, 2006	9,248,870	$1.00	9.00	$5,063

[1]	The total equity-based compensation expense includes gross employee stock option expense of approximately $346,000 during the three months ended March 31, 2006. The expense related to stock options represents the unvested portion of previously granted stock option awards outstanding as of the date of adoption and expense for all awards granted after the date of adoption.
[2]	The total equity-based compensation expense includes gross restricted share expense of approximately $16,000 during the three months ended March 31, 2006.

MSC-Medical Services Company

Notes to Condensed Financial Statements—(Continued)

Two-thirds of options granted vest over a three-year period, with an exercise price ranging from $1.00 to $3.00. The remaining one-third vest only upon change in control and also have exercise prices ranging from $1.00 to $3.00. Any portion of the stock options not then vested shall immediately vest. There are 3.8 million vested shares at March 31, 2006 with exercise prices between $0.29 and $0.61.

The fair value of options granted during the three months ended March 31, 2006 was approximately $0.4 million. The intrinsic value of the options outstanding at March 31, 2006 and December 31, 2005 was $2 million and $2.5 million, respectively. The decrease in intrinsic value resulted from forfeitures during the three months ended March 31, 2006.

The estimated fair value of each option granted after January 1, 2006 is calculated using the Black-Scholes option pricing model. The assumptions used for calculating fair value of grants issued during the three months ended March 31, 2006 were: expected life of 3.5 years, risk-free interest rate of 4.7%, expected volatility of 24.8% and no expected dividend yield.

An estimated expected life of 3.5 years before exercise was used for the March 31, 2006 grants. This estimate was based on the expected holding period of MSC’s controlling interest shareholders’ typical investment holding period. A targeted holding period range of three to six years is cited in Monitor Clipper Equity Partners II, L.P. Private Placement Memorandum at which time all shares would be expected to be vested and then exercised. Implicit in this assumption is that option-holders would not likely exercise before a transaction date as they would become the holders of minority interest shares subject to marketability discounts should they wish to sell their shares. The expected change in control will likely provide a liquidity event for option-holders.

In order to calculate volatility, the Company analyzed the publicly traded stock options of guideline companies with respect to implied volatility. Implied volatilities were calculated using an average of the 10-day trailing 720-day term to expiration on “at the money” options as of the valuation date. The Company relied exclusively on the median implied volatility as a proxy for expected volatility in the Black-Scholes model as the Company believes it provides the best indication of expected volatility over the expected lives of the options.

Activity relative to the Company’s restricted stock is as follows:

	Number of Shares	Fair value at grant date
Restricted shares outstanding at December 31, 2005	–	$–
Restricted shares granted	900,000	$.88

Restricted shares outstanding at March 31, 2006	900,000	$.88

Exercisable at March 31, 2006	–	$–

Fair Value Disclosures—Prior to Adopting SFAS No. 123(R)

Prior to the first quarter of fiscal 2006, the Company accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of APB Opinion No. 25 and related Interpretations. Therefore, except for options exercised in connection with the Acquisition completed March 31, 2005, no compensation expense was recognized in net earnings, as all options granted had an exercise price greater than the market value of the underlying stock on the date of grant. There would be no effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” to options granted under the Company’s stock option plan for the three months ended March 31, 2005.

MSC-Medical Services Company

Notes to Condensed Financial Statements—(Continued)

4. Comprehensive Income

Comprehensive income represents all changes in equity of the enterprise that results from recognized transactions and other economic events during the period. Other comprehensive (loss) income refers to revenues, expenses, gains, and losses that under GAAP are included in comprehensive income but excluded from net income, such as the unrealized gain or loss on the interest rate swap. The following table details the components of comprehensive (loss) for the periods presented.

	Three Months Ended
(in thousands)	March 31, 2006	March 31, 2005
Net (loss)	$(2,432)	$(14,686)
Other comprehensive (loss) income:
Unrealized gain on interest rate swap, net of tax	946	—

Comprehensive (loss)	$(1,486)	$(14,686)

5. Guarantor Financial Statements

The Company’s senior secured floating rate notes are guaranteed by the Parent (the “Guarantor”) on a senior secured basis. The notes are the Company’s and the Guarantor’s senior secured obligation and will rank equally in right of payment with all of the Company’s and Guarantor’s existing and future unsubordinated indebtedness. The notes will be effectively junior to the Company’s and Guarantor’s indebtedness under the Company’s senior secured revolving credit facility to the extent of the value of the assets securing such facility. The notes will be secured by a second priority lien on substantially all of the Company’s and Guarantor’s existing and future assets, as well as capital stock. The senior secured revolving credit facility is secured by a first priority lien on all such assets.

The Company has not presented separate financial statements for the Guarantor because it has deemed that such financial statements would not provide investors with any material additional information. Included in the tables below are the consolidating balance sheet as of March 31, 2006 and December 31, 2005, and the condensed consolidating statement of operations and cash flows for the three months ended March 31, 2006 and 2005 of: (a) the Parent (Guarantor), (b) the Company, (c) elimination entries necessary to consolidate the Parent with the Company, and (d) the consolidated company, MCP–MSC Acquisition, Inc.

MCP-MSC Acquisition, Inc.

Consolidating Balance Sheets

	March 31, 2006				December 31, 2005
	(Parent)	(Subsidiary)	Eliminations	Consolidated	(Parent)	(Subsidiary)	Eliminations	Consolidated
	(Dollars in thousands)				(Dollars in thousands)
Assets
Current assets:
Cash	$–	$4,703	$–	$4,703	$–	$8,300	$–	$8,300
Accounts receivable	–	59,876	–	59,876	–	56,488	–	56,488
Income tax receivable	–	8,627	–	8,627	–	7,194	–	7,194
Other current assets	–	1,132	–	1,132	–	857	–	857
Current deferred income taxes	–	8,164	–	8,164	–	8,058	–	8,058

Total current assets	–	82,502	–	82,502	–	80,897	–	80,897
Property and equipment	–	5,561	–	5,561	–	5,151	–	5,151
Intangible assets:
Goodwill	–	234,423	–	234,423	–	234,423	–	234,423
Trademarks	–	24,100	–	24,100	–	24,100	–	24,100
Customer relationships, net	–	53,900	–	53,900	–	55,125	–	55,125
Other Intangibles, net	–	42,832	–	42,832	–	43,773	–	43,773

Total intangible assets	–	355,255	–	355,255	–	357,421	–	357,421
Other assets:
Investment in consolidated subsidiary	188,382	–	(188,382)	–	190,468	–	(190,468)	–
Deferred debt issuance costs, net	732	5,551	–	6,283	760	5,815	–	6,575
Other	–	1,743	–	1,743	1,058	601	–	1,659

Total other assets	189,114	7,294	–	8,026	192,286	6,416	–	8,234

Total assets	$189,114	$450,612	$(188,382)	$451,344	$192,286	$449,885	$(190,468)	$451,703

MCP-MSC Acquisition, Inc.

Consolidating Balance Sheets

	March 31, 2006				December 31, 2005
	(Parent)	(Subsidiary)	Eliminations	Consolidated	(Parent)	(Subsidiary)	Eliminations	Consolidated
	(Dollars in thousands)				(Dollars in thousands)
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$–	$16,620	$–	$16,620	$–	$16,620	$–	$16,620
Accounts payable	–	9,425	–	9,425	–	$10,631	–	10,631
Accrued expenses	1,779	39,139	–	40,918	712	$36,300	–	37,012
Other current liabilities	–	12,448	–	12,448	–	$12,918	–	12,918

Total current liabilities	1,779	77,632	–	79,411	712	76,469	–	77,181
Non-current liabilities:
Long-term debt	31,703	148,708	–	180,411	31,664	148,645	–	180,309
Deferred income taxes	(1,484)	34,591	–	33,107	–	33,950	–	33,950

Total non-current liabilities	30,219	183,299	–	213,518	31,664	182,595	–	214,259
Total liabilities	31,998	260,931	–	292,929	32,376	259,064	–	291,440
Stockholders’ equity:
Common stock, $0.001 par value, 225,000,000 shares authorized, 181,375,000 shares issued and outstanding	181	–	–	181	181	–	–	181
Common stock, $1.00 par value, 1,000 shares authorized, 100 shares issued and outstanding	–	–	–	–	–	–	–	–
Additional paid-in capital	184,817	213,871	(213,871)	184,817	184,470	213,525	(213,525)	184,470
Accumulated other comprehensive income	–	1,299	–	1,299	–	353	–	353
Accumulated deficit	(27,882)	(25,489)	25,489	(27,882)	(24,741)	(23,057)	23,057	(24,741)

Total stockholders’ equity	157,116	189,681	(188,382)	158,415	159,910	190,821	(190,468)	160,263

Total liabilities and stockholders’ equity	$189,114	$450,612	$(188,382)	$451,344	$192,286	$449,885	$(190,468)	$451,703

MCP-MSC Acquisition, Inc.

Condensed Consolidating Statements of Operations

	March 31, 2006				March 31, 2005
					Successor
	(Parent)	(Subsidiary)	Eliminations	Consolidated	(Parent)	(Subsidiary)	Eliminations	Consolidated
	(Dollars in thousands)				(Dollars in thousands)
Net revenue	$–	$79,681	$–	$79,681	$–	$–	$–	$–
Cost of revenue	–	64,311	–	64,311	–	–	–	–
Gross profit	–	15,370	–	15,370	–	–	–	–
Operating expenses	–	11,365	–	11,365	–	–	–	–
Transaction expenses	–	–	–	–	–	–	–	–
Depreciation and amortization	–	2,890	–	2,890	–	–	–	–

Total expenses	–	14,255	–	14,255	–	–	–	–

Operating income (loss)	–	1,115	–	1,115	–	–	–	–
Equity in loss of consolidated	(2,432)	–	2,432	–	(291)	–	291	–
subsidiary
Interest expense	1,133	5,009	–	6,142	–	500	–	500

Loss before income tax benefit	(3,565)	(3,894)	2,432	(5,027)	(291)	(500)	291	(500)
Income tax benefit	426	1,462	–	1,888	–	209	–	209

Net (loss)	$(3,139)	$(2,432)	$2,432	$(3,139)	$(291)	$(291)	$291	$(291)

MCP-MSC Acquisition, Inc.

Consolidating Statement of Cash Flows

	March 31, 2006				March 31, 2005
					Successor
	(Parent)	(Subsidiary)	Eliminations	Consolidated	(Parent)	(Subsidiary)	Eliminations	Consolidated
	(Dollars in thousands)				(Dollars in thousands)
Operating activities
Net (loss)	$(3,139)	$(2,432)	$2,432	$(3,139)	$(291)	$(291)	$291	$(291)
Adjustments to reconcile net (loss) to net cash used in operating activities:						–
Equity in loss of consolidated subsidiary	2,432	–	(2,432)	–	291	–	(291)	–
Depreciation	–	724	–	724	–	–	–	–
Amortization of intangibles	–	2,166	–	2,166	–	–	–	–
Amortization of debt issuance costs and debt discount	66	327	–	393	–	–	–	–
Provision for deferred income taxes	(426)	535	–	109	–	–	–	–
Provision for bad debts	–	1,992	–	1,992	–	–	–	–
Stock-based compensation	–	362	–	362	–	–	–	–
Changes in operating assets and liabilities:
Increase in accounts receivable	–	(5,380)	–	(5,380)	–	–	–	–
Decrease in inventories	–	16	–	16	–	–	–	–
Increase in Income tax receivable	–	(1,433)	–	(1,433)	–	–	–	–
Increase in other current assets	–	(291)	–	(291)	–	–	–	–
Increase in other non-current assets	–	(196)	–	(196)	–	–	–	–
Increase (decrease) in accounts payable
& accrued expenses	1,067	1,617	–	2,684	–	(24,697)	–	(24,697)
Increase in deferred revenue	–	112	–	112	–	–	–	–
Increase (decrease) in income taxes payable	–	(582)	–	(582)	–	(211)	–	(211)

Net cash provided by/(used) in operating activities	–	(2,463)	–	(2,463)	–	(25,199)	–	(25,199)

Investing activities
Purchases of property and equipment	–	(1,134)	–	(1,134)	–	–	–	–
Payments in connection with business acquisition	–	–	–	–	181,375	(296,028)	–	(114,653)

Net cash provided by/(used) in investing activities	–	(1,134)	–	(1,134)	181,375	(296,028)	–	(114,653)

Financing activities
Proceeds from short-term debt	–	–	–	–	–	9,000	–	9,000
Proceeds from long-term debt	–	–	–	–	–	175,000	–	175,000
Repayment of short-term debt	–	–	–	–	–	(19,000)	–	(19,000)
Repayment of long-term debt	–	–	–	–	–	(17,000)	–	(17,000)
Debt issuance cost	–	–	–	–	–	(8,148)	–	(8,148)

Capital contribution from Parent company	–	–	–	–	(181,375)	181,375	–	–

Other	–	–	–	–	–	–	–	–
Net cash provided by/(used) in financing activities	–	–	–	–	(181,375)	321,227	–	139,852
Net increase (decrease) in cash	–	(3,597)	–	(3,597)	–	–	–	–
Cash, beginning of period	–	8,300	–	8,300	–	–	–	–

Cash, end of period	$–	$4,703	$–	$4,703	$–	$–	$–	$–

Report of Independent Registered Public Accounting Firm

The Board of Directors

MSC – Medical Services Company

We have audited the accompanying balance sheets of MSC – Medical Services Company (the Company) as of December 31, 2005 and 2004 (Predecessor), and the related statements of operations, stockholders’ equity, and cash flows for the period April 1, 2005 to December 31, 2005, the period January 1, 2005 to March 31, 2005 (Predecessor), and the years ended December 31, 2004 and 2003 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MSC – Medical Services Company at December 31, 2005 and 2004 (Predecessor), and the results of its operations and its cash flows for the period April 1, 2005 to December 31, 2005, the period January 1, 2005 to March 31, 2005 (Predecessor), and the years ended December 31, 2004 and 2003 (Predecessor) in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Jacksonville, FL

March 22, 2006

MSC-Medical Services Company

Balance Sheets

(Dollars in thousands, except share data)

	Successor at December 31,	Predecessor at December 31,
	2005	2004
Assets
Current assets:
Cash	$8,300	$1,290
Accounts receivable, net of allowance of $17,889 and $4,400 in 2005 and 2004	56,488	67,857
Inventories	182	1,008
Income tax receivable	7,194	–
Other current assets	675	960
Deferred income taxes	8,058	1,946

Total current assets	80,897	73,061

Property and equipment, net of accumulated depreciation of $1,873 and $3,276 in 2005 and 2004	5,151	4,679
Intangible assets:
Goodwill	234,423	10,319
Trademarks	24,100	2,780
Vendor contracts, net	23,032	3,890
Customer relationships, net	55,125	2,744
Carrier relationships, net	10,406	–
Pharmacy relationships, net	10,335	–
Non-compete agreements, net	–	121
Employment contracts, net	–	85

Total intangible assets	357,421	19,939

Other assets:
Deferred debt issuance costs, net	5,815	1,118
Other	601	27

Total other assets	6,416	1,145

Total assets	$449,885	$98,824

See notes to financial statements.

MSC-Medical Services Company

Balance Sheets—Continued

(Dollars in thousands, except share data)

	Successor at December 31,	Predecessor at December 31,
	2005	2004
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$16,620	$15,500
Accounts payable	10,631	10,397
Accrued expenses	36,300	26,887
Due to former owners	12,169	4,500
Deferred revenue	167	195
Current portion of long-term debt	–	2,000
Income taxes payable	582	1,396

Total current liabilities	76,469	60,875

Non-current liabilities:
Long-term debt, less current portion	148,645	14,890
Deferred income taxes	33,950	536

Total non-current liabilities	182,595	15,426

Total liabilities	259,064	76,301
Stockholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 10,000,000 shares issued and outstanding	–	100
Common stock, $1.00 par value, 1,000 shares authorized, 100 shares issued and outstanding	–	–
Warrants	–	175
Additional paid-in capital	213,525	7,983
Accumulated other comprehensive income	353	–
Retained earnings (deficit)	(23,057)	14,265

Total stockholders’ equity	190,821	22,523

Total liabilities and stockholders’ equity	$449,885	$98,824

See notes to financial statements.

MSC-Medical Services Company

Statements of Operations

(Dollars in thousands, except share data)

	Successor	Predecessor
	Post-Acquisition and Nine Months Ended December 31,	Three Months Ended March 31,	Year Ended December 31,
	2005	2005	2004	2003
Net Revenue:
Pharmaceutical	$122,685	$37,278	$131,515	$85,907
Medical Products	67,563	24,181	90,116	69,332
Medical Services	36,303	13,601	43,305	31,905

Total Net Revenue	226,551	75,060	264,936	187,144

Cost of Revenue:
Pharmaceutical	105,502	31,606	112,706	74,340
Medical Products	51,272	18,724	70,541	52,653
Medical Services	28,637	10,725	34,767	25,419

Total Cost of Revenue	185,411	61,055	218,014	152,412

Gross profit	41,140	14,005	46,922	34,732
Operating expenses	27,204	11,706	30,536	19,628
Transaction expenses	–	24,697	–	–
Adjustment for accounts receivable	18,527	–	–	–
Adjustment for sales tax	3,047	–	–	–
Depreciation and amortization	8,273	785	3,101	2,218

Total expenses	57,051	37,188	33,637	21,846

Operating income (loss)	(15,911)	(23,183)	13,285	12,886
Interest expense	21,374	969	3,432	2,603

Income (loss) before income taxes (benefit)	(37,285)	(24,152)	9,853	10,283
Income tax expense (benefit)	(14,228)	(9,466)	4,112	3,994

Net income (loss)	$(23,057)	$(14,686)	$5,741	$6,289

See notes to financial statements.

MSC-Medical Services Company

Statements of Changes in Stockholders’ Equity

(Dollars in thousands)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Warrants to Acquire Common Stock	Retained Earnings	Total
(Predecessor)
Balance at December 31, 2003 (Predecessor)	10,000,000	$100	$7,547	$175	$8,524	$16,346
Net income	–	–	–	–	5,741	5,741
Stock-based compensation	–	–	436	–	–	436

Balance at December 31, 2004 (Predecessor)	10,000,000	100	7,983	175	14,265	22,523
Net (loss) for the three months ended March 31, 2005 (Predecessor)	–	–	–	–	(14,686)	(14,686)
Stock based compensation to former owner	–	–	4,266	–	–	4,266

Balance at March 31, 2005	10,000,000	$100	$12,249	$175	$(421)	$12,103

See notes to financial statements.

MSC-Medical Services Company

Statements of Changes in Stockholders’ Equity

(Dollars in thousands)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
(Successor)
April 1, 2005 (reflects the new basis of 100 shares of common stock issued in connection with the acquisition)	100	$–	$–	$–	$–	$–
Carryover basis	–	–	3,277	–	–	3,277
Parent equity investment	–	–	181,375	–	–	181,375
Parent contribution	–	–	28,873	–	–	28,873
Net (loss) for the nine months ended December 31, 2005 (Successor)	–	–	–	(23,057)	–	(23,057)

Other comprehensive income:
Unrealized gain on derivatives (net of taxes totaling $221)				–	353	353

Comprehensive income	–	–	–	(23,057)	353	(22,704)

Balance at December 31, 2005	100	$–	$213,525	$(23,057)	$353	$190,821

See notes to financial statements.

MSC-Medical Services Company

Statements of Cash Flows

(Dollars in thousands)

	Successor	Predecessor
	Post-Acquisition and Nine Months Ended December 31,	Three Months Ended March 31,	Year Ended December 31,
	2005	2005	2004	2003
Operating activities
Net income (loss)	$(23,057)	$(14,686)	$5,741	$6,289
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Depreciation	1,771	544	1,968	1,019
Amortization of intangibles	6,502	241	1,133	1,199
Amortization of debt issuance costs and debt discount	7,436	183	581	342
Provision for deferred income taxes	(5,208)	(12,313)	(940)	(60)
Provision for bad debts	4,853	637	3,154	1,166
Adjustment for accounts receivable	18,527	–	–	–
Adjustment for sales tax	3,047	–	–	–
Stock-based compensation	–	4,266	436	–
Changes in operating assets and liabilities:

Increase in accounts receivable	(8,384)	(4,264)	(25,975)	(18,864)
(Increase) decrease in inventories	774	52	35	(225)
(Increase) in income tax receivable	(7,194)	–	–	–
Increase in other current assets	75	210	(159)	494
Increase in other non-current assets	–	–	(19)	–
Increase (decrease) in accounts payable & accrued expenses	8,071	(1,471)	13,021	9,292
Increase (decrease) in transaction expenses	(24,697)	24,697	–	–
Increase (decrease) in deferred revenue	(70)	42	(249)	49
Increase (decrease) in income taxes payable	(1,752)	1945	1,738	(645)

Net cash provided by (used in) operating activities	(19,306)	83	465	56
Investing activities
Payments in connection with business combination	(296,246)	–	–	–
Purchases of property and equipment	(2,412)	(364)	(1,817)	(3,832)
Proceeds from disposal of property & equipment	–	–	–	108
Payment to former owners	–	(4,500)	(4,500)	(1,506)

Net cash used in investing activities	(298,658)	(4,864)	(6,317)	(5,230)
Financing activities
Proceeds from short-term debt	16,620	3,500	8,500	6,000
Repayment on short-term debt	(19,000)	–	–	–
Proceeds from long-term debt	323,500	–	–	–
Repayment on long-term debt	(192,000)	–	(2,000)	(1,000)
Debt issuance costs	(13,104)	–	–	–
Capital contribution from Parent company	210,248	–	–	–
Other	–	(9)	(396)	(40)

Net cash provided by financing activities	326,264	3,491	6,104	4,960

Net increase (decrease) in cash	8,300	(1,290)	252	(214)
Cash, beginning of period	–	1,290	1,038	1,252

Cash, end of period	$8,300	$–	$1,290	$1,038

Supplemental disclosure of cash flow information:
Income taxes paid	$1,256	$1,604	$3,305	$4,699

Interest paid	$9,628	$676	$2,821	$2,260

See notes to financial statements.

MSC-Medical Services Company

Notes to Financial Statements

December 31, 2005

1. Summary of Significant Accounting Policies

Description of Business

MSC-Medical Services Company (the “Company” or “MSC”) is a wholly owned subsidiary of MCP-MSC Acquisition, Inc. MSC is a provider of ancillary healthcare products and services for the workers compensation industry in the United States. The Company provides workers compensation payors, such as insurers and third party administrators, with a quality alternative to the costly and time-consuming process of coordinating the logistics for the delivery of these needs to their claimants. MSC currently manages relationships with over 7,000 vendors, enabling it to provide over 20,000 healthcare products and services to workers compensation patients throughout the United States.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of MSC. The Company reports its year-end financial position, results of operations, and cashflows on December 31st.

On March 31, 2005, MCP—MSC Acquisition, Inc., a Delaware corporation formed by investment funds affiliated with Monitor Clipper Partners, LLC, certain other institutional investors and members of management through a series of transactions, acquired all of the issued and outstanding stock of MSC—Medical Services Company.

The balance sheet as of December 31, 2005, which includes the acquisition of MSC-Medical Services Company by MCP-MSC Acquisition, Inc. and the statement of income and cash flows for the post acquisition activity since March 31, 2005 are those of MSC (“Successor”). The balance sheet as of December 31, 2004, and the statement of operations and cash flows for the years ended December 31, 2004 and 2003, and the three months ended March 31, 2005, are those of MSC Acquisition, Inc. (“Predecessor”). In the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the financial statements.

Cash

Cash includes currency on hand and demand deposits with banks and other financial institutions.

Accounts Receivable

The Company invoices its customers with general payment terms of 30 – 60 days from invoice date as required in certain instances by state statutes governing the workers’ compensation industry. Credit is extended to the Company’s customers and collateral is not required.

Accounts receivable includes billed and estimated unbilled receivables and is comprised primarily of amounts due from third-party payors. The Company values its receivables at the net amount it expects to receive from the third-party payors. The Company collects a substantial portion of its receivables within 12 months, however, the collection period of some receivables ranges from 24 to 36 months. As of December 31, 2005 and 2004, estimated unbilled receivables were approximately 23.6% and 18.8%, respectively, of total accounts receivable.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

Allowance for Doubtful Accounts

Additions to the allowance for doubtful accounts are made by means of the provision for bad debts which is based upon management’s assessment of historical and expected future collections and other collection indicators. The provision for bad debts includes reserves for specific high-collection risk customer accounts and reserves for the estimated exposure related to other customer collection risks. Such reserves and estimation factors are reviewed and updated periodically as uncollectible accounts are deducted from the allowance and subsequent recoveries are added back to the allowance.

Below is a roll forward of the allowance for doubtful accounts (in thousands):

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts(1)	Write-offs	Balance at End of Period(2)
Year ended 2005	$3,935	$24,017	$327	$(11,090)	$17,189
Year ended 2004	2,109	3,154	–	(1,328)	3,935
Year ended 2003	1,210	1,166	–	(267)	2,109

(1)	represents recoveries of write-offs in prior years
(2)	This amount excludes the reserve for sales allowances of $0.7 million and $0.5 million for the years ended December 31, 2005 and 2004, respectively.

Bad debt expense for the years ended December 31, 2005, 2004 and 2003 was approximately $5.5 million, $3.2 million and $1.2 million, respectively. In addition, the Company recorded an adjustment to the allowance for doubtful accounts of approximately $18.5 million for the year ended December 31, 2005 (See footnote 14—Adjustment to Net Accounts Receivable Balance).

Inventory

Inventories are valued at the lower of cost or market with cost determined using weighted average cost. Writeoffs of potentially slow moving or damaged inventory are recorded based on management’s analysis of inventory levels, future sales forecasts and through specific identification of obsolete or damaged merchandise. For the year ended December 31, 2005, the Company’s writeoff was approximately $0.08 million of inventory.

Property and Equipment

Property and equipment is stated at historical cost. Assets acquired under capital leases are included in property and equipment and the related obligations are recorded as liabilities. Upon disposal, costs of property and equipment and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in the results of operations. Maintenance and repairs are charged to current operations as incurred. For financial reporting purposes, depreciation, which includes amortization of assets acquired under capital leases, is computed using the straight-line method.

Internally developed computer software costs, including internal development time, is capitalized and amortized in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

Impairment of Long-Lived Assets

Goodwill represents the excess purchase price paid over net assets acquired resulting from the application of the purchase method of accounting. Goodwill is tested annually for impairment.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

Under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed at least annually for impairment. The Company performed its annual impairment review of goodwill and trademarks as of the measurement date, October 31, for fiscal year 2005, which indicated no impairment charge was required.

The Company evaluates its long-lived assets for impairment whenever circumstances indicate that the carrying amount of the asset may not be recoverable from estimated future cash flows, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. There were no impairment losses recognized for the years ended December 31, 2005, 2004 and 2003.

Debt Issuance Costs

Costs incurred related to debt financings have been capitalized and are being amortized over the terms of the debt using the effective interest method. Amortization of deferred debt issuance costs is included in interest expense in the accompanying statement of operations.

Revenue Recognition

The Company recognizes revenue from product sales and services in the period that the service or rental activity occurs after obtaining a referral and authorization (either written or verbal) from the payor. Estimated provisions for sales allowances are recorded, if necessary, in the period the sale is recorded as a reduction to revenue. As of December 31, 2005 and 2004, the account for sales allowance was approximately $0.7 million and $0.5 million, respectively, and is included in the allowance for doubtful accounts balance.

Unbilled accounts receivable represents those transactions for which services have been performed but for which the Company is awaiting final cost information from its service provider. The Company estimates this portion of earned but unbilled revenue and corresponding receivable on a monthly basis based on historical trends and estimation methodologies. These estimates are adjusted in subsequent periods when information becomes available from the service providers. Historically, these estimates have reasonably approximated the level of revenue actually billed to payors in the relevant period. As of December 31, 2005 and 2004, unbilled receivables were approximately 23.6% and 18.8%, respectively, of total accounts receivable.

The Company generally does not charge additional amounts to customers for shipping and handling costs as any such costs are included in the sales price. The Company includes all of its costs of shipping and handling in operating expenses (approximately $0.9 million, $1.0 million and $1.0 million for the years ended December 31, 2005, 2004 and 2003, respectively).

The Company’s revenues are derived from the following:

Pharmacy Benefit Management and Mail Order Pharmacy programs—Company administers claimants’ prescription medication needs through a retail card program and also provides a mail order delivery alternative, where the execution of such deliveries is performed by a mail order provider.

Medical Products and Supplies—Company supplies claimants with orthotics and prosthetics, durable medical equipment and miscellaneous medical devices and supplies. The Company procures and coordinates the delivery of these products, monitors equipment usage and manages supply orders for claimants on behalf of their insurer.

Medical Services—Company coordinates the scheduling of home health care services with patients and providers and offers, among other services, nursing care, I.V. therapy, physical therapy, and ambulatory and non-ambulatory transportation.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

Cost of Revenue

The Company’s cost of revenue includes administrative costs associated with the outsourcing of pharmaceutical services, costs for services performed by vendors (including the cost of unbilled revenue), and customer service operations and product costs, including shipping and handling.

Derivatives

The Company from time to time uses derivative financial instruments to reduce its exposure to adverse fluctuations in interest rates and fair value changes in fixed-rate debt. The Company does not enter into derivative financial instruments for trading purposes. The Company records changes in the fair value of derivatives to operations or other comprehensive income (loss), depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

Sales Tax

The Company remits sales taxes to various taxing jurisdictions as a result of revenue earned from the sale of products and services to its customers. Sales tax liabilities are incurred primarily from the sale of the Company’s Ancillary products. Specific sales tax rates applicable to the Company’s products and services vary by taxing jurisdiction and certain of the Company’s Ancillary products are deemed to be tax exempt. The Company does not currently assess sales tax on billings to its customers. Expenses associated with amounts due to the various taxing jurisdictions are reflected on an on-going basis in the Statement of Operations as a component of Operating Expenses.

Comprehensive Income

Comprehensive income represents all changes in equity resulting from recognized transactions and other economic events during the period. Other comprehensive income refers to revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income (loss), such as the unrealized gain or loss on the interest rate swap (See footnote 5). For the year ended December 31, 2005, comprehensive income was $0.4 million, net of the tax effect of $0.2 million and is reported on the Statement of Changes in Stockholders’ Equity.

Stock Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123. SFAS No. 148 allows continued use of recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations in accounting for stock options to employees. The Company applies the intrinsic-value recognition and measurement principles of APB Opinion No. 25 and related interpretations, under which approximately $4.3 million and $0.4 million of compensation cost related to stock options was recognized for the year ended December 31, 2005 and 2004, respectively. No compensation cost related to stock options was recognized for the year ended December 31, 2003 (see also footnote 11—Stock Based Compensation).

Income Taxes

The Company computes its income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Income taxes are accounted for under the asset and liability method.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date.

Fair Value of Financial Instruments

Fair value estimates and assumptions used to estimate the fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments. The Company used available information to derive its estimates. However, because estimates are made as a specific point of time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

The carrying amounts of the Company’s financial instruments represented by cash, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying values of the short and long-term debt approximate fair value based upon market rates. The fair value of the interest rate swap was determined using an interest rate analysis as of December 31, 2005.

Use of Estimates

The preparation of financial statements and the accompanying notes in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the accompanying financial statements relate to revenue and accounts receivable, allowance for doubtful accounts and goodwill and intangible assets. Actual results could differ from those estimates.

Recently Issued Accounting Standards

On December 16, 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion No. 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosures will no longer be an alternative.

Effective January 1, 2006 the Company adopted SFAS 123(R) using the modified prospective application transition method. Previously, the Company expensed share-based payments as permitted under APB No. 25 and related interpretations in accounting for stock options to employees. The financial statements as of and for periods ended prior to December 31, 2005 have not been restated to reflect adoption of SFAS 123(R).

The primary impact of the adoption of SFAS 123(R) is the recording of compensation expense based on the fair value of the award on the grant date and certain calculations involving estimated forfeitures. SFAS 123(R) requires that at the grant date the Company estimate forfeitures for unvested awards, while APB No. 25 had permitted the Company to record forfeitures only upon occurrence. The Company expects to recognize approximately $1.2 million of compensation expense in fiscal 2006 upon adoption of SFAS 123(R).

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

In May 2005, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which requires retrospective application to prior periods’ financial statements of every voluntary change in accounting principle unless it is impracticable to do so. SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 is effective for accounting changes and corrections of errors beginning in fiscal 2007. The Company does not anticipate adoption of this standard will have a material impact on its financial statements.

FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations” was issued by the FASB in March 2005. FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal 2006. The Company does not anticipate adoption of this interpretation will have a material impact on its financial statements.

In December 2004, the FASB issued Staff Position No. FAS 109-1, “Application of SFAS No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004” (“FSP 109-1”). FSP 109-1 states that qualified domestic production activities should be accounted for as special deduction under SFAS No. 109, “Accounting for Income Taxes.” The Company has completed its evaluation of the repatriation provision and has determined it does not impact fiscal 2005 or subsequent periods.

In December 2004, the FASB issued Staff Position No. FAS 109-2, “Accounting Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004,” which provides accounting and disclosure guidance for the repatriation provisions of the American Jobs Creation Act of 2004 (the “Act”). The Act provides for a special one-time tax deduction of certain earnings repatriated in fiscal 2006. The Company has completed its evaluation of the repatriation provision and has determined it does not impact fiscal 2005 or subsequent periods.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 addresses the measurement of exchanges of non-monetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS 153 is effective for non-monetary asset exchanges in the first quarter of fiscal 2006. The Company does not anticipate adoption of this standard will have a material impact on its financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance of ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). SFAS 151 is effective for inventory costs incurred beginning in the first quarter of fiscal 2006. The Company does not anticipate adoption of this standard will have a material impact on its financial statements.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

2. Business Combinations

Goodwill of $234.4 million was assigned as a result of the acquisition. The main drivers of goodwill were the Company’s historical revenue growth rate as well as expectations for future revenue and EBITDA growth from organic and strategic initiatives. The Company believes it is well positioned, with its current product offerings, in a market that is fragmented and without a dominant market leader, especially in the Ancillary product segment. These expectations of future business performance were key factors influencing the premium paid for the business as part of the competitive auction process, which included other buyers who also viewed the business as an attractive investment opportunity.

The acquisition was accounted for as a purchase by MCP-MSC Acquisition, Inc. in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, and Emerging Issues Task Force (EITF) No. 88-16 “Basis in Leveraged buyout Transactions”. Accordingly the interest retained by certain members of management was recorded at carryover basis. The remainder of the investment in the assets acquired and liabilities assumed was recorded at estimated fair value based on a purchase price allocation. The final purchase price allocation as well as the estimated useful lives is based on the results of an independent appraisal. The Company estimates that approximately $5.3 million will be deductible for income tax purposes.

The assets acquired and liabilities assumed by MCP-MSC Acquisition Inc. were pushed down to the Company’s financial statements. The allocation of the purchase price is as follows (in thousands):

Consideration:
Total purchase price paid	$369,000
Additional consideration to be paid for estimated tax benefits, as received	12,200

Total	$381,200

Allocated to:
Current assets	$87,500
Non-current assets	12,300
Identifiable intangible assets	129,500
Goodwill	234,423
Deferred tax liability	(44,823)
Liabilities assumed	(37,700)

Total	$381,200

The following summary, prepared on a pro forma basis, presents the unaudited results of operations as if the business combination had occurred as of the beginning of the periods presented, after including the impact of amortization of intangibles, increased interest expense related to new debt and the related income tax effects. The results for the year ended December 31, 2005 include both the results of the Predecessor for the period January 1, 2005 to March 31, 2005 and the Successor for the post acquisition activity and the nine months ended December 31, 2005.

	Years Ended December 31,
	2005	2004
	(in thousands)
Net revenue from product sales and services – as reported	$301,611	$264,936
Net revenue from product sales and services – pro forma	301,611	264,936
Net income (loss) – as reported	(37,743)	5,741
Net income (loss) – pro forma	(42,004)	(10,482)

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

3. Property and Equipment

The details of the Company’s property and equipment are as follows (in thousands):

	Estimated Useful Life	December 31,
		2005 Successor	2004 Predecessor
Leasehold improvements	over lease term	$533	$864
Furniture and office equipment	5 years	1,625	2,309
Computer hardware and software	3 years	4,866	4,782

		7,024	7,955
Less accumulated depreciation		1,873	3,276

		$5,151	$4,679

Depreciation expense was approximately $2.3 million, $2.0 million and $1.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

4. Goodwill and Amortizable Intangible Assets

Goodwill totaled $234.4 million as of December 31, 2005, includes the excess of the purchase price over the fair value of the tangible and intangible assets associated with the March 31, 2005 acquisition of 100% of the outstanding common stock of MSC Acquisition, Inc.

Identifiable intangible assets of $129.5 million (see footnote 2—Business Combinations) includes trademarks of approximately $24.1 million as of December 31, 2005, and includes the fair value of the trademarks acquired in connection with the March 31, 2005 transaction noted above. It has been determined that these trademarks will generate cash flows for an indefinite period of time and therefore, are not subject to amortization.

The details of the Company’s amortizable intangible assets are as follows (in thousands):

	Estimated Useful Life	December 31,
		2005 Successor	2004 Predecessor
Vendor contracts	10-15 years	$24,900	$4,700
Customer relationships	10-12 years	58,800	3,700
Carrier relationships	12 years	11,100	–
Pharmacy relationships	30 years	10,600	–
Non-compete agreements	3 years	–	870
Employment contracts	2-4 years	–	600

		105,400	9,870
Less accumulated amortization		6,502	3,030

Total		$98,898	$6,840

Amortization expense of intangibles was approximately $6.7 million, $1.1 million and $1.2 million, for the years ended December 31, 2005, 2004 and 2003, respectively.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

The Company estimates amortization expense for these intangible assets for the next five years will be as follows (in thousands):

Year ended December 31,
2006	$8,668
2007	8,668
2008	8,668
2009	8,668
2010	8,668
Thereafter	55,558

Total	$98,898

5. Debt Obligations

Short-Term Debt

On March 31, 2005 the Company entered into a $40 million Senior Secured Revolving Credit Agreement (the “Revolver”) to replace the Predecessor’s $22 million Facility. The Revolver has a term of 6 years and will expire on March 31 2011. Borrowings under the Revolver bear interest at an initial rate per annum equal to the applicable base rate plus 2.0% or the Eurodollar (LIBOR) rate plus 3.0%.

On December 9, 2005, the Company, MCP-MSC Acquisition, Inc., the banks, financial institutions and other lenders party thereto (collectively, the “Lenders”) and Bank of America, N.A. as administrative agent (the “Agent”) for the Lenders, entered into an Amendment No. 2 to the Senior Secured Revolving Credit Agreement (the “Amendment”) with respect to the Revolver. Among other things, the Amendment modifies the terms of the Revolver, effective as of July 1, 2005, by adjusting the financial covenants to account for the approximately $15.5 million adjustment to the net accounts receivable balance, as well as the adjustment of approximately $3.0 million relating to sales tax payable liability recorded in the third quarter of 2005. In addition, the amendment modified the Fixed Charge Coverage Ratio in the financial covenants and replaced the Total Leverage Covenant with a First Lien Leverage Ratio covenant. In consideration of the execution of the Amendment, the Company agreed to pay the consenting Lenders a fee equal to 0.125% of their outstanding loans and commitments as of the date of the Amendment and obtained a waiver. As of December 31, 2005 the interest rate was 7.23% on $9.0 million and 9.25% on $7.6 million under the Revolver.

As of January 1, 2004, the Company had a $10 million Senior Secured Revolving Credit Facility (the “Facility”). On March 1, 2004, the Facility was amended to increase the commitment to $19 million for the period from March 1, 2004 to August 31, 2004 and to $15 million for the period from September 1, 2004 to June 7, 2005. On July 29, 2004, the Facility was amended to increase the commitment to $22 million from July 29, 2004 to June 7, 2005.

Under its credit agreement, the Company is required to maintain a fixed rate on 50% of its funded debt for a period of three years. In order to achieve compliance with that requirement, in August 2005 the Company entered into an Interest Rate Swap (“Swap”) with JP Morgan Chase Bank, N.A., the Floating Amount Payer and MSC—Medical Services Company, the Fixed Rate Payer. Through this Swap, the Company has fixed the interest rate on $125.0 million of its funded debt from October 17, 2005 through October 15, 2007, and $75.0 million of its funded debt from October 15, 2007 through October 15, 2009. There are sixteen 3-month maturity fixed rate swaps, with the fixed interest rate ranging from 4.1% to 4.8% while the variable rate is based on the three month Eurodollar (LIBOR) rate.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

Interest rate swaps are designated and qualify as cash flow hedges and the gains or losses on the swaps are recorded in other assets or liabilities in the balance sheet with a corresponding adjustment to accumulated other comprehensive loss, a component of stockholders’ equity. Amounts are reclassified from accumulated other comprehensive loss and reflected as an adjustment to interest expense as interest is accrued on the underlying debt.

The Company’s Swap’s qualify as perfectly effective cash flow hedges, as defined by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As such, there was no ineffective portion to the hedge recognized in earnings. The fair value of the interest rate swaps resulted in an unrealized gain of $0.6 million recorded as accumulated other comprehensive income at December 31, 2005. There was no impact on interest expense during any period presented.

Long-term debt

Long-term debt consisted of the following (in thousands):

	December 31,
	2005 Successor	2004 Predecessor
Senior Secured Floating Rate Notes (net of unamortized discount of $1,355 at December 31, 2005), interest is payable quarterly at LIBOR plus 7.5% (11.7% at December 31, 2005), principal is payable in full on October 15, 2011	$148,645	$–
Senior Secured Floating Rate Term Notes, interest is payable quarterly at LIBOR plus 5.00% (7.41% at December 31, 2004,); $500,000 of principal is payable quarterly September 30, 2003 through December 31, 2005 and $625,000 of principal is payable quarterly March 31, 2006 through December 31, 2007	–	7,000
Senior Subordinated Notes (net of unamortized discount of $110 at December 31, 2004), interest is payable quarterly at 13%, principal is payable in full on June 7, 2009	–	9,890

	148,645	16,890
Less current portion	–	2,000

Long-term debt, less current portion	$148,645	$14,890

Proceeds from the Company’s short and long term borrowings were used to repay the Predecessor’s short and long-term borrowings. In connection with the repayment of the Predecessor’s debt, the Company incurred a prepayment penalty of $0.5 million. For the year ended December 31, 2005 and 2004, accumulated amortization of debt issuance costs was approximately $7.6 million and $1.0 million, respectively.

The Company’s debt agreements require compliance with various financial covenants, including leverage ratios and fixed charge coverage ratios as well as placing limitations on new debt obligations, capital expenditures, leases, and asset sales. In addition, the Company must maintain minimum levels of earnings before interest, taxes, depreciation, and amortization, adjusted for certain expenses, of 1.1 times interest expense. Substantially all of the Company’s assets are pledged as collateral under the Company’s debt obligations.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

Scheduled maturities of long-term debt are as follows (in thousands):

Year ended December 31,
2006	$–
2007	–
2008	–
2009	–
2010	–
Thereafter	150,000

150,000
Less: amount representing discount on Senior Secured Floating Rate Notes	1,355

Total	$148,645

6. Leases

The Company leases facilities and certain other assets under operating leases expiring at various times through December 31, 2007. Future minimum rental payments under non-cancelable operating leases having terms in excess of one year are as follows at December 31, 2005 (in thousands):

Year ended December 31,
2006	$959
2007	829

Total minimum payments	$1,788

Rent expense was approximately $1.0 million, $1.0 million and $0.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

7. Contingent Purchase Price Payments

On June 6, 2002, the Predecessor acquired 100% of the outstanding common stock of the MSC and substantially all of the assets and liabilities of Associated Medical Products. The purchase agreement calls for future payments to be made to the former owner’s contingent on the Company’s performance in each of the years ended December 31, 2002 through 2004. For each of the years ended December 31, 2004 and 2003, the former owners earned a payout of $4.5 million and the amount is included in other current liabilities in the accompanying balance sheets. For the three months ended March 31, 2005, the Company paid this obligation.

The Company has an obligation to pay the former owners for the tax benefits, as realized by the Company, relating to expenses incurred in connection with the Acquisition. The Company estimates these tax benefits will be approximately $12.2 million related to the transaction expenses incurred in the three months ended March 31, 2005. The tax benefit associated with these transaction expenses is reflected in the Successor’s December 31, 2005 balance sheet as due to former owners.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

8. Stockholders’ Equity

On March 31, 2005, MCP-MSC Acquisition, Inc. (“Parent”), a Delaware corporation formed by investment funds affiliated with Monitor Clipper Partners, LLC, certain other institutional investors and members of Management through a series of transactions, acquired all of the issued and outstanding stock of MSC—Medical Services Company (“Acquisition”).

The funds necessary to complete the Acquisition were provided by (i) $9.0 million of borrowings under the $40.0 million senior Revolver; (ii) $175.0 million of borrowings under a senior secured term loan facility; (iii) a $179.9 million aggregate cash equity investment by investment funds affiliated with Monitor Clipper Partners, LLC and certain other institutional investors to the Company; and (iv) $4.7 million of rollover equity from certain members of management.

On May 12, 2005, the Parent issued $38.7 million principal amount at maturity of 13.50% senior discount notes (the “Senior Discount Notes”) and contributed net proceeds from offering of $28.9 million, to the Company.

During 2004, the Company issued warrants to the Senior Subordinated Note holders, to purchase 869,565 shares of common stock for $0.01 per share. The warrants were exercisable at any time and expire on June 7, 2009. The fair value of the warrants at the grant date, $0.2 million, was recorded as a debt discount and was amortized over the term of the Senior Subordinated Notes as a component of interest expense. In connection with the Acquisition, all warrants of the Predecessor terminated under the terms of the sale.

9. Retirement Benefits

The Company maintains a 401(k) retirement plan covering substantially all employees. Beginning May 1, 2004, the Company matches 25% of employee contributions up to 1% of the employee’s total salary. The Company expensed approximately $0.1 million, $0.1 million and $0.03 million related to its 401(k) plan for the years ended December 31, 2005, 2004 and 2003, respectively.

10. Income Taxes

The provision for income taxes is summarized as follows (in thousands):

	Successor	Predecessor
	Nine Months Ended December 31, 2005	Three Months Ended March 31, 2005	Year Ended December 31,
			2004	2003
Current:
Federal	$—	$(7,100)	$4,384	$3,467
State	—	11	668	587

	—	(7,089)	5,052	4,054
Deferred:
Federal	(12,543)	(1,090)	(846)	(50)
State	(1,685)	(1,287)	(94)	(10)

	(14,228)	(2,377)	(940)	(60)

Total	$(14,228)	$(9,466)	$4,112	$3,994

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

Income tax expense reconciled to the tax computed at statutory rates (in thousands):

	Years Ended December 31,
	2005	2004
Statutory federal rate	34.0%	35.0%
State income taxes and other, net of federal benefit	4.2%	6.7%

Effective tax rate	38.2%	41.7%

The Company’s effective tax rate is higher than the Federal statutory tax rate of 34% due primarily to state income taxes and certain nondeductible items.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of the Company’s deferred income taxes assets are as follows (in thousands):

	December 31, 2005		December 31, 2004
	Successor		Predecessor
	Current	Non-current	Current	Non-current
Allowance for doubtful accounts	$6,623	$–	$1,503	$–
UNICAP	10	–	–	–
Accrued sales tax	1,461	–	–	–
AMT Credit	–	450	–	–
NOL	–	7,527	–	–
Prepaid insurance & other	–	–	443	–

Total deferred tax assets	$8,094	$7,977	$1,946	$–

Components of the Company’s deferred income taxes liability are as follows (in thousands):

	December 31, 2005		December 31, 2004
	Successor		Predecessor
	Current	Non-current	Current	Non-current
Prepaid insurance & other	$(36)	$–	$–	$–
Depreciation	–	87	–	(536)
Asset disposition	–	(43)	–	–
Acquired identifiable assets	–	(41,750)	–	–
Other	–	(221)	–	–

Total deferred tax liabilities	$(36)	$(41,927)	$–	$(536)

The Company has recorded reserves of approximately $0.4 million, and $0.6 million at December 31, 2005 and 2004, respectively, for estimated state income tax exposures.

11. Stock Based Compensation

During 2002, the Predecessor adopted a stock compensation plan (the “Plan”), allowed for the issuance of options to acquire up to 1,500,000 shares of the Predecessor’s common stock. The Plan provided for stock options to be granted with vesting provisions as determined by the Board of Directors. The granted stock options

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

had a term as provided by the Board of Directors, provided that such term did not exceed ten years. In connection with the sale of the Predecessor, all stock options of the Predecessor either vested or terminated under the terms of the Predecessor’s stock option plan. As a result of vesting certain of these options under the Plan, the Predecessor recorded $4.3 million of compensation expense for the three months ended March 31, 2005.

During 2005, the Parent adopted a stock compensation plan (the “Stock Option Plan”), under which options to acquire 42,631,211 shares of the Parent’s common stock may be granted. Stock options granted to two executives of the Company to acquire 3,821,271 shares of common stock are fully vested and have terms not exceeding 10 years. The remaining stock options granted have terms of 10 years. The remaining stock options granted have terms of 10 years and vest over time and in the event of a change of control.

Activity relative to the Company’s common stock options is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Options outstanding at December 31, 2002	255,000	$3.36
Granted (performance vesting)	9,000	$10.00
Granted (time vesting)	9,000	$10.00

Outstanding at December 31, 2003	273,000	$3.80

Exercisable at December 31, 2003	25,833	$3.33

Outstanding at December 31, 2003	273,000	$3.80
Granted (performance vesting)	223,750	$10.27
Granted (time vesting)	198,750	$9.92

Outstanding at December 31, 2004	695,500	$7.63

Exercisable at December 31, 2004	79,668	$4.26

Options outstanding at December 31, 2004	695,500	$7.63
Granted (performance vesting)	12,524,506	$2.50
Granted (time vesting)	30,106,705	$.90
Options rescinded	8,513,633	$1.86

Outstanding at December 31, 2005	34,813,078	$1.37

Exercisable at December 31, 2005	3,821,271	$.35

Two-thirds of the options granted vest over a three-year period, with an exercise price between $1 and $3. The remaining one-third vest only upon change of control and also have exercise prices between $1 and $3. Any portion of the stock options not then vested shall immediately vest.

The fair value of the options at their grant date was approximately $8.4 million and the weighted average remaining contractual life of the options as of December 31, 2005 was 9.7 years.

The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The weighted average of the assumptions used for calculating the fair value of the grants were: expected life of 4.5 years, 6 years and 6 years, expected volatility of 28.36%, 0.0% and 0.0%, risk-free interest rate of 4.13%, 3.49% and 3.63% as of December 31, 2005, 2004 and 2003, respectively, and no expected dividend yield.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

As required by SFAS 123(R) and in anticipation of filing a registration statement in the future, the Company has estimated the expected volatility of the Company’s share price. An estimate of volatility was not required in 2004 or 2003 under APB No. 25 or SFAS No. 123 for a nonpublic entity.

Pro forma information regarding the Company’s net income and net earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed by SFAS No. 123. For the year-ended December 31, 2005, the pro forma net loss, assuming that the Company had applied the fair value recognition provision of SFAS No. 123, net of the tax effects, on its stock-based employee compensation would be an increase in net loss of $0.5 million. For the years ended December 31, 2004 and 2003, the effect of using the fair value method results in net income not materially different from the amounts reported.

12. Related Party Transactions

On June 7, 2002, the Predecessor entered into a management agreement with HIG Capital, an affiliate of a majority stockholder of the Predecessor. Under the agreement, HIG Capital would provide management and advisory services to the Company through June 1, 2012. HIG Capital was entitled to an annual fee of $0.5 million for these services. The Company expensed $0.5 million related to this agreement in each of the years ended December 31, 2004 and 2003, respectively, and $0.1 million for the three months ended March 31, 2005. As a result of the Acquisition, the contract terminated.

In addition, the Predecessor paid $7.1 million in fees in connection with the Acquisition to HIG Capital and is included in transaction expenses in the accompanying statement of operations for the three months ended March 31, 2005. See footnote 13—Transaction expenses.

On March 31, 2005, the Company entered into a management fee agreement with Monitor Clipper Partners, LLC (“MCP”). MCP, who is affiliated with our parent, will provide operational and financial services for an annual fee of $0.5 million paid to MCP on a quarterly basis ($0.4 million for the nine months ended December 31, 2005). The management fee is included in operating expenses of the accompanying statement of operations.

13. Transaction Expenses

In connection with the March 31, 2005 Acquisition, the Predecessor incurred transaction expenses totaling $24.7 million for the three months ended March 31, 2005 which included the following expenses: $7.3 million long-term incentive payment to the former Senior Vice President of Sales and Marketing pursuant to the terms of his employment contract, $7.1 million in fees to former owners, $6.2 million in fees to the Company’s financial advisor, a $2.6 million long-term incentive payment to a former officer pursuant to the terms of his employment contract, $0.6 million in payments to employees of the Company, $0.6 million in legal expenses, $0.1 million in accounting-related expenses, and $0.2 million in other fees and expenses.

14. Adjustment to Net Accounts Receivable Balance

In 2004, the Company implemented a new billing system before establishing certain necessary back office processes. As a result, until these processes were established, billings were delayed and often did not contain the information required by the Company’s customers. The Company’s resources were overwhelmed by the large number of small dollar invoices, leading to failures to include proper billing information, and efforts to collect these invoices increasingly strained relationships with the Company’s customers.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

During the third quarter of 2005, the Company recorded an adjustment related to a change in estimate to write-off of accounts receivable and an increase in the reserve for doubtful accounts. The $15.5 million charge includes a $10.5 million write-off of accounts receivable, of which $5.4 million was previously reserved, and a $10.4 million increase in the reserve for doubtful accounts. During the third quarter of 2005 and for the remainder of the year, the Company increased the provision for doubtful accounts from 1.0% to 2.5% of net sales. Accordingly, the increase in the provision for doubtful accounts in the third quarter of 2005 of $1.2 million (increasing the provision rate from 1.0% to 2.5%) was not included in the $15.5 million adjustment referred to above. In the third quarter of 2004, the Company concluded that continued collection efforts were having and would continue to have a negative impact on the future prospects of the Company. Therefore, the Company determined not to continue pursuing collection efforts with respect to certain receivables it has deemed uncollectible and recorded these charges and reserve increases to adjust the net accounts receivable balance to the estimated collectible amount.

In conjunction with the Company’s audit of its 2005 annual financial statements conducted by its independent accountants, the Company re-assessed the collectibility of outstanding receivables, taking into account the analysis and adjustment occurring during the third quarter of fiscal 2005. During this process the Company evaluated various factors, such as, cash collected on individual receivables, aging of receivable balances and specific communications with individual customers. The Company also contacted a significant number of customers in an effort to obtain direct confirmation regarding individual invoice balances outstanding as of December 31, 2005. As a result, the Company identified additional facts and circumstances from those previously noted during the third quarter fiscal 2005 review with respect to certain classes of products and services. The Company concluded that its allowance for doubtful accounts balance was insufficient to cover its collectibility risks associated with (a) non-standard products and services, (b) net receivable balances after the Company’s billing was partially paid by its customer, and (c) aged portfolio of receivables. Therefore, the Company recorded an additional charge of $3.1 million, in addition to the $1.8 million recorded as a result of its existing estimation methodologies resulting in a total bad debt reserve of $17.2 million.

15. Adjustment to Sales Tax Liability

During 2005 the Company began to receive inquiries from several states regarding the Company’s sales tax filing practices. Based on these inquiries, the Company performed a review of its existing liability for sales tax payable. This analysis included researching the taxability of the Company’s product categories in all states, the voluntary disclosure benefits, and the sales tax exposure existing with all states. The Company’s analysis was completed in the third quarter of 2005 and indicated that its existing liability was understated by approximately $3.0 million. As a result of this change in estimate, the Company incurred a charge and a corresponding increase in its sales tax liability. The amount of sales tax payable is reflected in accrued expenses in the Company’s December 31, 2005 balance sheet. The Company has implemented several new procedures it to improve the process. The Company deems the additional process controls and the recorded charge to be adequate as of December 31, 2005.

16. Commitments and Contingencies

The Company has also entered into various multi-year contracts to purchase products or services in the ordinary course of business. These contracts typically include either a volume commitment or a fixed expiration date, pricing terms based on the vendor’s published list price, termination provisions, and other standard contractual considerations. Certain of these contracts are cancelable, typically upon written notice of intent to cancel. Contracts for both non-cancelable agreements and agreements where remedies upon cancellation are not

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

specified totaled approximately $0.6 million as of December 31, 2005 and range from one to four years as follows:

Year ended December 31,
(in thousands)
2006	$346
2007	102
2008	107
2009	74

Total	$629

The Company has various insurance policies covering risks and in amounts it considers adequate. Additionally, the Company’s standard agreement with its vendors provide for indemnification by such vendors. There can be no assurance that the insurance coverage maintained by the Company is sufficient or will be available in adequate amounts or at a reasonable cost, or that indemnification agreements will provide adequate protection for the Company.

The Company is a party to various other legal and administrative proceedings and claims arising in the normal course of business. While any litigation contains an element of uncertainty, the Company, after consultation with outside legal counsel, believes that the outcome of such other proceedings or claims which are pending or known to be threatened will not have a material adverse effect on the Company’s financial position, liquidity, or results of operations.

MSC-Medical Services Company

Notes to Financial Statements—(Continued)

17. Selected Quarterly Financial Data (Unaudited)

The following is selected quarterly financial data for the years ended December 31, 2005 and 2004. The first quarter of 2005 combines financial data for MSC Acquisition, Inc., the Predecessor, and the Company, the Successor:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	Predecessor	Successor
	(in thousands)
Year Ended 2005 (unaudited):
Net sales	$75,060	$75,370	$76,669	$74,512
Cost of revenue	61,055	61,988	62,727	60,696

Gross profit	14,005	13,382	13,942	13,816
Operating expenses	11,706	7,649	9,256	10,299
Transaction expenses	24,697	–	–	–
Adjustments to allowance for doubtful accounts	–	–	15,467	3,060
Adjustment to tax liabilities	–	–	3,047	–
Depreciation and amortization	785	2,698	2,762	2,813

Operating income (loss)	(23,183)	3,035	(16,590)	(2,356)
Interest expense	1,469	10,910	4,827	5,137

(Loss) before income taxes	(24,652)	(7,875)	(21,417)	(7,493)
Income tax (benefit)	(9,675)	(3,048)	(8,354)	(2,617)

Net (loss)	$(14,977)	$(4,827)	$(13,063)	$(4,876)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	Predecessor
	(in thousands)
Year Ended 2004 (unaudited):
Net sales	$57,748	$62,492	$70,272	$74,424
Cost of revenue	47,259	51,523	58,491	60,741

Gross profit	10,489	10,969	11,781	13,683
Operating expenses	7,534	7,507	8,035	7,460
Depreciation and amortization	742	791	835	733

Total operating expenses	8,276	8,298	8,870	8,193

Operating income (loss)	2,213	2,671	2,911	5,490
Interest expense	694	886	909	943

Income before income taxes	1,519	1,785	2,002	4,547
Income tax expense	634	745	835	1,898

Net Income	$885	$1,040	$1,167	$2,649

18. Concentration of Credit Risk and Significant Customers

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of accounts receivable. One customer accounted for approximately 16.6% and 18.8% of accounts receivable at December 31, 2005 and 2004, respectively. In addition, the same customer represented approximately 19%, 23%, and 21% of net sales for the years ended December 31, 2005, 2004 and 2003, respectively.

19. Guarantor Financial Statements

The Company’s senior secured floating rate notes are guaranteed by the Parent (“Guarantor”) on a senior secured basis. The notes are the Company’s and the Guarantor’s senior secured obligation and will rank equally in right of payment with all of the Company’s and Guarantor’s existing and future unsubordinated indebtedness. The notes will be effectively junior to the Company’s and Guarantor’s indebtedness under the Company’s senior secured revolving credit facility to the extent of the value of the assets securing such facility. The notes will be secured by a second priority lien on substantially all of the Company’s and Guarantor’s existing and future assets, as well as capital stock. The senior secured revolving credit facility is secured by a first priority lien on all such assets.

The Company has not presented separate financial statements for the Guarantor because it has deemed that such financial statements would not provide investors with any material additional information. Included in the tables below are the consolidating balance sheet as of December 31, 2005, and the condensed consolidating statement of operations and cash flows post acquisition for the nine months ended December 31, 2005 of: (a) the Parent (Guarantor), (b) the Company, (c) elimination entries necessary to consolidate the Parent with the Company, and (d) the consolidated company, MCP–MSC Acquisition, Inc.

MCP-MSC Acquisition, Inc.

Consolidating Balance Sheet

	December 31, 2005		Eliminations	Consolidated
	(Parent)	(Successor)
	(Dollars in thousands)
Assets
Current assets:
Cash	$–	$8,300	$–	$8,300
Accounts receivable	–	56,488	–	56,488
Inventories	–	182	–	182
Income tax receivable	–	7,194	–	7,194
Other current assets	–	675	–	675
Deferred income taxes	–	8,058	–	8,058

Total current assets	–	80,897	–	80,897
Property and equipment	–	5,151	–	5,151
Intangible assets:
Goodwill	–	234,423	–	234,423
Trademarks	–	24,100	–	24,100
Vendor contracts, net	–	23,032	–	23,032
Customer relationships, net	–	55,125	–	55,125
Carrier relationships, net	–	10,406	–	10,406
Non-compete agreements, net	–	10,335	–	10,335

Total intangible assets	–	357,421	–	357,421
Other assets:
Investment in consolidated subsidiary	190,468	–	(190,468)	–
Deferred debt issuance costs, net	760	5,815	–	6,575
Other	–	601	–	601
Deferred income taxes	1,058	–	–	1,058

Total other assets	192,286	6,416	(190,468)	8,234

Total assets	$192,286	$449,885	$(190,468)	$451,703

MCP-MSC Acquisition, Inc.

Consolidating Balance Sheet

	December 31, 2005		Eliminations	Consolidated
	(Parent)	(Successor)
	(Dollars in thousands)
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$–	$16,620	$–	$16,620
Accounts payable	–	10,631	–	10,631
Accrued expenses	712	36,300	–	37,012
Due to former owners	–	12,169	–	12,169
Deferred revenue	–	167	–	167
Income taxes payable	–	582	–	582

Total current liabilities	712	76,469	–	77,181
Non-current liabilities:
Long-term debt	31,664	148,645	–	180,309
Deferred income taxes	–	33,950	–	33,950

Total non-current liabilities	31,664	182,595	–	214,259

Total liabilities	32,376	259,064	–	291,440
Stockholders’ equity:
Common stock, $0.001 par value, 225,000,000 shares authorized, 181,375,000 shares issued and outstanding	181	–	–	181
Common Stock $1.00 par value, 1,000 shares authorized, 100 shares issued and outstanding	–	–	–	–
Additional paid-in capital	184,470	213,525	(213,525)	184,470
Accumulated other comprehensive income	–	353	–	353
Retained (deficit) earnings	(24,741)	(23,057)	23,057	(24,741)

Total stockholders’ equity	159,910	190,821	(190,468)	160,263

Total liabilities and stockholders’ equity	$192,286	$449,885	$(190,468)	$451,703

MCP-MSC Acquisition, Inc.

Consolidating Statement of Operations

	Post-Acquisition Nine Months Ended December 31, 2005		Eliminations	Consolidated
	(Parent)	(Successor)
	(Dollars in thousands)
Net revenue	$–	$226,551	$–	$226,551
Cost of revenue	–	185,411	–	185,411

Gross profit	–	41,140	–	41,140
Operating expenses	–	27,204	–	27,204
Adjustment for accounts receivable	–	18,527	–	18,527
Adjustment for sales tax	–	3,047	–	3,047
Depreciation and amortization	–	8,273	–	8,273

Total expenses	–	57,051	–	57,051

Operating (loss)	–	(15,911)	–	(15,911)
Equity in loss of consolidated subsidiary	(23,057)	–	23,057	–
Interest expense	2,742	21,374	–	24,116

(Loss) before income tax (benefit)	(25,799)	(37,285)	23,057	(40,027)
Income tax (benefit)	(1,058)	(14,228)	–	(15,286)

Net (loss)	$(24,741)	$(23,057)	$23,057	$(24,741)

MCP-MSC Acquisition, Inc.

Consolidating Statement of Cash Flows

	Post-Acquisition Nine Months Ended December 31, 2005
	(Parent)	(Successor)	Eliminations	Consolidated
	(Dollars in thousands)
Operating activities
Net (loss)	$(24,741)	$(23,057)	$23,057	$(24,741)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Equity in loss of consolidated subsidiary	23,057	–	(23,057)	–
Depreciation	–	1,771	–	1,771
Amortization of intangibles	103	6,502	–	6,605
Amortization of debt issuance costs and debt discount	–	7,436	–	7,436
Provision for deferred income taxes	(1,058)	(5,208)	–	(6,266)
Provision for bad debts	–	4,853	–	4,853
Adjustment for accounts receivables	–	18,527	–	18,527
Adjustment for sales tax	–	3,047	–	3,047
Changes in operating assets and liabilities:
Increase in accounts receivable	–	(8,384)	–	(8,384)
Increase in inventories	–	774	–	774
Income tax receivable	–	(7,194)	–	(7,194)
Decrease in other current assets	–	75	–	75
Decrease in other non-current assets	1,927	–	–	1,927
Increase (decrease) in accounts payable & accrued expenses	712	8,071	–	8,783
Increase (decrease) in transaction expenses	–	(24,697)	–	(24,697)
Increase in deferred revenue	–	(70)	–	(70)
Increase (decrease) in income taxes payable/receivable	–	(1,752)	–	(1,752)

Net cash used in operating activities	–	(19,306)	–	(19,306)

Investing activities
Payments in connection with business combination	–	(296,246)	–	(296,246)
Purchases of property and equipment	–	(2,412)	–	(2,412)

Net cash used in investing activities	–	(298,658)	–	(298,658)

Financing activities
Proceeds from short-term debt	–	16,620	–	16,620
Proceeds from long-term debt	29,700	323,500	–	353,200
Repayment on short-term debt	–	(19,000)	–	(19,000)
Repayment on long-term debt	–	(192,000)	–	(192,000)
Debt issuance costs	(827)	(13,104)	–	(13,921)
Proceeds from stock issuance	181,375	–	–	181,375
Capital contribution from Parent company	(210,248)	210,248	–	–

Net cash provided by financing activities	–	326,264	–	326,264

Net increase (decrease) in cash	–	8,300	–	8,300
Cash, beginning of period	–	–	–	–

Cash, end of period	$–	$8,300	$–	$8,300

$150,000,000

[MSC Logo]

MSC-Medical Services Company

Senior Secured Floating Rate Notes due 2011

PROSPECTUS

Until [                    ], 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

MCP-MSC Acquisition, Inc. Section 145 of the Delaware General Corporation Law, as amended, (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Section 9 of our Parent’s Amended and Restated Certificate of Incorporation provides that our Parent shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of our Parent, against expenses (including attorney’s fees), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim to the maximum extent permitted under the Delaware General Corporation Law.

MSC-Medical Services Company. Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of §607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Article VI, section (d) of the Company’s Articles of Incorporation provides that the Company shall indemnify directors, officers, employees and agents of the Company to the full extent permitted by law.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

2.1	Stock Purchase Agreement dated March 7, 2005 by and among MCP-MSC Acquisition, Inc., MSC Acquisition, Inc. and its stockholders and warrantholders*

2.2	First Amendment to Stock Purchase Agreement dated as of March 31, 2005 by and among MCP-MSC Acquisition, Inc., MSC Acquisition, Inc., HIG-MSC, Inc. and the Equityholders*

3.1	Amended and Restated Certificate of Incorporation of MCP-MSC Acquisition, Inc.*

3.2	By-laws of MCP-MSC Acquisition, Inc.*

3.3	Articles of Incorporation of MSC-Medical Services Company*

3.4	Amended and Restated Bylaws of MSC-Medical Services Company*

4.1	Indenture dated as of June 21, 2005, by and among MSC-Medical Services Company, MCP-MSC Acquisition, Inc. and U.S. Bank National Association, as Trustee*

4.2	Registration Rights Agreement dated as of June 21, 2005 by and among MSC-Medical Services Company, MCP-MSC Acquisition, Inc. and Banc of America Securities LLC J.P. Morgan Securities Inc.*

4.3	Purchase Agreement dated June 15, 2005 by and among MSC-Medical Services Company and MCP-MSC Acquisition, Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.*

4.4	Form of Senior Secured Floating Rate Note due 2011 (included in Exhibit 4.1)*

5.1	Opinion of Ropes & Gray LLP regarding the validity of the Exchange Notes and the Exchange Guarantees*

5.2	Opinion of Akerman Senterfitt regarding the validity of the Exchange Notes*

10.1	Stockholders Agreement dated as of March 31, 2005 among MCP-MSC Acquisition, Inc., Monitor Clipper Equity Partners II, L.P., Monitor Clipper Equity Partners II (NQP), L.P. and certain Other Investors*

10.2	Roll-Over Stock Subscription Agreement dated as of March 31, 2005 among MCP-MSC Acquisition, Inc and Ronald Hofstetter*

10.3	Stock Subscription Agreement dated as of March 31, 2005 among MCP-MSC Acquisition, Inc., Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners II (NQP), L.P.*

10.4	Coinvestor Stock Subscription Agreement dated as of March 30, 2005 among MCP-MSC Acquisition, Inc., A.S.F. Co-Investment Partners II, L.P., New York Life Capital Partners, II, L.P., The Northwestern Mutual Life Insurance Company, HarbourVest Partners VI—Direct Fund, L.P., GS Private Equity Partners 2002, L.P., GS Private Equity Partners 2002 Offshore Holdings L.P., GS Private Equity Partners 2002 Employee Fund, L.P., CSFB CPP Investment Board Co-Investment Fund, L.P., CFIG Co-Investors, L.P., and CSFB Co-Investment Program, L.P.*

10.5	MCP-MSC Acquisition, Inc. 2005 Stock Option Plan*

10.6	Form of Nonstatutory Stock Option Granted Under MCP-MSC Acquisition, Inc. 2005 Stock Option Plan*

10.7	Employment Agreement dated as of October, 2004 by and between MSC-Medical Services Company and Joseph Delaney*

10.8	Amendment No. 1 to Employment Agreement dated as of March 31, 2005 by and between MSC-Medical Services Company and Joseph Delaney*

10.9	Amended and Restated Employment Agreement dated as of March 31, 2005 by and between MSC-Medical Services Company, MCP-MSC Acquisition, Inc. and Robert Bunker*

10.10	Employment Agreement dated as of June 1, 2005 by and between MSC-Medical Services Company and Craig Rollins*

10.11	Revolving Credit Agreement dated as of March 31, 2005 among Mustang MSC-Florida Acquisition, Inc., MCP-MSC Acquisition, Inc., Bank Of America, N.A., the Other Lenders Party Hereto, and Banc Of America Securities LLC.*

10.12	First Lien Security Agreement dated as of March 31, 2005 from the Grantors referred to therein to Bank of America, N.A.*

10.13	Subsidiary Guaranty, dated as of March 31, 2005 from the Guarantors named therein and the Additional Guarantors referred to therein, as guarantors in favor of the Secured Parties referred to in the Revolving Credit Agreement referred to therein.*

10.14	Intellectual Property Security Agreement dated March 31, 2005, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Bank Of America, N.A., for the Secured Parties as defined in the Revolving Credit Agreement.*

10.15	Amendment No. 1 to the Revolving Credit Agreement dated as of May 12, 2005 among MSC-Medical Services Company, MCP-MSC Acquisition, Inc., the banks, financial institutions and other lenders party thereto and Bank of America, N.A. as Administrative Agent.*

10.16	Amendment No. 2 to the Revolving Credit Agreement dated as of December 9, 2005 among MSC-Medical Services Company, MCP-MSC Acquisition, Inc., the banks, financial institutions and other lenders party thereto and Bank of America, N.A. as Administrative Agent.*

10.17	Employment Agreement dated as of March 31, 2006 between MSC-Medical Services Company and Patrick Dills

10.18	Restricted Stock Agreement dated as of March 31, 2006 between MCP-MSC Acquisition, Inc. and Patrick Dills

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Ropes & Gray LLP (See Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP—Independent Registered Public Accounting Firm

24.1	Powers of Attorney (See signature pages to Registration Statement)*

25.1	Statement on Form T-1 as to the Eligibility of the Trustee*

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

* Previously filed.

Item 22.	Undertakings

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, MSC-Medical Services Company has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, state of Florida on May 17, 2006.

MSC-MEDICAL SERVICES COMPANY

/S/ JOSEPH P. DELANEY
Joseph P. Delaney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on May 17, 2006.

Signature	Title

Principal Executive Officer:

/S/ JOSEPH P. DELANEY Joseph P. Delaney	President and Chief Executive Officer

Principal Financial and Accounting Officer:

* Gary S. Jensen	Chief Financial Officer

* Patrick G. Dills	Executive Chairman

* Robert B. Calhoun	Director

* Kevin A. Macdonald	Director

* Peter S. Laino	Director

* Adam S. Doctoroff	Director

* Thomas E. Moloney	Director

* Ronald E. Hofstetter	Director

*/S/ JOSEPH P. DELANEY Joseph P. Delaney Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, MCP-MSC Acquisition, Inc. has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts on May 17, 2006.

MCP-MSC ACQUISITION, INC.

/S/ JOSEPH P. DELANEY
Joseph P. Delaney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated on May 17, 2006.

Signature	Title

Principal Executive Officer:

/S/ JOSEPH P. DELANEY Joseph P. Delaney	President and Chief Executive Officer

Principal Financial and Accounting Officer:

* Gary S. Jensen	Chief Financial Officer

* Patrick G. Dills	Executive Chairman

* Robert B. Calhoun	Director

* Kevin A. Macdonald	Director

* Peter S. Laino	Director

* Adam S. Doctoroff	Director

* Thomas E. Moloney	Director

* Ronald E. Hofstetter	Director

*/S/ JOSEPH P. DELANEY Joseph P. Delaney Attorney-in-Fact

Exhibit No.	Description
2.1	Stock Purchase Agreement dated March 7, 2005 by and among MCP-MSC Acquisition, Inc., MSC Acquisition, Inc. and its stockholders and warrantholders*

2.2	First Amendment to Stock Purchase Agreement dated as of March 31, 2005 by and among MCP-MSC Acquisition, Inc., MSC Acquisition, Inc., HIG-MSC, Inc. and the Equityholders*

3.1	Amended and Restated Certificate of Incorporation of MCP-MSC Acquisition, Inc.*

3.2	By-laws of MCP-MSC Acquisition, Inc.*

3.3	Articles of Incorporation of MSC-Medical Services Company*

3.4	Amended and Restated Bylaws of MSC-Medical Services Company*

4.1	Indenture dated as of June 21, 2005, by and among MSC-Medical Services Company, MCP-MSC Acquisition, Inc. and U.S. Bank National Association, as Trustee*

4.2	Registration Rights Agreement dated as of June 21, 2005 by and among MSC-Medical Services Company, MCP-MSC Acquisition, Inc. and Banc of America Securities LLC J.P. Morgan Securities Inc.*

4.3	Purchase Agreement dated June 15, 2005 by and among MSC-Medical Services Company and MCP-MSC Acquisition, Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc.*

4.4	Form of Senior Secured Floating Rate Note due 2011 (included in Exhibit 4.1)*

5.1	Opinion of Ropes & Gray LLP regarding the validity of the Exchange Notes and the Exchange Guarantees*

5.2	Opinion of Akerman Senterfitt regarding the validity of the Exchange Notes*

10.1	Stockholders Agreement dated as of March 31, 2005 among MCP-MSC Acquisition, Inc., Monitor Clipper Equity Partners II, L.P., Monitor Clipper Equity Partners II (NQP), L.P. and certain Other Investors*

10.2	Roll-Over Stock Subscription Agreement dated as of March 31, 2005 among MCP-MSC Acquisition, Inc and Ronald Hofstetter*

10.3	Stock Subscription Agreement dated as of March 31, 2005 among MCP-MSC Acquisition, Inc., Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners II (NQP), L.P.*

10.4	Coinvestor Stock Subscription Agreement dated as of March 30, 2005 among MCP-MSC Acquisition, Inc., A.S.F. Co-Investment Partners II, L.P., New York Life Capital Partners, II, L.P., The Northwestern Mutual Life Insurance Company, HarbourVest Partners VI—Direct Fund, L.P., GS Private Equity Partners 2002, L.P., GS Private Equity Partners 2002 Offshore Holdings L.P., GS Private Equity Partners 2002 Employee Fund, L.P., CSFB CPP Investment Board Co-Investment Fund, L.P., CFIG Co-Investors, L.P., and CSFB Co-Investment Program, L.P.*

10.5	MCP-MSC Acquisition, Inc. 2005 Stock Option Plan*

10.6	Form of Nonstatutory Stock Option Granted Under MCP-MSC Acquisition, Inc. 2005 Stock Option Plan*

10.7	Employment Agreement dated as of October, 2004 by and between MSC-Medical Services Company and Joseph Delaney*

10.8	Amendment No. 1 to Employment Agreement dated as of March 31, 2005 by and between MSC-Medical Services Company and Joseph Delaney*

10.9	Amended and Restated Employment Agreement dated as of March 31, 2005 by and between MSC-Medical Services Company, MCP-MSC Acquisition, Inc. and Robert Bunker*

10.10	Employment Agreement dated as of June 1, 2005 by and between MSC-Medical Services Company and Craig Rollins*

Exhibit No.	Description

10.11	Revolving Credit Agreement dated as of March 31, 2005 among Mustang MSC-Florida Acquisition, Inc., MCP-MSC Acquisition, Inc., Bank Of America, N.A., the Other Lenders Party Hereto, and Banc Of America Securities LLC.*

10.12	First Lien Security Agreement dated as of March 31, 2005 from the Grantors referred to therein to Bank of America, N.A.*

10.13	Subsidiary Guaranty, dated as of March 31, 2005 from the Guarantors named therein and the Additional Guarantors referred to therein, as guarantors in favor of the Secured Parties referred to in the Revolving Credit Agreement referred to therein.*

10.14	Intellectual Property Security Agreement dated March 31, 2005, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Bank Of America, N.A., for the Secured Parties as defined in the Revolving Credit Agreement.*

10.15	Amendment No. 1 to the Revolving Credit Agreement dated as of May 12, 2005 among MSC-Medical Services Company, MCP-MSC Acquisition, Inc., the banks, financial institutions and other lenders party thereto and Bank of America, N.A. as Administrative Agent.*

10.16	Amendment No. 2 to the Revolving Credit Agreement dated as of December 9, 2005 among MSC-Medical Services Company, MCP-MSC Acquisition, Inc., the banks, financial institutions and other lenders party thereto and Bank of America, N.A. as Administrative Agent.*

10.17	Employment Agreement dated as of March 31, 2006 between MSC—Medical Services Company and Patrick Dills.

10.18	Restricted Stock Agreement dated as of March 31, 2006 between MCP—MSC Acquisition, Inc. and Patrick Dills.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges*

23.1	Consent of Ropes & Gray LLP (See Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP—Independent Registered Public Accounting Firm

24.1	Powers of Attorney (See signature pages to Registration Statement)*

25.1	Statement on Form T-1 as to the Eligibility of the Trustee*

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

* Previously filed.